As filed with the Securities and Exchange Commission on June 22, 2018

Registration No. 333-220482

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Post-Effective Amendment No. 1 to

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BIOLARGO, INC.

(Exact name of registrant as specified in its charter)

Delaware	2800	65-0159115
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

BioLargo, Inc.
14921 Chestnut St. Westminster, CA 92683
(949) 643-9540
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Agents and Corporations, Inc.

1201 Orange Street, Suite 600

Wilmington, DE 19801

(302) 575-0877

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Christopher A. Wilson, Esq.
Wilson & Oskam, LLP
9110 Irvine Center Drive
Irvine, CA 92618
Tel: (949) 752-1100/Fax: (949) 752-1144 cwilson@wilsonoskam.com

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

i

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer: ☐	Smaller reporting company: X

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Shares of Common Stock, par value $0.00067 per share, to be sold by Selling Stockholder	19,253,472	$0.473	$9,108,112	$1,056 (2)

(1)          Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(a) and (c) under the Securities Act of 1933, as amended.

(2)          The registration fee for these securities was paid when the Company filed the Registration Statement on Form S-1 on September 15, 2017 and is transferred and carried forward to this amendment pursuant to Rule 429 under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

BioLargo, Inc. (the “Company,” “we,” or “us”) filed a Registration Statement on Form S-1 with the Securities and Exchange Commission (“SEC”) on September 15, 2017 (the “Registration Statement”). The Registration Statement was declared effective on September 22, 2017.

The Company is submitting this Post-Effective Amendment No. 1 (“Amendment”) to its Registration Statement solely for the purpose of providing information from its Quarterly Report on Form 10-Q for the period ended March 31, 2018 filed with the SEC May 14, 2018 and Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC March 16, 2018, and incorporating by reference the Current Reports on Form 8-K filed since September 15, 2017 to the date of this Amendment. Additionally, we are updating the number of shares available for sale under this Registration Statement to account for shares already sold by Lincoln Park hereunder.

The contents of the Registration Statement as previously filed which are not modified and revised by this Amendment are hereby incorporated by reference.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (Subject to Completion)

Dated: June 22, 2018

PROSPECTUS

19,253,472 shares of common stock

This prospectus relates to the offer and sale of up to 19,253,472 shares of common stock, par value $0.00067, of Biolargo, Inc., a Delaware corporation, by Lincoln Park Capital Fund, LLC, whom we refer to in this prospectus as “Lincoln Park” or the “selling stockholder.”

The shares of common stock being offered by the selling stockholder have been or may be issued pursuant to the purchase agreement dated August 25, 2017 that we entered into with Lincoln Park. (See “The Lincoln Park Transaction” below for a description of that agreement and “Selling Stockholder” for additional information regarding Lincoln Park.) The prices at which Lincoln Park may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder. We may receive up to $9,108,112 aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus.

The selling stockholder may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. See “Plan of Distribution” for more information about how the selling stockholder may sell the shares of common stock being registered pursuant to this prospectus. The selling stockholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

We will pay the expenses incurred in registering the shares, including legal and accounting fees. See “Plan of Distribution”.

Since January 23, 2008, our common stock has been quoted on the OTC Markets “OTCQB” marketplace (formerly known as the “OTC Bulletin Board”, and referred to in this prospectus as the “OTC Markets”) under the trading symbol “BLGO.” On June 15, 2018, the last reported sale price of our common stock on the OTC Markets was $0.41.

The securities offered in this prospectus involve a high degree of risk. You should consider the risk factors beginning on page 3 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 22, 2018

Unless otherwise specified, the information in this prospectus is set forth as of June 22, 2018, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

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PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. You should read this entire prospectus, including the section titled “Risk Factors,” and our financial statements and the notes included in the Annual Report on Form 10-K for year ended December 31, 2017 and Quarterly Report on Form 10-Q for the period ended March 31, 2018, incorporated herein by reference, before deciding to invest in our Common Stock.  When we refer in this prospectus to “BioLargo,” the “company,” “our company,” “we,” “us” and “our,” we mean BioLargo, Inc., a Delaware corporation, and its wholly owned subsidiaries, BioLargo Life Technologies, Inc., a California corporation, Odor-No-More, Inc., a California corporation, BioLargo Water USA, Inc., a California corporation (and its subsidiary, BioLargo Water, Inc., a Canadian corporation), BioLargo Maritime Solutions, Inc., a California corporation, BioLargo Development Corp., a California corporation, BioLargo Engineering, Science & Technologies, LLC, Tennessee limited liability company, and its partially owned subsidiary Clyra Medical Technologies, Inc., a California corporation. This prospectus contains forward-looking statements and information relating to BioLargo. See “Cautionary Note Regarding Forward Looking Statements” on page 12.

Our Company

BioLargo, Inc. is a Delaware corporation.

Our principal executive offices are located at 14921 Chestnut St., Westminster, California 92683. Our telephone number is (949) 643-9540.

The Offering

This prospectus covers 19,253,472 shares of stock, all of which are offered for sale by the selling stockholder.

On August 25, 2017, we entered into a purchase agreement with Lincoln Park, which we refer to in this prospectus as the Purchase Agreement, pursuant to which Lincoln Park agreed to purchase from us up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement, of which $9,108,112 remains. (See “The Lincoln Park Transaction” below for a description of that agreement and “Selling Stockholder” for additional information regarding Lincoln Park.) Also on August 25, 2017, we entered into a registration rights agreement with Lincoln Park, which we refer to in this prospectus as the Registration Rights Agreement, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act of 1933, as amended, or the Securities Act, the shares of common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

Other than 488,998 shares of our common stock that we have already issued to Lincoln Park pursuant to the terms of the Purchase Agreement as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, the 2,431,751 purchased by Lincoln Park since August 25, 2017, and the 43,611 additional commitment shares issued to Lincoln Park pursuant to the Purchase Agreement, we do not have the right to commence any further sales to Lincoln Park under the Purchase Agreement until certain conditions set forth in the Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied, including that the SEC has declared effective the registration statement that includes this prospectus. Thereafter, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase shares of our common stock in amounts up to 50,000 shares on any single business day, subject to a maximum of $500,000 per purchase, plus other “accelerated amounts” under certain circumstances. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park under the Purchase Agreement will be based on the market price of our common stock preceding the time of sale as computed under the Purchase Agreement. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the Purchase Agreement without fee, penalty or cost upon one business day notice.  There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

In consideration for entering into the Purchase Agreement, the Company previously issued to Lincoln Park 488,998 shares of common stock as an initial commitment fee and shall issue up to an additional 488,998 commitment shares, pro rata for no additional consideration, when and if Lincoln Park purchases (at the Company’s discretion) the $10,000,000 aggregate commitment.  For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $25,000 of our stock, then we would issue 1,222 additional commitment shares, which is the product of $25,000 (the amount we have elected to sell) divided by $10,000,000 (total amount we can sell Lincoln Park pursuant to the Purchase Agreement) multiplied by 488,998 (the total number of additional commitment shares). The additional commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park.

As of June 15, 2018, there were 127,597,447 shares of our common stock outstanding, of which 93,533,003 shares were held by non-affiliates, including 532,609 commitment shares issued to Lincoln Park under the Purchase Agreement plus an additional 2,431,751 shares purchased by Lincoln Park for gross proceeds of $891,888. Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, only 19,253,472 shares of our common stock are being offered under this prospectus, which represents: (i) 239,836 shares already purchased by Lincoln Park pursuant to the Purchase Agreement, (ii) 18,568,249 shares which may be issued to Lincoln Park in the future under the Purchase Agreement, if and when we sell shares to Lincoln Park under the Purchase Agreement, and (iii) 445,387 shares as additional commitment shares that may be issued when and if we sell shares to Lincoln Park under the Purchase Agreement in the future. If all of the 19,253,472 shares offered by Lincoln Park under this prospectus were issued and outstanding as of the date hereof, such shares would represent 13.1% of the total number of shares of our common stock outstanding and 17.1% of the total number of outstanding shares held by non-affiliates, in each case as of the date hereof.  Depending on the price per share at which we sell our common stock to Lincoln Park, we may be authorized to issue and sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus.  In that event, if we desire to issue and/or sell to Lincoln Park more than the 19,253,472 shares offered under this prospectus, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates having beneficial ownership, at any single point in time, of more than 4.99% of the then total outstanding shares of our common stock, as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 13d-3 thereunder, which limitation we refer to as the Beneficial Ownership Cap.

Since the registration statement was deemed effective by the SEC on September 22, 2017, through June 15, 2018, we have directed Lincoln Park to purchase 2,431,751 shares pursuant to the Purchase Agreement, issued 43,611 additional commitment shares, and have received aggregate $891,888 gross proceeds.

Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to Lincoln Park.

SECURITIES OFFERED

Common stock to be offered by the selling stockholder	19,253,472 shares consisting of:
● 239,836 shares we have sold to Lincoln Park under the Purchase Agreement;
● 18,568,249 shares we may sell to Lincoln Park under the Purchase Agreement; and
● 445,387 additional commitment shares to be issued pro rata to Lincoln Park, when and if, the Company sells additional shares under the Purchase Agreement.

Common stock outstanding prior to this offering

127,597,447 shares as of June 15, 2018. This amount includes the 488,998 initial commitment shares issued to Lincoln Park upon execution of the Purchase Agreement, plus an additional 2,431,751 shares purchased by Lincoln Park for $891,888, and 43,611 additional commitment shares issued pursuant to those purchases.

Common stock to be outstanding after giving effect to the issuance of the additional 19,013,636 shares under the Purchase Agreement	146,611,083 shares

Use of Proceeds

We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $9,108,112 aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement after the date of this prospectus. Any proceeds that we receive from sales to Lincoln Park under the Purchase Agreement will be used for working capital requirements of the Company’s business divisions and for research and development. See “Use of Proceeds.”

Risk factors	This investment involves a high degree of risk. See “Risk Factors” for a discussion of factors you should consider carefully before making an investment decision.

Symbol on the OTC Markets	“BLGO”

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. If any of the following risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks Relating to our Business

Our limited operating history makes evaluation of our business difficult.

We have limited historical financial data upon which to base planned operating expenses or forecast accurately our future operating results. Further, our limited operating history will make it difficult for investors and securities analysts to evaluate our business and prospects. Our failure to address these risks and difficulties successfully could seriously harm us.

We have never generated any significant revenues, have a history of losses and cannot assure you that we will ever become or remain profitable.

We have not yet generated any significant revenue from operations, and, accordingly, we have incurred net losses every year since our inception. To date, we have dedicated most of our financial resources to research and development, general and administrative expenses and initial sales and marketing activities. We have funded the majority of our activities through the issuance of convertible debt or equity securities. Although sale of our CupriDyne Clean products are increasing, and we are devoting more energy and money to our sales and marketing activities, we continue to anticipate net losses and negative cash flow for the foreseeable future. There can be no assurance that our revenues will be sufficient for us to become profitable or thereafter maintain profitability. We may also face unforeseen problems, difficulties, expenses or delays in implementing our business plan.

Our cash requirements are significant. The failure to raise additional capital will have a significant adverse effect on our financial condition and our operations.

Our cash requirements and expenses will continue to be significant. Our net cash used in continuing operations for the year ended December 31, 2017 was approximately $4,300,000, over $350,000 per month, and for the quarter ended March 31, 2018 was approximately $1,000,000, over $330,000 per month. During the year ended December 31, 2017, we generated only $500,000 in total gross revenues, for the quarter ended March 31, 2018, only $263,000 in total gross revenues. Thus, in order to become profitable, we must significantly increase our revenues. Although our revenues are increasing through sales of our products and from our engineering division, we expect to continue to use cash in 2018 as it becomes available.

At December 31, 2017, we had working capital deficit of approximately $4,000,000. Our auditor’s report for the year ended December 31, 2017 includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern. Our net cash used in continuing operations for the year ended December 31, 2017 was approximately $4,300,000. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional financing to continue these operations.

In August 2017, we entered into a purchase agreement with Lincoln Park Capital Fund LLC (“Lincoln Park”) through which we may direct Lincoln Park to purchase shares of our common stock at prices that depend on the market price of our stock (the “Purchase Agreement”). Over time, and subject to multiple limitations, we may direct Lincoln Park to purchase up to $10,000,000 of our common stock. Since inception of the Purchase Agreement, through June 15, 2018, we directed Lincoln Park to purchase 2,431,751 shares of our common stock, and received $891,888 in proceeds. The extent to which we continue to rely on Lincoln Park as a source of funding in 2018 will depend on a number of factors, including the prevailing market price of our common stock, and the extent to which we are able to secure working capital from other sources. If obtaining sufficient funding from Lincoln Park were to prove unavailable or prohibitively dilutive, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we were to receive the full maximum commitment of $10,000,000 in aggregate gross proceeds from sales of our common stock to Lincoln Park during the three-year term of the Purchase Agreement, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

From time to time, we issue stock, instead of cash, to pay some of our operating expenses. These issuances are dilutive to our existing stockholders.

We are party to agreements that provide for the payment of, or permit us to pay at our option, securities in consideration for services provided to us. We include these provisions in agreements as it allows us to preserve cash. Additionally, we routinely pay employees, vendors and consultants in stock or stock options at a premium, rather than cash, for services provided, and we anticipate that we will continue to do so in the future. All such issuances are dilutive to our stockholders because they increase (and will increase in the future) the total number of shares of our common stock issued and outstanding, even though such arrangements assist us with managing our cash flow. These issuances also increase the expense amount recorded.

Our stockholders face further potential dilution in any new financing.

Any additional equity that we raise would dilute the interest of the current stockholders and any persons who may become stockholders before such financing. Given the low price of our common stock, such dilution in any financing of a significant amount could be substantial.

Our stockholders face further potential adverse effects from the terms of any preferred stock that may be issued in the future.

In order to raise capital to meet expenses or to acquire a business, our board of directors may issue additional stock, including preferred stock. Any preferred stock that we may issue may have voting rights, liquidation preferences, redemption rights and other rights, preferences and privileges. The rights of the holders of our common stock will be subject to, and in many respects subordinate to, the rights of the holders of any such preferred stock. Furthermore, such preferred stock may have other rights, including economic rights, senior to our common stock that could have a material adverse effect on the value of our common stock. Preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, can also have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock, thereby delaying, deferring or preventing a change in control of our company.

Some of our promissory notes due in 2018 have conversion features at more than our current stock price, and thus the holders of these notes may choose not to convert to stock, forcing us to pay the notes at maturity with cash, or renegotiate terms.

July 18, 2018 is the maturity date for a convertible promissory note with $280,000 principal amount outstanding. September 18, 2018, is the maturity date for a convertible promissory note with $475,000 principal amount outstanding. October 16, 2018 is the maturity date for a convertible promissory note with $55,000 principal amount outstanding. The holder of these notes may convert the note to stock at any time, at varying prices, all of which are above the current market price of our common stock. Rather than choose to convert the note to stock at a loss, the investors may instead require us to pay them in cash, or renegotiate their terms. At March 31, 2018, we had approximately $900,000 in cash and cash equivalents. We cannot predict our available cash at the maturity dates of these notes. If our stock price does not increase, and we do not have sufficient cash to pay these notes, or are unable to renegotiate the terms of these notes, we may be in default of the notes. A default on these notes could have cascading consequences, including causing defaults of other security agreements.

There are several specific business opportunities we are considering in further development of our business. None of these opportunities is yet the subject of a definitive agreement, and most or all of these opportunities will require additional funding obligations on our part, for which funding is not currently in place.

In furtherance of our business plan, we are presently considering a number of opportunities to promote our business, to further develop and broaden, and to license, our technology with third parties. While discussions are underway with respect to such opportunities, there are no definitive agreements in place with respect to any of such opportunities at this time. There can be no assurance that any of such opportunities being discussed will result in definitive agreements or, if definitive agreements are entered into, that they will be on terms that are favorable to us.

Moreover, should any of these opportunities result in definitive agreements being executed or consummated, we may be required to expend additional monies above and beyond our current operating budget to promote such endeavors. No such financing is in place at this time for such endeavors, and we cannot assure you that any such financing will be available, or if it is available, whether it will be on terms that are favorable to our company.

The cost of maintaining our public company reporting obligations is high.

We are obligated to maintain our periodic public filings and public reporting requirements, on a timely basis, under the rules and regulations of the SEC. In order to meet these obligations, we will need to continue to raise capital. If adequate funds are not available, we will be unable to comply with those requirements and could cease to be qualified to have our stock traded in the public market. As a public company, we incur significant legal, accounting and other expenses. In addition, the Sarbanes-Oxley Act of 2002, as well as related rules adopted by the SEC, has imposed substantial requirements on public companies, including certain corporate governance practices and requirements relating to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act.

We expect to incur future losses and may not be able to achieve profitability.

Although we are generating limited revenue from the sale of our products, and we expect to generate revenue from new products we are introducing, and eventually from other license or supply agreements, we anticipate net losses and negative cash flow to continue for the foreseeable future until our products are expanded in the marketplace and they gain broader acceptance by resellers and customers. Our current level of sales is not sufficient to support the financial needs of our business. We cannot predict when or if sales volumes will be sufficiently large to cover our operating expenses. We intend to expand our marketing efforts of our products as financial resources are available, and we intend to continue to expand our research and development efforts. Consequently, we will need to generate significant additional revenue or seek additional financings to fund our operations. This has put a proportionate corresponding demand on capital. Our ability to achieve profitability is dependent upon our efforts to deliver a viable product and our ability to successfully bring it to market, which we are currently pursuing. Although our management is optimistic that we will succeed in licensing our technology, we cannot be certain as to timing or whether we will generate sufficient revenue to be able to operate profitably. If we cannot achieve or sustain profitability, then we may not be able to fund our expected cash needs or continue our operations. If we are not able to devote adequate resources to promote commercialization of our technology, then our business plans will suffer and may fail.

Because we have limited resources to devote to sales, marketing and licensing efforts with respect to our technology, any delay in such efforts may jeopardize future research and development of technologies and commercialization of our technology. Although our management believes that it can finance commercialization efforts through sales of our securities and possibly other capital sources, if we do not successfully bring our technology to market, our ability to generate revenues will be adversely affected.

We have determined that our disclosure controls and procedures and our internal control over financial reporting are currently not effective. The lack of effective internal controls could materially adversely affect our financial condition and ability to carry out our business plan.

Our management team for financial reporting, under the supervision and with the participation of our chief executive officer and our chief financial officer, conducted an evaluation of the effectiveness of the design and operation of our internal controls. Recognizing the dynamic nature and growth of the Company’s business in the year ended December 31, 2017, including the addition of an engineering division, growth of the core operations, and the increase in the number of employees, management has recognized the strain on the overall internal control environment. As a result, management has concluded that its internal controls over financial reporting are not effective. Management identified a material weakness with respect to deficiencies in its financial closing and reporting procedures. Management believes this is due to a lack of resources. Management intends to add accounting personnel and operating staff and more sophisticated systems in order to improve its reporting procedures and internal controls, subject to available capital. Until we have adequate resources to increase address these issues, any material weaknesses may materially adversely affect our ability to report accurately our financial condition and results of operations in the future in a timely and reliable manner. In addition, although we continually review and evaluate internal control systems to allow management to report on the sufficiency of our internal controls, we cannot assure you that we will not discover additional weaknesses in our internal control over financial reporting. Any such additional weakness or failure to remediate the existing weakness could materially adversely affect our financial condition or ability to comply with applicable financial reporting requirements and the requirements of the Company’s various financing agreements.

If we are not able to manage our anticipated growth effectively, we may not become profitable.

We anticipate that expansion will continue to be required to address potential market opportunities for our technology and our products. Our existing infrastructure is limited. While we believe our current manufacturing processes as well as our office and warehousing provide the basic resources to expand as we grow sales of CupriDyne Clean to more than $2,000,000 per month, our infrastructure will need more staffing to support manufacturing, customer service, administration as well as sales/account executive functions. There can be no assurance that we will have the financial resources to create new infrastructure, or that any such infrastructure will be sufficiently scalable to manage future growth, if any. There also can be no assurance that, if we invest in additional infrastructure, we will be effective in expanding our operations or that our systems, procedures or controls will be adequate to support such expansion. In addition, we will need to provide additional sales and support services to our partners if we achieve our anticipated growth with respect to the sale of our technology for various applications. Failure to properly manage an increase in customer demands could result in a material adverse effect on customer satisfaction, our ability to meet our contractual obligations, and our operating results.

Some of the products incorporating our technology will require regulatory approval.

The products in which our technology may be incorporated have both regulated and non-regulated applications. The regulatory approvals for certain applications may be difficult, impossible, time consuming and/or expensive to obtain. While our management believes such approvals can be obtained for the applications contemplated, until those approvals from the FDA or the EPA or other regulatory bodies, if required, at the federal and state levels, as may be required are obtained, we may not be able to generate commercial revenues. Certain specific regulated applications and their use require highly technical analysis and additional third-party validation and will require regulatory approvals from organizations like the FDA. Certain applications may also be subject to additional state and local agency regulations, increasing the cost and time associated with commercial strategies. Additionally, most products incorporating our technology that may be sold in the European Union (“EU”) will require EU and possibly also individual country regulatory approval. All such approvals, including additional testing, are time-consuming, expensive and do not have assured outcomes of ultimate regulatory approval.

We need to outsource and rely on third parties for the manufacture of the chemicals, material components or delivery apparatus used in our technology, and part of our future success will be dependent on the timeliness and effectiveness of the efforts of these third parties.

We do not have the required financial and human resources or capability to manufacture the chemicals that comprise our technology. Our business model calls for the outsourcing of the manufacture of these chemicals in order to reduce our capital and infrastructure costs as a means of potentially improving our financial position and the profitability of our business. Accordingly, we must enter agreements with other companies that can assist us and provide certain capabilities, including sourcing and manufacturing, which we do not possess. We may not be successful in entering into such alliances on favorable terms or at all. Even if we do succeed in securing such agreements, we may not be able to maintain them. Furthermore, any delay in entering into agreements could delay the development and commercialization of our technology or reduce its competitiveness even if it reaches the market. Any such delay related to such future agreements could adversely affect our business.

If any party to which we have outsourced certain functions fails to perform its obligations under agreements with us, the commercialization of our technology could be delayed or curtailed.

To the extent that we rely on other companies to manufacture the chemicals used in our technology, or sell or market products incorporating our technology, we will be dependent on the timeliness and effectiveness of their efforts. If any of these parties does not perform its obligations in a timely and effective manner, the commercialization of our technology could be delayed or curtailed because we may not have sufficient financial resources or capabilities to continue such efforts on our own.

We rely on a small number of key supply ingredients in order to manufacture our products.

All of the supply ingredients used to manufacture our products are readily available from multiple suppliers. However, commodity prices for these ingredients can vary significantly, and the margins that we are able to generate could decline if prices rise. If our manufacturing costs rise significantly, we may be forced to raise the prices for our products, which may reduce their acceptance in the marketplace.

If our technology or products incorporating our technology do not gain market acceptance, it is unlikely that we will become profitable.

The potential markets for products into which our technology can be incorporated are rapidly evolving, and we have many successful competitors including some of the largest and most well-established companies in the world (see, herein: “Description of Business—Competition.”) At this time, our technology is unproven in commercial use, and the use of our technology by others, and the sales of our products, is nominal. The commercial success of products incorporating our technology will depend on the adoption of our technology by commercial and consumer end users in various fields.

Market acceptance may depend on many factors, including:

●	the willingness and ability of consumers and industry partners to adopt new technologies from a company with little or no history in the industry;

●	our ability to convince potential industry partners and consumers that our technology is an attractive alternative to other competing technologies;

●	our ability to license our technology in a commercially effective manner;

●

our ability to continue to fund operations while our products move through the process of gaining acceptance, before the time in which we are able to scale up production to obtain economies of scale; and

●	our ability to overcome brand loyalties.

If products incorporating our technology do not achieve a significant level of market acceptance, then demand for our technology itself may not develop as expected, and, in such event, it is unlikely that we will become profitable.

Any revenues that we may earn in the future are unpredictable, and our operating results are likely to fluctuate from quarter to quarter.

We believe that our future operating results will fluctuate due to a variety of factors, including:

•	delays in product development by us or third parties;
•	market acceptance of products incorporating our technology;
•	changes in the demand for, and pricing of, products incorporating our technology;
•	competition and pricing pressure from competitive products; and
•	expenses related to, and the results of, proceedings relating to our intellectual property.

We expect our operating expenses will continue to fluctuate significantly in 2018 and beyond, as we continue our research and development and increase our marketing and licensing activities. Although we expect to generate revenues from licensing our technology in the future, revenues may decline or not grow as anticipated, and our operating results could be substantially harmed for a particular fiscal period. Moreover, our operating results in some quarters may not meet the expectations of stock market analysts and investors. In that case, our stock price most likely would decline.

Some of our revenue is dependent on the award of new contracts from the U.S. government, which we do not directly control.

A substantial portion of our revenue and is generated from sales to the U.S. Defense Logistics Agency through a bid process in response to request for bids. The timing and size of requests for bids is unpredictable and outside of our control. The number of other companies competing for these bids is also unpredictable and outside of our control. In the event of more competition for these awards, we may have to reduce our margins. These variables make it difficult to predict when or if we will sell more products to the US government, which in turns makes it difficult to stock inventory and purchase raw materials.

We have limited product distribution experience, and we rely in part on third parties who may not successfully sell our products.

We have limited product distribution experience and rely in part on product distribution arrangements with third parties. In our future product offerings, we may rely solely on third parties for product sales and distribution. We also plan to license our technology to certain third parties for commercialization of certain applications. We expect to enter into additional distribution agreements and licensing agreements in the future, and we may not be able to enter into these additional agreements on terms that are favorable to us, if at all. In addition, we may have limited or no control over the distribution activities of these third parties. These third parties could sell competing products and may devote insufficient sales efforts to our products. As a result, our future revenues from sales of our products, if any, will depend on the success of the efforts of these third parties.

We may not be able to attract or retain qualified senior personnel.

We believe we are currently able to manage our current business with our existing management team. However, as we expand the scope of our operations, we will need to obtain the full-time services of additional senior management and other personnel. Competition for highly-skilled personnel is intense, and there can be no assurance that we will be able to attract or retain qualified senior personnel. Our failure to do so could have an adverse effect on our ability to implement our business plan. As we add full-time senior personnel, our overhead expenses for salaries and related items will increase from current levels and, depending upon the number of personnel we hire and their compensation packages, these increases could be substantial.

If we lose our key personnel or are unable to attract and retain additional personnel, we may be unable to achieve profitability.

Our future success is substantially dependent on the efforts of our senior management, particularly Dennis P. Calvert, our president and chief executive officer. The loss of the services of Mr. Calvert or other members of our senior management may significantly delay or prevent the achievement of product development and other business objectives. Because of the scientific nature of our business, we depend substantially on our ability to attract and retain qualified marketing, scientific and technical personnel. There is intense competition among specialized and technologically-oriented companies for qualified personnel in the areas of our activities. If we lose the services of, or do not successfully recruit, key marketing, scientific and technical personnel, then the growth of our business could be substantially impaired. At present, we do not maintain key-man insurance for any of our senior management, although management is evaluating the potential of securing this type of insurance in the future as may be available.

Nondisclosure agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.

In order to protect our proprietary technology and processes, we rely in part on nondisclosure agreements with our employees, potential licensing partners, potential manufacturing partners, testing facilities, universities, consultants, agents and other organizations to which we disclose our proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position. Since we rely on trade secrets and nondisclosure agreements, in addition to patents, to protect some of our intellectual property, there is a risk that third parties may obtain and improperly utilize our proprietary information to our competitive disadvantage. We may not be able to detect unauthorized use or take appropriate and timely steps to enforce our intellectual property rights.

We may become subject to product liability claims.

As a business that manufactures and markets products for use by consumers and institutions, we may become liable for any damage caused by our products, whether used in the manner intended or not. Any such claim of liability, whether meritorious or not, could be time-consuming and/or result in costly litigation. Although we maintain general liability insurance, our insurance may not cover potential claims of the types described above and may not be adequate to indemnify for all liabilities that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could harm our business and operating results, and you may lose some or all of any investment you have made, or may make, in our company.

Litigation or the actions of regulatory authorities may harm our business or otherwise distract our management.

Substantial, complex or extended litigation could cause us to incur major expenditures and distract our management. For example, lawsuits by employees, former employees, stockholders, partners, customers or others, or actions taken by regulatory authorities, could be very costly and substantially disrupt our business. Such lawsuits or actions could from time to time be filed against our company and/or our executive officers and directors. Such lawsuits and actions are not uncommon, and we cannot assure you that we will always be able to resolve such disputes or actions on terms favorable to our company.

If we suffer negative publicity concerning the safety or efficacy of our products, our sales may be harmed.

If concerns should arise about the safety or efficacy of any of our products that are marketed, regardless of whether or not such concerns have a basis in generally accepted science or peer-reviewed scientific research, such concerns could adversely affect the market for those products. Similarly, negative publicity could result in an increased number of product liability claims, whether or not those claims are supported by applicable law.

The licensing of our technology or the manufacture, use or sale of products incorporating our technology may infringe on the patent rights of others, and we may be forced to litigate if an intellectual property dispute arises.

If we infringe or are alleged to have infringed another party’s patent rights, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, do not successfully defend an infringement action or are unable to have infringed patents declared invalid, we may:

•	incur substantial monetary damages;
•	encounter significant delays in marketing our current and proposed product candidates;

•	be unable to conduct or participate in the manufacture, use or sale of product candidates or methods of treatment requiring licenses;
•	lose patent protection for our inventions and products; or
•	find our patents are unenforceable, invalid or have a reduced scope of protection.

Parties making such claims may be able to obtain injunctive relief that could effectively block our company’s ability to further develop or commercialize our current and proposed product candidates in the United States and abroad and could result in the award of substantial damages. Defense of any lawsuit or failure to obtain any such license could substantially harm our company. Litigation, regardless of outcome, could result in substantial cost to, and a diversion of efforts by, our company.

Our patents are expensive to maintain, our patent applications are expensive to prosecute, and thus we are unable to file for patent protection in many countries.

Our ability to compete effectively will depend in part on our ability to develop and maintain proprietary aspects of our technology and either to operate without infringing the proprietary rights of others or to obtain rights to technology owned by third parties. Pending patent applications relating to our technology may not result in the issuance of any patents or any issued patents that will offer protection against competitors with similar technology. We must employ patent attorneys to prosecute our patent applications both in the United States and internationally. International patent protection requires the retention of patent counsel and the payment of patent application fees in each foreign country in which we desire patent protection, on or before filing deadlines set forth by the International Patent Cooperation Treaty (“PCT”). We therefore choose to file patent applications only in foreign countries where we believe the commercial opportunities require it, considering our available financial resources and the needs for our technology. This has resulted, and will continue to result, in the irrevocable loss of patent rights in all but a few foreign jurisdictions.

Patents we receive may be challenged, invalidated or circumvented in the future, or the rights created by those patents may not provide a competitive advantage. We also rely on trade secrets, technical know-how and continuing invention to develop and maintain our competitive position. Others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets.

We are subject to risks related to future business outside of the United States.

Over time, we may develop business relationships outside of North America, and as those efforts are pursued, we will face risks related to those relationships such as:

•	foreign currency fluctuations;
•	unstable political, economic, financial and market conditions;
•	import and export license requirements;
•	trade restrictions;
•	increases in tariffs and taxes;
•	high levels of inflation;
•	restrictions on repatriating foreign profits back to the United States;
•	greater difficulty collecting accounts receivable and longer payment cycles;
•	less favorable intellectual property laws, and the lack of intellectual property legal protection;
•	regulatory requirements;
•	unfamiliarity with foreign laws and regulations; and
•	changes in labor conditions and difficulties in staffing and managing international operations.

The volatility of certain raw material costs may adversely affect operations and competitive price advantages for products that incorporate our technology.

Most of the chemicals and other key materials that we use in our business, such as minerals, fiber materials and packaging materials, are neither generally scarce nor price sensitive, but prices for such chemicals and materials can be cyclical. Super Absorbent Polymer (SAP) beads, which are a petrochemical derivative, have been subject to periodic scarcity and price volatility from time to time during recent years, although prices are relatively stable at present. Should the volume of our sales increase dramatically, we may have difficulty obtaining SAP beads or other raw materials at a favorable price. Supply and demand factors, which are beyond our control, generally affect the price of our raw materials. We try to minimize the effect of price increases through production efficiency and the use of alternative suppliers. If we are unable to minimize the effects of increased raw material costs, our business, financial condition, results of operations and cash flows may be materially adversely affected.

Certain of our products sales historically have been highly impacted by fluctuations in seasons and weather.

Industrial odor control products have proven highly effective in controlling volatile organic compounds that are released as vapors produced by decomposing waste material. Such vapors are produced with the highest degree of intensity in temperatures between 40 degrees Fahrenheit (5 degrees Celsius) and 140 degrees Fahrenheit (60 degrees Celsius). When weather patterns are cold or in times of precipitation, our clients are less prone to use our products, presumably because such vapors are less noticeable or, in the case of precipitation, can be washed away or altered. This leads to unpredictability in use and sales patterns.

Risks Relating to our Common Stock

The sale or issuance of our common stock to Lincoln Park may cause dilution, and the sale of the shares of common stock acquired by Lincoln Park, or the perception that such sales may occur, could cause the price of our common stock to fall.

On August 25, 2017, we entered into the Purchase Agreement with Lincoln Park, pursuant to which Lincoln Park has committed to purchase up to $10,000,000 of our common stock. Concurrently with the execution of the Purchase Agreement, we issued 488,998 shares of our common stock to Lincoln Park as an initial fee for its commitment to purchase shares of our common stock under the Purchase Agreement. The purchase shares that may be sold pursuant to the Purchase Agreement may be sold by us to Lincoln Park at our discretion from time to time over a 36-month period commencing after the satisfaction of certain conditions set forth in the Purchase Agreement, including that the SEC has declared effective the registration statement that includes this prospectus. The purchase price for the shares that we may sell to Lincoln Park under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of our common stock to fall. In addition, our company will issue up to an additional 488,998 commitment shares, pro rata for no additional consideration, when and if Lincoln Park purchases (at our discretion) the $10,000,000 aggregate commitment.  For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $25,000 of our stock then we would issue 1,222 additional commitment shares, which is the product of $25,000 (the amount we have elected to sell) divided by $10,000,000 (total amount we can sell to Lincoln Park pursuant to the Purchase Agreement) multiplied by 488,998 (the total number of additional commitment shares). The additional commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park.

We generally have the right to control the timing and amount of any sales of our shares to Lincoln Park. Sales of our common stock, if any, to Lincoln Park will depend on market conditions and other factors to be determined by us. Since August 25, 2017, we have sold 2,431,751 shares to Lincoln Park pursuant to the Purchase Agreement and issued 43,611 additional commitment shares, and have received aggregate $891,888 of proceeds. We may ultimately decide to sell to Lincoln Park all, more or no additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us could result in substantial dilution to the interests of other holders of our common stock. Additionally, the sale of a substantial number of shares of our common stock to Lincoln Park, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire to effect sales.

Our common stock is thinly traded and largely illiquid.

Our stock is currently quoted on the OTC Markets (OTCQB). Being quoted on the OTCQB has made it more difficult to buy or sell our stock and from time to time has led to a significant decline in the frequency of trades and trading volume. Continued trading on the OTCQB will also likely adversely affect our ability to obtain financing in the future due to the decreased liquidity of our shares and other restrictions that certain investors have for investing in OTCQB traded securities. While we intend to seek listing on the Nasdaq Stock Market (“Nasdaq”) or another stock exchange when our company is eligible, there can be no assurance when or if our common stock will be listed on Nasdaq or another stock exchange.

The market price of our stock is subject to volatility.

Because our stock is thinly traded, its price can change dramatically over short periods, even in a single day. An investment in our stock is subject to such volatility and, consequently, is subject to significant risk. The market price of our common stock could fluctuate widely in response to many factors, including:

•	developments with respect to patents or proprietary rights;
•	announcements of technological innovations by us or our competitors;
•	announcements of new products or new contracts by us or our competitors;
•	actual or anticipated variations in our operating results due to the level of development expenses and other factors;

•	changes in financial estimates by securities analysts and whether any future earnings of ours meet or exceed such estimates;
•	conditions and trends in our industry;
•	new accounting standards;
•	general economic, political and market conditions and other factors; and
•	the occurrence of any of the risks described in this prospectus.

You may have difficulty selling our shares because they are deemed “penny stocks”.

Because our common stock is not quoted on the Nasdaq National Market or Nasdaq Capital Market or listed on a national securities exchange, if the trading price of our common stock remains below $5.00 per share, which we expect for the foreseeable future, trading in our common stock will be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, before any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally defined as an investor with a net worth in excess of $1,000,000 or annual income exceeding $200,000 individually or $300,000 together with a spouse). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction before the sale. The broker-dealer also must disclose the commissions payable to the broker-dealer and current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed on broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of our common stock and the ability of holders of our common stock to sell their shares.

Because our shares are deemed “penny stocks,” FINRA rules make it difficult to remove restrictive legends.

Rules put in place by the Financial Industry Regulatory Authority (FINRA) require broker-dealers to perform due diligence before depositing unrestricted common shares of penny stocks, and as such, some broker-dealers, including large national firms, are refusing to deposit previously restricted common shares of penny stocks. As such, it may be more difficult for purchasers of shares in our private securities offerings to deposit the shares with broker-dealers and sell those shares on the open market.

Because we will not pay dividends in the foreseeable future, stockholders will only benefit from owning common stock if it appreciates in value.

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements, other than statements of historical fact, included in this prospectus regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects and plans and objectives of management are forward-looking statements. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying our forward-looking statements are reasonable, these expectations may prove to be incorrect, and all of these statements are subject to risks and uncertainties. Therefore, you should not place undue reliance on our forward-looking statements. We have included important risks and uncertainties in the cautionary statements included in this prospectus, particularly the section titled “Risk Factors” incorporated by reference herein. We believe these risks and uncertainties could cause actual results or events to differ materially from the forward-looking statements that we make. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections or expectations prove incorrect, actual results, performance or financial condition may vary materially and adversely from those anticipated, estimated or expected. Our forward-looking statements do not reflect the potential impact of future acquisitions, mergers, dispositions, joint ventures or investments that we may make. We do not assume any obligation to update any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law. In the light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur, and actual results could differ materially from those anticipated or implied in the forward-looking statements. Any forward-looking statement made by us in this prospectus is based only on information currently available to us and speaks only as of the date on which it is made.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by Lincoln Park. We will receive no proceeds from the sale of shares of common stock by Lincoln Park in this offering. We may receive up to $9,108,112 aggregate gross proceeds under the Purchase Agreement from any sales we make to Lincoln Park pursuant to the Purchase Agreement. We estimate that the net proceeds to us from the sale of our common stock to Lincoln Park pursuant to the Purchase Agreement will be up to $9,075,000 over an approximately 36-month period, assuming that we sell the full amount of our common stock that we have the right, but not the obligation, to sell to Lincoln Park under that agreement and other estimated fees and expenses. See “Plan of Distribution” elsewhere in this prospectus for more information.

We expect to use any proceeds that we receive under the Purchase Agreement to help fund the engineering, scale-up and commercialization of our AOS water treatment technology, marketing, sales and working capital for our subsidiary Odor No More and our CupriDyne Clean industrial odor control products, working capital for our BioLargo Engineering division, working capital for our research and development division in Canada, and in general working capital for our corporate operations.

DIVIDEND POLICY

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and our capitalization as of March 31, 2018 (unaudited), and as adjusted to give effect to the sale of the shares offered hereby and the use of proceeds, as described in the section titled “Use of Proceeds” above.

You should read this information in conjunction with “Managements’ Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes appearing in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018.

	As of March 31, 2018
	Actual (unaudited)	As Adjusted (1)
CASH AND CASH EQUIVALENTS	921,942	9,996,942

STOCKHOLDERS’ DEFICIT:
Convertible Preferred Series A, $.00067 Par Value, 50,000,000 Shares Authorized, -0- Shares Issued and Outstanding, at December 31, 2017 and March 31, 2018.	—	—
Common stock, $.00067 Par Value, 200,000,000 Shares Authorized, 104,164,465 and 106,406,584 Shares Issued, at December 31, 2017 and March 31, 2018, respectively, and 124,360,884 Shares Issued, as adjusted.	71,421	84,321
Additional paid-in capital	98,605,285	107,667,385
Accumulated deficit	(103,825,209)	(103,825,209)
Accumulated other comprehensive loss	(54,840)	(54,840)

Total Biolargo stockholders’ deficit	(5,203,343)	3,871,657
Non-controlling interest (Note 6)	588,055	588,055
Total stockholders’ deficit	(4,615,288)	4,459,712
Total liabilities and stockholders’ deficit	$1,455,121	$10,530,121

(1)

Assumes Lincoln Park purchases the remaining $9,108,112 of shares available pursuant to the Purchase Agreement as of March 31, 2018, at approximately $0.473 per share. Cash to our company of $9,075,000 is net of the estimated expenses of the offering (see “Use of Proceeds”).

DILUTION

The negative net tangible book value of our company as of March 31, 2018 was $(4,806,782) or approximately $(0.043) per share of common stock. Net tangible book value per share is determined by dividing the net tangible book value of our company (total tangible assets less total liabilities) by the number of outstanding shares of our common stock.

Assuming net proceeds of $9,075,000 from the sale of shares to Lincoln Park pursuant to the Purchase Agreement, our adjusted net tangible book value as of March 31, 2018 would have been $4,268,218 or $0.04 per share. This represents an immediate increase in net tangible book value of approximately $0.085 per share to existing stockholders.

MARKET PRICE OF AND DIVIDENDS ON COMMON EQUITY

AND RELATED STOCKHOLDER MATTERS

Market Information

Since January 23, 2008, our common stock has been quoted on the OTC Markets “OTCQB” marketplace (formerly known as the “OTC Bulletin Board”) under the trading symbol “BLGO”.

The table below represents the quarterly high and low closing prices of our common stock for the last three fiscal years as reported by www.otcmarkets.com.

	2014		2015		2016		2017		2018
	High	Low	High	Low	High	Low	High	Low	High	Low
First Quarter	$0.54	$0.24	$0.46	$0.27	$0.49	$0.32	$0.83	$0.47	$0.41	$0.21
Second Quarter	$1.09	$0.36	$0.39	$0.26	$0.48	$0.31	$0.53	$0.39	--	--
Third Quarter	$0.83	$0.45	$0.72	$0.30	$0.96	$0.40	$0.66	$.042	--	--
Fourth Quarter	$0.53	$0.31	$0.66	$0.43	$0.86	$0.64	$0.52	$0.39	--	--

The closing price for our common stock on September 13, 2017, was $0.51 per share. The closing price for our common stock on June 15, 2018, was $0.41 per share.

Holders of our Common Stock

As of June 15, 2018, 127,597,447 shares of our common stock were outstanding and held of record by approximately 650 stockholders of record, and approximately 2,700 beneficial owners.

Dividends

We have never declared or paid a cash dividend to stockholders. We intend to retain any earnings that may be generated in the future to finance operations.

Securities Authorized for Issuance Under Equity Compensation Plans

On March 7, 2018, our board of directors adopted BioLargo, Inc. 2018 Equity Incentive Plan (“2018 Equity Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. This plan was approved by our stockholders at our annual meeting on May 23, 2018. The Compensation Committee administers this plan, except for awards made to non-employee directors. The plan allows for the grant of stock options, restricted stock awards, stock bonus awards, stock appreciation rights, restricted stock units and performance awards in any combination, separately or in tandem. Subject to the terms of the 2018 Equity Plan, the Compensation Committee will determine the terms and conditions of awards, including the times when awards vest or become payable and the effect of certain events such as termination of employment. Under the 2018 Equity Plan, 40,000,000 shares of our common stock are reserved for issuance under awards. Each January 1, through January 1, 2028, the number of shares available for grant and issuance will be increased by the lesser of 2,000,000 and such number of shares set by the Board. As of June 15, 2018, no awards have been made under the 2018 Equity Plan.

On August 7, 2007, our board of directors adopted the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Equity Plan”) as a means of providing our directors, key employees, and consultants additional incentive to provide services. This plan expired on September 6, 2017. The Compensation Committee administers this plan. The plan allowed for grants of common shares or options to purchase common shares. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The Compensation Committee may at any time amend the plan.

Under the 2007 Equity Plan, as amended in 2011, 12,000,000 shares of our common stock are reserved for issuance under awards. Only shares actually issued under the 2007 Equity Plan will reduce the share reserve. If we acquire another entity through a merger or similar transaction and issue replacement awards under the 2007 Equity Plan to employees, officers and directors of the acquired entity, those awards, to the extent permitted under applicable laws and securities exchange rules, will not reduce the number of shares reserved for the 2007 Equity Plan.

The 2007 Equity Plan imposes additional maximum limitations, which limitations will be adjusted to take into account stock splits, reverse stock splits and other similar occurrences. The maximum number of shares that may be issued in connection with incentive stock options granted to any one person in any calendar year intended to qualify under Internal Revenue Code Section 422 is 160,000 shares. The maximum number of shares that may be subject to stock options or stock appreciation rights granted to any one person in any calendar year is 200,000 shares, except that this limit is 400,000 shares if the grant is made in the year of the recipient’s initial employment. The maximum number of shares that may be subject to restricted stock or restricted stock units granted to any one person in any calendar year is 200,000 shares. The maximum number shares that may be subject to awards granted to any one Participant in any calendar year of (i) performance shares, and/or performance units (the value of which is based on the fair market value of a share), is 200,000 shares; and (ii) of performance units (the value of which is not based on the fair market value of a share) that could result in a payment of more than $500,000.

In addition to the 2007 Equity Plan, our board of directors has approved a plan for employees, consultants and vendors by which outstanding amounts owed to them by our company may be converted to common stock or options to purchase common stock. The conversion and exercise price is based on the closing price of our common stock on the date of agreement. If an option is issued, the number of shares purchasable by the option is calculated by dividing the amount owed by the exercise price, times one and one-half.

Equity Compensation Plan Information as of March 31, 2018

	Number of securities
	to be issued upon	Weighted average	Number of
	exercise of	exercise price of	securities
	outstanding options,	outstanding options,	remaining available
Plan category	warrants and rights	warrants and rights	for future issuance
	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)(2)	60,256,586	$0.44	---
Equity compensation plans not approved by security holders (3)	18,237,843	0.45	n/a
Total	68,494,429	$0.45	---

(1)	The 2007 Equity Plan expired September 6, 2017. No further awards under the plan will be made.
(2)	Includes 40,000,000 shares available for issuance under the 2018 Equity Incentive Plan adopted by the Board on March 7, 2018 and subsequently approved by stockholders on May 23, 2018.
(3)	This includes various issuances to specific individuals either as a conversion of un-paid obligations pursuant to a plan adopted by our board of directors, or as part of their agreement for services.

DESCRIPTION OF BUSINESS

BioLargo, Inc. is a corporation organized under the laws of the state of Delaware. Since January 23, 2008, our common stock has been quoted on the OTC Bulletin Board (now called the OTCQB – the OTC Markets “Venture Marketplace”) under the trading symbol “BLGO”.

When we refer in this prospectus to “BioLargo,” the “company,” “our company,” “we,” “us” and “our,” we mean BioLargo, Inc., and our subsidiaries, including BioLargo Life Technologies, Inc., to hold our intellectual property; Odor-No-More, Inc., to manufacture, market, sell and distribute our odor control products; BioLargo Water USA, Inc. and its Canadian subsidiary BioLargo Water, Inc., to develop and market our AOS water treatment technologies; BioLargo Engineering, Science & Technologies, LLC, a professional engineering division; BioLargo Maritime Solutions, Inc., to organize and evaluate business opportunities in and around the maritime industry for our technologies; and BioLargo Development Corp., which employs and provides benefits to our employees. We also own approximately 46% of Clyra Medical Technologies, Inc., an entity we formed to commercialize our technologies in the medical and dental fields.

Our corporate offices are located at 14921 Chestnut St., Westminster, California 92683. We have a research facility and offices at the University of Alberta in Canada, and our engineering team is located at 105 Fordham Road in Oak Ridge, Tennessee. Our telephone number is (949) 643-9540. Our principal corporate website is www.BioLargo.com. We also maintain a blog at www.biolargo.blogspot.com. Several of our products are offered at www.odornomore.com, www.cupridyne.com, and www.deodorallsport.com. We also maintain www.clyramedical.com, www.biolargowater.com and www.biolargowater.ca. The information on our websites and blog is not, and shall not be deemed to be, a part of this prospectus.

Our Business - A Sustainable Technology Incubator

BioLargo, Inc. is an innovation company driven by our mission is to “make life better” by developing breakthrough platform technologies, nurturing and building businesses around the intellectual property, while providing capital and support along the journey from “cradle” to “maturity”. Our business strategy is straightforward: we invent or acquire technologies that we believe have the potential to be disruptive in large commercial markets; we incubate these technologies to advance and promote their commercial success as we leverage our considerable scientific, engineering, and entrepreneurial talent; we then monetize these technical assets through a variety of business structures that may include licensure, joint venture, sale, spin off, or by deploying direct to market strategies. We seek to unlock the value of the underlying technologies to both advance our purposeful mission while we create value for our stockholders

Our first significant commercial success is unfolding now for our odor control products sold through our subsidiary, Odor No More, Inc. Sales are increasing as we focus on two areas: serving the solid waste handling and wastewater treatment industries with our CupriDyne Clean industrial odor control products, and the U.S. government through our Nature’s Best Solution products. We are gearing up for rapid growth as our products are experiencing market adoption.

Our second commercial operation provides professional engineering services, through our subsidiary BioLargo Engineering, Science & Technologies, LLC (“BLEST”). We provide a menu of professional engineering services to compliment and nurture our technologies as well as serve clients on a fee-for-service basis.

In addition to our two operating subsidiaries, we have technologies and products in the development pipeline progressing towards commercialization, including our “Advanced Oxidation System,” that we target to have commercially ready in late 2018 or early 2019, and our medical products, which will be ready for commercialization as soon as we pass FDA clearance.

Odor-No-More and CupriDyne Clean

Our CupriDyne Clean industrial products reduce and eliminate tough odors and VOC’s in various industrial settings, delivered as a liquid through misting systems, sprayers, water trucks and similar water delivery systems. We also offer powders that can be mixed to create liquids on site for our customers. We believe the product is the number one performing odor-control product in the market. It is priced 25% to 50% below competing products.

We sell CupriDyne Clean for use in landfills, solid waste transfer stations, waste processing and recycling operations, waste-water treatment facilities, waste to energy conversion operations, materials recovery facilities, food processing operations, and livestock production facilities. Customers and experts from these markets report that effective odor control is a top priority in their daily operations and their commitment to serve their local communities where they operate.

In mid-2017, we signed “national purchasing agreements” with three of the largest waste management companies in the United States. These agreements provide us “official” vendor status and authorize us to sell product to the customers’ local operations. These customers are expanding the use of CupriDyne Clean.

We believe our sales of CupriDyne Clean are expanding because our product works better than competing products by eliminating, rather than masking, odors. Our clients have expressed dissatisfaction with existing products, and have told us that as a result of using our product, neighbor complaints have decreased significantly. We estimate there are almost 2,000 active landfills1, almost 8,000 transfer stations2, and almost 16,000 public wastewater treatment facilities3 in the United States. We are very focused on selling to these three markets, and to our “national purchasing agreement” clients.

In the first quarter of 2018, we achieved a new record level of sales (see Results of Operations, below). Because of the expanding demand for our products, we also hired two new sales executives to focus on expanding our relationships with already existing national accounts, as well as an account support staff person that started May 1, 2018. We intend to continue adding both sales and support staff as the demand for our product continues to expand and as capital resources allow.

We believe that our sales executive staff performs a number of critical functions while working to serve our customer’s needs. They must be knowledgeable about the general operating procedures of our customers. They need to understand how best to deploy our products to achieve maximum success and value. They often are called upon to troubleshoot and offer suggestions to help our customers achieve optimal success with the use of our products. As a result of our continued performance and attention to satisfying our customers, we were recently awarded the approvals to begin servicing all of the locations within a regional marketplace operated one of our national accounts. We are also expanding our work within these national accounts around the country. We also have been asked by a number of our customers, both national and municipal, to develop bids to provide design, build and install proposals for equipment and systems that would be used deliver our product within the local operating environment for our current accounts. We have tasked our engineering team to take the lead on these projects.

Full Service Environmental Engineering

In September 2017 we formed a subsidiary for the purpose of offering full service environmental engineering to third parties, and to provide engineering support services to our internal teams to accelerate the commercialization of our AOS technologies. Its website is found at www.BioLargoEngineering.com.

The subsidiary, BioLargo Engineering, Science & Technologies, LLC (“BLEST”), entered into a three-year office lease in the Knoxville Tennessee area, and entered into employment agreements with seven scientists and engineers with a combined 200+ years’ experience in diverse engineering fields. The team is led by Randall Moore, who served as Manager of Operations for Consulting and Engineering for the Knoxville office of CB&I Environmental & Infrastructure. The other team members are also former employees of CB&I. The team is highly experienced across multiple industries and they are considered experts in their respective fields, including chemical engineering, wastewater treatment (including design, operations, data gathering and data evaluation), process safety, energy efficiency, air pollution, design and control, technology evaluation, technology integration, air quality management & testing, engineering management, permitting, industrial hygiene, applied research and development, air testing, environmental permitting, HAZOP review, chemical processing, thermal design, computational fluid dynamics, mechanical engineering, mechanical design, NEPDES permitting, RCRA/TSCA compliance and permitting,  project management, storm water design & permitting, marine engineering, AutoCAD, bench chemistry, continuous emission monitoring system operator, data handling and evaluation and decommissioning and decontamination of radiological and chemical contaminated facilities.

We motivated our new team members by offering a profit sharing plan through which they can earn, over five years, a collective 30% profit interest in the subsidiary, and up to an aggregate 2,000,000 shares of BioLargo, Inc. common stock through option agreements. The profit interest and option shares are subject to a five year vesting schedule tied to the performance of the subsidiary, including gross revenue targets that increase over time, obtaining positive cash flow by March 31, 2018, collecting 90% of its accounts receivable, obtaining a profit of 10% in its first year (and increasing in subsequent years), making progress in the scale-up and commercialization of our AOS system, and using BioLargo research scientists (such as our Canadian team) for billable work on client projects. The details of these transactions were reported on a Form 8-K filed with the SEC on September 8, 2017.

1 “Municipal Solid Waste Landfills - Economic Impact Analysis for the Proposed New Subpart to the New Source Performance Standards” (2014), by U.S. Environmental Protection Agency Office of Air and Radiation and Office of Air Quality Planning and Standards.

2 The top 5 Waste Management companies in the US, as of 2011, operated 624 transfer stations, and 565 landfills. “Municipal Solid Waste Landfills - Economic Impact Analysis for the Proposed New Subpart to the New Source Performance Standards” (2014), by U.S. Environmental Protection Agency Office of Air and Radiation and Office of Air Quality Planning and Standards. This is a ratio of 1:4 (landfill to transfer stations). The estimated number of transfer stations is this ratio multiplied by the approximate 1,900 total landfills, and rounded.

3 “Failure to Act, The Economic Impact of Current Investment Trends in Water and Wastewater Treatment Infrastructure” (2011), by American Society of Civil Engineers and Economic Development Research Group. Figure includes treatment facilities owned and operated by municipalities, as well as those owned and/or operated by private entities contracting with municipalities.

Our engineering team has focused its efforts in two areas. First, servicing third party clients in similar roles as to what they did at CB&I and throughout their well-established careers. Their first client is a CB&I spin off that provides engineering services worldwide, and they have already started providing services to local utilities. They are evaluating, bidding on, negotiating, and generally pursing other commercial opportunities immediately.

Second, our team is working to assist BioLargo to scale-up, engineer and commercialize our AOS water treatment technologies, as well as support other technology and product development efforts within the BioLargo family of companies, including its industrial odor control solutions. By way of example, the team is working with Odor-No-More and its customers to customize misting systems to deliver the CupriDyne Clean liquid products. BLEST will also pursue new inventions and be available to provide assistance where needed for any commercial opportunities that are presented by and through any and all operating units of BioLargo.

During the three months ended March 31, 2018, BLEST secured a new relationship and was retained to serve as “Owner’s Engineer” for a proposed $687 million integrated biofuels production project to be built on the east coast. The proposed facility would convert hundreds of tons per day of municipal solid wastes and plastics into high-grade fuels and paraffin waxes, while diverting hundreds of thousands of tons of waste from landfills per year. Our team’s initial role in this project is to provide the project’s ownership team with consulting engineering support as the project becomes finalized. BLEST is now under contract to be paid for engineering services rendered for the pre-project phase, and assuming the project moves ahead, we anticipate that our contractual relationship will expand to an important multi-year role in the project’s overall engineering management. BLEST has developed a long list of projects and bids with prospective clients, tracking more than 40 projects and associated bids to supply engineering services to outside clients. The menu includes a long list of projects that would include odor and VOC control, wastewater management, AOS related projects and a host of traditional environmental engineering services. Internal capabilities have also been extended to include research into a new method of lithium refining through strategic relationships. In addition to the ongoing work with the Odor No More division representing more than $300,000 in new business already out to bid, it has secured ongoing work with the APTIM Picatinny Arsenal and it was recently notified that it was in final consideration as a preferred supplier/vendor to one of the largest oil and gas companies in the world to help solve a series of challenges to process and clean up produced water at one facility.  If successfully awarded, the project is estimated to be worth approximately $1.3 million in revenue to BLEST, which would include roughly 50% for materials and equipment and 50% for engineering services. Management believes that any one or two of the prospective projects will carry the BLEST organization to positive cash flow.

Recent client requests have presented opportunities to serve a number of clients with specific interest in managing high concentrations of ammonia and polyaromatic hydrocarbons, wastewater for breweries and legionella management / mitigation strategies for high traffic buildings.

BioLargo Water and the Advanced Oxidation System - AOS

BioLargo Water is our wholly owned subsidiary located on campus at the University of Alberta that has been primarily engaged in the research and development of our Advanced Oxidation System (AOS). The AOS is a water treatment device in development that generates a series of highly oxidative species of iodine and other molecules that, because of the proprietary configuration and inner constituents of the AOS, eliminate pathogenic organisms with extreme efficacy.

The key value proposition of the AOS is its ability to eliminate a wide variety of contaminants with high performance while consuming extremely low levels of input electricity – a trait made possible by the complex set of highly oxidative iodine compounds generated within the AOS reactor. Our proof-of-concept and case studies have generated results that suggest the AOS will be more cost- and energy-efficient than commonly used advanced water treatment technologies such as UV, electro- chlorination, and ozonation. This value proposition sets the AOS technology above other water treatment options, as we believe the AOS may allow safe and reliable water treatment for significantly lower cost compared to its competitors and may even enable advanced water treatment in applications where it otherwise would have been prohibitively costly.

Our AOS was the result of break-throughs in both advanced iodine electrochemistry and advances in materials engineering, and its invention led to BioLargo’s co-founding a multi-year research chair whose goal was to solve the contaminated water issues associated with the Canadian Oil Sands at the University of Alberta Department of Engineering in conjunction with the top five oil companies in Canada, the regional water district, and various environmental agencies of the Canadian government. Based on recovering oil prices and our ongoing work in Canada, we recently reinitiated discussions with a number of stakeholders in the oil sands industry to begin commercial piloting for our AOS to help treat and remediate oil sands process-affected water (OSPW) found in tailings ponds in the Canadian oil sands, an application that currently has no good technical solution. We have recently applied for significant grant funding to re-initiate our work to help treat OSPW, and we will be notified about the status of our funding application in the coming months.

Our work is continually progressing to support a number of commercial applications, with a key focus on wastewater treatment, food processing, agriculture, and oil and gas. We are also at the early stages of evaluating opportunities in in the storm drain recapture/recycling, and drinking water. Our AOS is an award-winning invention that is supported by science and engineering financial support and grants from various federal and provincial funding agencies in Canada such as NSERC, NRC- IRAP, and Alberta Innovates.

In 2017, the Metropolitan Water District “MWD” of Southern California, through their Innovative Conservation Program, awarded a grant to our research team to study the AOS. MWD recently published an official report of the successful findings on their ICP web site (link here). Highlights of this report include:

●	To be at least 50% more energy-efficient in comparison to incumbent technologies (U.V. and Ozone);
●	Be forecasted to involve far less maintenance cost than chlorination; and
●

Could present an effective and cost-efficient alternative to market-available tertiary treatment technologies, and stands to afford major water and costs savings to the Californian municipal wastewater market.

These results complement the AOS’s prior proof-of-claim results that prove the AOS can:

●	Completely remove polyaromatic hydrocarbons;
●	Inactivate 6 logs of bacterial pathogens (Salmonella enterica and Escherichia coli);
●	Inactivate 4 logs of virus surrogate; and
●	Remove naphthenic acids (up to 80% in single pass)

Financial support is expanding concurrently with ongoing work to commercially develop the latest AOS designs. We believe the AOS has an important and substantial commercial opportunity for licensure into in many segments of the water treatment industry, and we believe it should find early market adoption in helping manage industrial wastewater, namely in the livestock industry.

Following extensive validation testing and refinement of the basic operating system, we began a commercial prototype development project that includes important third-party commercial validation studies and the design of its computer automation system. These next steps lead us to a product ready for commercial markets. This phase began in August 2016, when we introduced our first “Alpha” prototype at our annual technical symposium. The “Alpha” project was executed in collaboration with technical personnel at the Northern Alberta Institute of Technology (“NAIT”)'s Center for Sensors and Systems Integration and with NAIT's Applied Bio/Nanotechnology Industrial Research Chair. Bolstered by financial support provided by the Alberta Innovates nanoPDP program, this project focused on the development of a first-generation prototype system that incorporates a sensor platform to monitor various water parameters through online real-time data acquisition. The Alpha AOS system enables further scale up and testing in industrial settings, and work has commenced to develop a “Beta” unit for first stage commercial trials. Our AOS Beta unit is being developed as a flexible modular system to allow for a wide variety of sizes, configurations and functional uses to be deployed to meet a wide variety of unique and special requirements of customers across a wide range of industries.

Recent AOS Milestones

In February 2017, Mark Lambert joined our team as a “strategic advisor” to help develop and refine our commercialization plan for the AOS. Mr. Lambert has over 25 years of experience as a senior level executive with extensive experience in the water, renewable energy and environmental services industries.

In July 2017, we hired Shan Yong, PhD as our director of business development. Dr. Yong has more than 14 years of experience in international business development and technology consulting in the water and environmental sector. She has assisted us to review our strategic focus and narrow our work to commercially viable targets like micropollutants, disinfection, removal of polyaromatic hydrocarbons. These have application in the oils and gas industry, poultry wastewater and municipal wastewater, for example.

In August of 2017 we held our 3rd annual technical symposium. We presented to a host of academics, government representatives and collaborators the summary of test data validating the performance and energy-efficiency of the AOS. We shared results from three commercial bench-scale pilot studies to validate performance of the AOS with industry-provided water for poultry process water, municipal wastewater and dairy wastewater. Two of these studies were supervised and audited by a commercial engineering firm. The outcome of the studies confirmed high levels of efficacy for disinfection, destruction and removal of soluble organics in a potential client’s actual waste stream.

In late 2017 we acquired a team of engineers and formed our own engineering services company, BioLargo Engineering Science and Technologies, LLC, (“BLEST”) (see above for more details) to provide internal and external engineering services. BLEST is actively preparing a process engineering package for the AOS system. Major components of the package will include: design basis, process flow diagrams, piping and instrumentation diagrams, process control strategy document and materials of construction specifications. This work is underway.

In early 2018 we have engaged in a series of important commercially focused activities around the AOS, including discussions with a series of industrial collaborators to do commercial piloting in 2018. We have also reengaged stakeholders in the Oil Sands industry for commercial piloting. We have begun negotiations with potential strategic partners from industry to perform commercial pilots with the intent use our AOS as a polishing step (replacing UV, electro-chlorination, or ozone) within their existing treatment trains (complete water treatment solutions). Importantly, we have designed and begun assembling our own proprietary water treatment train. We have also submitted and are currently submitting applications for a series of substantial government grants (totaling more than $4,000,000 USD) to focus on specific targets in industry, like wastewater, food processing and oil and gas applications. We are narrowly focused on validating efficacy for a few specific client challenges to offer a re-awarded a CA$235,000 grant from the Canadian Government’s Industrial Research Assistance Program (NRC-IRAP) to fund our first on-site pilot project. The pilot is intended to demonstrate the AOS’ ability to disinfect and decontaminate water at high flow-rates, allowing for recycling, reuse, and/or safe water discharge.  Moreover, continuous treatment and recycling of the processed water in this pilot project will allow for a comprehensive assessment of the long term economic advantage (both operating and capital costs) and conservation benefits of the AOS for both energy and water, in comparison with conventional wastewater treatment technologies. Ultimately, we expect the results of this pilot to lay an important foundation for the technical and business case that convinces future customers to purchase the AOS.

This is an important step for our AOS technology, as well as for our company. We are confident in our disruptive water treatment technology and have proven its treatment capabilities in the lab ad nauseum. However, a pilot project for the AOS, as with any technology, is crucial to prove its reliability to industry stakeholders as well the capital cost and operating costs of our technology at-scale. These data will be critical to pave the way for future market adoption. And, we have many other pilots in evaluation. Our R & D team has developed a novel configuration for the AOS that features a spiral design.  Testing for the new design has been highly encouraging.  Management believes it will continue to advance the scale-up to higher volume throughputs of water flow and enhances the AOS ability to be more compact and longer lasting in the field.  This work is not complete, but management believes it does represent a significant step forward to achieving high throughput quality results.

The University of Alberta

The research and development of our AOS system has primarily been accomplished at our research facility at the University of Alberta campus in Edmonton, Canada. We are able to utilize the extensive resources of the University and its researchers on a contract for hire basis as needed. We work closely with the Department of Agricultural, Food and Nutritional Science at the University of Alberta and its Department of Engineering, and partner with University professors on government and industry sponsored financial awards and grants to support our ongoing research and development as we refine the AOS in preparation of commercial pilots and commercial designs. We have received over 55 grants thus far. Generally, the financial awards take on two common themes: first, science and engineering grants in which the University of Alberta is the primary recipient and contracting party with the grant agency to support work on and around our technology; and second, direct grants in which our Canadian subsidiary is the contracting party to support ongoing science and engineering to advance our AOS towards commercialization, sometimes supporting the work of PhD students at the University. In both cases, the financial awards support much, but not all, of the research budget and related costs. Our research arrangement with the University has three high value propositions for BioLargo: (i) a depth of resources and talent to accomplish highly skilled work, (ii) financial aid to support research and development costs and (iii) independent and credible validation of our technical claims. The total value of the grants awarded exceeds $1,500,000.

In part because of these grants, we have multiple ongoing collaborations with university researchers, all with the goal of validating and/or improving our AOS technology, and to expand the scope of its treatment ability to increase its potential market. These collaborations include:

Dr. Kerry McPhedran: Dr. McPhedran is an Assistant Professor in the Department of Civil and Geological Engineering at the University of Saskatchewan in Saskatoon, SK. His research collaboration with BioLargo Water aims to identify, quantify, and characterize the oxidative iodine-containing molecules produced in our AOS in order to better understand the chemistry that results in our powerful water disinfection and decontamination results. A better understanding of the iodine compounds produced in our AOS is important for us to fine-tune the performance to cost ratio generated by our technology. Dr. McPhedran’s research involves the use of Hard X-ray Microanalysis (HXMA) equipment at the world-renowned Canadian Light Source (CLS) in Saskatoon. This research is funded by an NSERC Engage grant.

Dr. Douglas Ivey: Dr. Ivey is a Professor in the Department of Chemical and Materials Engineering at the University of Alberta, and his research collaboration with BioLargo Water focuses on characterizing the materials that make up the AOS reactor at a microstructural level. This involves the use of cutting-edge electron microscopy equipment and techniques, and has so far provided important information about aspects of the AOS such as the useful lifetime of its inner constituents, and the effects of dissolved solids and organics on the materials that make up the AOS. This research is funded by an NSERC Engage grant as well as a grant from the Council Alliance for a Sustainable Built Environment (CASBE).

Dr. Edward Roberts: Dr. Roberts is a Professor in the Department of Chemical and Petroleum Engineering at the University of Calgary in Calgary, AB. His seminal work with the AOS was the first that independently validated the generation of iodine-containing oxidative compounds within the AOS, a key aspect of our technology’s value proposition. His collaboration was funded by an NSERC Engage and Engage plus.

Advanced Wound Care – Clyra Medical Technologies Subsidiary

We formed Clyra Medical Technologies, Inc. (“Clyra”) to commercialize our technology in the medical products industry, which we believe can be disruptive to many existing product lines. Our initial product focus is in the “advanced wound care” field, which includes traumatic injury, diabetic ulcers, and chronic hard-to-heal wounds.

Our advanced wound care products combine broad-spectrum antimicrobial capabilities with iodine’s natural and well-understood metabolic pathway to promote healing. Our products are highly differentiated from existing antimicrobials in multiple ways - by the gentle nature in which they can perform, reduced product costs, extended antimicrobial activity, and biofilm efficacy. In addition, iodine has no known acquired microbial resistance, unlike many competing products. We believe the markets for these products will include infection control and wound therapy for chronic wounds. We also intend to pursue and study the use of our technology as a compliment to regenerative tissue therapy. In 2017, we filed a third patent application related to our technology for use in medical products. Two applications were filed in 2016. While these patent applications are pending, we intend to continue expanding patent coverage as we refine our medical products. In late 2017, Clyra completed product development on its first design with its advanced wound care technology, and retained Emergo, a global leader in the medical device regulatory field, to prepare and submit to the U.S. Food & Drug Administration (“FDA”) premarket notification of a medical device under Section 510(k) of the Food, Drug, and Cosmetic Act. The 510(k) notification was submitted to the FDA’s Center for Devices and Radiological Health (“CDRH”). The submission was referred by the CDRH to the FDA Office of Combination Products (“OCP”), which has jurisdiction to classify a product as a drug, device, biological product, or combination product. We asked the OCP for a determination whether our product should be regulated as a medical device, drug, or combination product, and the OCP replied requesting significant additional information. Clyra is evaluating this request and its options on how to move forwarded. While doing so, Clyra has prepared an application for a second product for submission to the FDA under Section 510(k), and has additional products in development. Clyra intends these submissions to be the first two of multiple future FDA submissions for “advanced wound care”, and believes our technology has the potential for disruption in other key medical related fields, including dental and veterinary medicine.

While we remain confident that we will ultimately receive premarket clearance for our products, we can make no assurance or prediction as to success of Clyra’s efforts, and must wait patiently for the process with the FDA to conclude.

While FDA applications are pending, Clyra’s management is actively engaged in arranging for clinical work in both the wound care and orthopedic field utilizing key opinion leaders, and is also in discussions with a number of potential strategic partners for commercialization and further development of the technology. Clyra presented the results of testing conducted for its FDA application at the SAWC international conference held in October 2017 (http://www.sawc.net/fall/). The semi-annual SAWC meeting is the premier interdisciplinary wound care program and the largest annual gathering of wound care clinicians in the United States.

In 2017, we filed a third patent application related to our technology for use in medical products. Two applications were filed in 2016. While these patent applications are pending, we intend to continue expanding patent coverage as we refine our medical products.

In addition to the Advanced Wound Care and orthopedic fields, we believe our technology has the potential for disruption in other key medical related fields, including dental and veterinary medicine.

Clyra Medical - Capitalization

We currently own 46.3% of Clyra’s outstanding common and preferred stock. Two of the members of our board of directors sit on the three-member Clyra board. Our ownership of Clyra has been diluted through investments in December 2015, and August 2017. In December 2015, Clyra sold 9,830 shares of its Series A Preferred Stock (“Preferred Shares”) to Sanatio Capital, LLC (“Sanatio”) for $750,000. Sanatio is beneficially owned by Jack B. Strommen, who was later elected to BioLargo’s board of directors. This sale was made in reliance on the exemption from registration contained in Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder as not involving a public offering of securities.

Clyra’s Preferred Shares accrue an annual dividend of 8% for a period of five years. Although the dividends begin to accrue immediately, Clyra has no obligation to declare a dividend until a product of Clyra has received a premarket approval by the United States Federal Drug Administration (“FDA”), or for which a premarket notification pursuant to form 510(k) has been submitted and for which the FDA has given written clearance to market the product in the United States (either, “FDA Approval”). After FDA Approval, annually on December 20, and unless prohibited by California law governing distributions to shareholders, Clyra is required to declare and pay any accruing dividends to holders of Preferred Shares then accrued but unpaid.

Holders of Preferred Shares are entitled to preferential payments in the event of a liquidation, dissolution or winding up of Clyra, in an amount equal to any accrued and unpaid dividends. After such preference, any remaining assets are distributed pro-rata between holders of Clyra common stock and Preferred Shares as if the Preferred Shares had converted to common stock. Holders of Preferred Shares may convert the shares to common stock initially on a one-to-one basis. The conversion formula is subject to change in the event Clyra sells stock at a lower price than the price paid by Sanatio.

In addition to the $750,000 investment, once Clyra receives FDA Approval for a product, Sanatio has agreed to provide Clyra a $5,000,000 credit facility for operating, warehouse, inventory and costs necessary to rapidly expand sales (“Line of Credit”). Terms of the Line of Credit are to be negotiated in good faith, be commercially reasonable and mutually agreeable to the parties. Should Sanatio fail to provide the Line of Credit, BioLargo has the right to do so under similar terms and conditions offered to Sanatio, and neither Clyra nor any of its shareholders, affiliates, successors or assigns will have any recourse or remedies against Sanatio for failing to provide the Line of Credit. If either BioLargo or an entity not affiliated with Sanatio provides the Line of Credit (either directly, through an affiliate, or third party), Clyra shall issue such lender a warrant to purchase an amount of Clyra common stock equal to 10% of Clyra’s capital stock on a fully-diluted basis, at an exercise price equal to the fair market value of Clyra’s common stock on the date of issuance, as determined by its board of directors in good faith.

BioLargo, Sanatio and other Clyra shareholders entered into an agreement whereby the parties agreed to elect a three-member board of directors, consisting of Clyra’s president, BioLargo’s president, and a Sanatio representative, who shall initially be Mr. Strommen. The shareholders also agreed to restrict the sale of any stock in Clyra unless all holders of Preferred Shares are allowed to participate in such transaction and the consideration received pursuant to such transaction is allocated among the parties thereto in the manner specified in its articles of incorporation in effect immediately prior to the sale.

Clyra licenses our technology through a license agreement dated December 17, 2012, and amended December 30, 2015 (“License Agreement”). The License Agreement grants Clyra the exclusive world-wide right to make, have made, use, sell, offer for sale and import products for use within the field of human wound care (as defined in the License Agreement), expandable to include other medical products.

In addition to the foregoing, Clyra entered into a consulting agreement with Beach House Consulting, LLC, through which Jack B. Strommen will be providing consulting services to Clyra. Mr. Strommen is a founder and leader of PD Instore (www.pdinstore.com), works with some of the world’s leading retailers, and has overseen many national ground-breaking marketing rollouts and initiatives. Mr. Strommen will be assisting Clyra in its sales and marketing activities once it has FDA Approval on a product, at which point the agreement provides that Mr. Strommen is to receive $23,437.50 per month for a period of four years.

On March 31, 2017, Sanatio and Clyra agreed to a line of credit through which Clyra drew $250,000, accruing interest at a rate of 10%, and including a 5% original issue discount. On July 22, 2017, Sanatio Capital LLC and Clyra agreed to convert the line of credit to common shares at a price per share equal to that offered to investors in a new securities offering. As of the date of conversion, the outstanding amount due on the line of credit was $270,400. Once the offering price was established, Sanatio was issued 1,690 shares of Clyra common stock at $160 per share.

On August 4, 2017, Clyra commenced a private securities offering of its common shares at a price of $160 per share, and accepted $1,000,000 in subscriptions. It issued 6,250 shares of its common stock to two investors. Of that amount, BioLargo invested $250,000 and was issued 1,562.5 shares.

Subsequent to the issuance of shares to investors in the August 2017 offering, and to Sanatio for conversion of its line of credit, BioLargo owns 15,297.5 shares of Clyra common stock. These shares comprise 46.3% of the voting stock at Clyra. Two members of BioLargo’s board of directors (Dennis P. Calvert and Jack B. Strommen) are two of the three members of Clyra’s board of directors.

Additional Product Lines

Technology License - Isan System

On August 18, 2014, we entered into a manufacturing and distribution license agreement for our Isan® system with Clarion Water, a new operating division of InsulTech Manufacturing, LLC (www.insultech.com), the latter of which has over 20 years of commercial success around the globe representing hundreds of millions in sales of technical products to Fortune 100 companies.

Co-owned with Peter Holdings, Ltd. through a joint venture agreement, the Isan system leverages the power of iodine to provide the world’s most effective disinfection dosing systems. It has been referred to as one of the most important technical advancements in food safety in the past 20 years. It won a “top 50 water company award” by the Artemis Project in 2010 and a DuPont Innovation Award for its excellence in science and innovation in 2004.

The Isan System is a reliable and efficient automated iodine dosing system. It is the winner of a Top 50 Water Technology Award by the Artemis Project and a Dupont Innovation Award. Its combines precise dosing with a straight-forward “set-it-and-forget-it” automated computer-controlled system that features controlled measuring, flow rate, dosing and iodine extraction/removal technology, as well as an automatic tracking system that precisely delivers iodine in calibrated doses into a water stream or container of water. The Isan system has been proven to substantially reduce the incidence of fungal growth, spoilage, microorganisms and pathogens in water and on food. The system is capable of functioning at the high flow rates commensurate with industrial disinfection needs.

Per the terms of our license agreement, Clarion is obligated to pay royalties on revenue equal to 10%. As we jointly own the Isan System with Peter Holdings, Ltd., all royalties are to be shared equally with Peter Holdings, Ltd. The intellectual property subject to the license agreement includes all intellectual property related to the Isan System, including all patents, trademarks, proprietary knowledge, and other similar know-how or rights relating to or arising out of the Isan System or the patents related to the Isan System. The agreement contains other terms and conditions typically found in intellectual property license agreements.

Since licensing the technology, Clarion completed a comprehensive technical and engineering update to the Isan System, featuring a new automated touch screen user interface, enhanced security, enhanced control features for increased monitoring and sensing, and adding automated functionality providing users unmatched flexibility, reliability and control over this state-of-the-art disinfectant delivery system, and begun commercial trials. In 2016, it received approval from the U.S. Environmental Protection Agency for use of Isan generated iodine, “IoMax,” as it is delivered in poultry drinking water. In 2017, Clarion received approval for expanded uses of its IoMax iodine, including for sanitizing livestock drinking water, livestock barns and vehicles, milking and dairy related equipment, food grade egg shells, retort cooling water, HVAC units, and general farm premises. We do not believe Clarion intends to pursue any of those markets. Rather, Clarion has begun a process to expand regulatory coverage for additional uses in agriculture and for food safety. We believe Clarion is evaluating various high value applications that require additional regulatory approvals, proof of claims and investment. We have yet to receive royalties from Clarion pursuant to our license agreement. We continue to work with Clarion to evaluate various choices about how to move forward and to expand opportunities for the Isan and IoMax products.

Downeast Logistics

In late 2013, we entered into a cooperative selling and distribution agreement with Downeast Logistics, a certified “Service-Disabled Veteran-Owned Small Business” (SDVOSB), as our distribution partner to facilitate our first order to the United States government. Downeast has been instrumental in developing ongoing sales to the government and military. We have six products with National Stocking Numbers.

We offer two primary products through these channels. The first is our Specimen Transport Solidifer. We sell the product to the Defense Logistics Agency, which then delivers it to military installations all over the world. This product is used to transport hazardous materials such as blood and urine samples, which may need to be sent from a military base to a laboratory or hospital. It is designed to absorb liquids on contact and release our proprietary iodine technology. Our second primary product sold to the government and military is our Suction Canister Solidifer. It is sold to hospitals and to the Defense Logistics Agency, and is used during surgery to solidify and reduce odors of body fluids.

In March 2016, two of our product lines (consisting of 9 SKUs) of Nature’s Best Science products were awarded a five-year U.S. General Services Administration (GSA) supply contract, under schedule 65IIA for medical equipment and supplies. The award opens up access to these products through “GSA Advantage”, the online shopping and ordering system that provides government agencies access to thousands of contractors and millions of supplies (products) and services. We intend to apply for inclusion of additional existing and future products into GSA Advantage, including our industrial odor control product, CupriDyne Clean. In December 2016, these same product lines as well as our CupriDyne Clean Industrial Odor Eliminator were accepted to the DOD eMALL which is another purchasing portal for the Defense Department and other State and Federal agencies. As of the date of this report, our products are approved for sale and available to all branches of government at the federal, state and local levels through five different purchasing portals.

Commercial, Household and Personal Care Products

CHAPP includes broad product categories and many opportunities for the application of our technologies. It is defined by the ability to utilize similar, if not identical, consumption products in multiple market segments. Detergents, single use absorbents, wipes, and products that provide odor, infection control or stain removal, all fall within this category. Packaging ranges from consumer sizes of a few ounces to bulk packaging for commercial or industrial use. We are currently offering products in this category under four brands – Odor-No-More, Nature’s Best Science, Deodorall and NBS. Our primary product offerings include an animal-bedding additive that controls odor and moisture. We also sell liquid odor control products to private label (aka “White Label”) customers who then in turn sell product to consumers and industrial clients, including a product that eliminates smoke odors.

We are continuing our efforts to generate additional “private label” clients, albeit on a passive basis, due to the increasing sales activities associated with CupriDyne Clean. We continue to meet with new potential customers from time to time, for private label opportunities. We also have relationships and remain in discussions with potential strategic partners to provide large scale manufacturing and distribution should we secure orders for the private label business opportunities or experience a rapid increase in any product whereby we need to supplement manufacturing to meet client delivery needs. Success in these markets is highly dependent upon the willingness of the potential partners to invest in product support to continue marketing and expanding customer awareness.

Our sales in the CHAPP product category are nominal. Product development, sales and marketing require significant financial resources that we currently have elected to invest elsewhere while, also, limiting our risk in these highly competitive and commodity markets. As such, our progress in this area has been slow and will likely continue to be slow until such time as we secure the appropriate commercial partners. As opportunities present themselves, we market our technology for licensure to established companies in this industry segment. We rely upon independent agents and key industry contacts for this activity, and it is not a top priority. We continue to expand our proof of claims and product designs for various odor and moisture control applications. We believe this segment will enjoy commercial success only as we continue to prove the market viability for our CupriDyne Clean product. Therefore, we are more narrowly focused on the business to business sales and marketing activity to help gain exposure and build credibility for our consumer product designs and technology. Because the core science is so effective, easy to use and safe, we are cautiously optimistic that this segment will also return to be a financially important opportunity for our company as we continue to expand sales and our market presence in the industrial odor control market.

BioLargo Maritime Solutions, Inc.

We formed BioLargo Maritime Solutions, Inc. to organize and evaluate business opportunities in and around the maritime industry for our technologies, including our AOS, with an emphasis on the ballast water treatment mandate set forth by the International Maritime Organization and the US Coastguard that had mandated an adoption by industry of new discharge standards by late 2017. As a result of the protest from industry and the lack of clarity over how the mandate standards for discharge requirements would be measured and enforced, the enforcement of mandates was extended by as much as five years. While the trend and regulatory initiatives are continuing, the economics of current technical solutions and the business case has remained uncertain and fraught with what we believe to be high capital requirements and a less than optimal return on investment proposition. While we remain interested given the right economic climate, we are hesitant to fully pursue this market segment until we are more confident in our future success. To continue, we will need to organize a strategy and additional resources, including capital and proper staffing, to pursue business opportunities. This subsidiary is not yet operational and we have no immediate plans to pursue the related opportunities until such time as the regulatory mandates are enforced and/or until such time as we find the appropriate pull from industry to justify any investment on our part.

Product Development Pipeline

Our CupriDyne technology is used to efficiently deliver iodine in various products. It can be delivered in any physical form and can be combined with other ingredients, such as fragrances in our odor control products, and surfactants in our stain removal and odor control products. Additional ingredients can often be added without sacrificing its practical and safe functions as well as its oxidation potential. Our product designs include liquids, sprays, gels, powders, coatings and absorbents.

Safety and efficacy are key for CupriDyne. Each of our product designs delivers iodine safely and precisely to achieve effective odor control, stain-removal, or surface washing, and in some applications at high doses, broad-spectrum disinfection. CupriDyne’s primary ingredients, as well as reaction by-products, are “generally recognized as safe” (“G.R.A.S.”) by the U.S. Food and Drug Administration as food additives in their basic forms. CupriDyne’s commercial product opportunities are diverse, and we have an extensive menu of product designs in various stages of commercialization and licensure development, discussed in detail below in the “Commercial, Household and Personal Care Products” and “CupriDyne Clean – Industrial Odor Control” sections.

We believe CupriDyne is unique. The iodine most of us are familiar with, sold in pharmacies and used by hospitals, has severe limitations – it is considered toxic, causes staining, and contains a limited dose of the active oxidizing ingredient. Our CupriDyne technology, on the other hand, directly addresses many of these shortcomings – it delivers iodine’s oxidizing ingredient (“free iodine”) with precision, ranging from very small doses up to very large doses with more than 30 times the performance of chlorine. We can deliver iodine that is both non-toxic and non-staining, thus extending its usefulness well beyond historical product applications.

Our CupriDyne technology is flexible, allowing product designs to incorporate varying dosing levels. Some product designs focus on odor, and do not act as disinfectants. Some product designs do act as disinfectants, and would require regulatory approval to make such claims.

We are continually listening to customers and industry to innovate new products based on our patented technologies, including CupriDyne.

We believe that as our company continues to advance its commercial success, many of the product opportunities that can include our CupriDyne technology will gain more attention and should expand our business with licensing or white label opportunities. In the meantime, we have narrowed our focus to advance sales of our CupriDyne Clean products.

Our Clyra product development pipeline is equally robust in its diverse opportunities to be included in a long list of medical related products to deliver antimicrobial efficacy, odor control, support for healing and infection control across a broad range of delivery systems.

Intellectual Property

We have 17 patents issued, including 15 in the United States, and multiple pending. We believe these patents provide a foundation from which to continue building our patent portfolio, and we believe that our technology is sufficiently useful and novel that we have a reasonable basis upon which to rely on our patent protections. We also rely on trade secrets and technical know-how to establish and maintain additional protection of our intellectual property. As our capital resources permit, we expect to expand our patent protection as we continue to refine our inventions as well as make new discoveries. See the detailed discussion below of our patent portfolio.

We regard our intellectual property as critical to our ultimate success. Our goal is to obtain, maintain and enforce patent protection for our products and technologies in geographic areas of commercial interest and to protect our trade secrets and proprietary information through laws and contractual arrangements.

Our Chief Science Officer, Mr. Kenneth R. Code, has been involved in the research and development of the technology since 1997. He has participated in the Canadian Federal Scientific Research and Experimental Development program, and he was instrumental in the discovery, preparation and filing of the first technology patents. He has worked with manufacturers, distributors and suppliers in a wide variety of industries to gain a full appreciation of the potential applications and the methodologies applicable to our technology for their manufacture and performance. He continues to research methods and applications to continue to expand the potential uses of our technology as well as work to uncover new discoveries that may provide additional commercial applications to help solve real world problems in the field of disinfection.

In 2016 and 2017, we continued improving our technology and creating new uses of our technology through further research and development efforts. During that time, we filed three U.S. patent applications, each comprised of multiple individual claims, and were granted one patent by the USPTO, with a second granted in 2018. Our technology also includes know-how and trade secrets, which, together with our intellectual property, contribute to our expertise in product design, manufacturing, product claims, safety features and competitive positioning of products that feature our technology.

During 2018 we plan to continue to advance our proof of claims, inventions and patent filings.

We incurred approximately $1,600,000 in expense related to our research and development activities in 2017, an increase of approximately $250,000 over the prior year. Our research and development expenditures in 2018 could vary significantly and will depend upon our access to capital.

We believe that our suite of intellectual property covers the presently targeted major areas of focus for our licensing strategy. The description of our intellectual property, at present, is as follows:

●	U.S. Patent 9,883,653 issued on February 8, 2018, which encompasses a litter composition used in the absorption of animal wastes.

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U.S. Patent 9,414,601 issued on August 16, 2016, relating to the use of an article for application to a surface to provide antimicrobial and/or anti-odor activity. At least one of the reagents is coated with a water-soluble, water dispersible or water-penetrable covering that prevents ambient conditions of 50% relative humidity at 25ºC from causing more than 10% of the total reagents exposed to the ambient conditions from reacting in a twenty-four-hour period.

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U.S. Patent 8,846,067, issued on September 30, 2014, which encompasses a method of treating a wound or burn on tissue to reduce microbe growth about a wound comprising applying an antimicrobial composition to the wound or burn on tissue using a proprietary stable iodine gel or liquid. This patent covers our technology as used in products being developed by our subsidiary, Clyra Medical Technologies.

●	U.S. Patent 8,757,253, issued on June 24, 2014, relating to the moderation of oil extraction waste environments.

●	U.S. Patent 8,734,559, issued on May 27, 2014, relating to the moderation of animal waste environments.

●	U.S. Patent 8,679,515 issued on March 25, 2014, titled “Activated Carbon Associated with Alkaline or Alkali Iodide,” which provides protection for our BioLargo® AOS filter.

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U.S. Patent 8,642,057, issued on February 14, 2014, titled “Antimicrobial and Antiodor Solutions and Delivery Systems,” relating to our liquid antimicrobial solutions, including our gels, sprays and liquids imbedded into wipes and other substrates.

●	U.S. Patent 8,574,610, issued on November 5, 2013, relating to flowable powder compositions, including our cat litter additive.

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U.S. Patent 8,257,749, issued on September 4, 2012, relating to the use of our technology as protection of against antimicrobial activity in environments that need to be protected or cleansed of microbial or chemical material. These environments include closed and open environments and absorbent sheet materials that exhibit stability until activated by aqueous environments. The field also includes novel particle technology, coating technology or micro-encapsulation technology to control the stability of chemicals that may be used to kill or inhibit the growth of microbes to water vapor or humidity for such applications.

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U.S. Patent 8,226,964, issued on July 24, 2012, relating to use of our technology as a treatment of residue, deposits or coatings within large liquid carrying structures such as pipes, drains, ducts, conduits, run-offs, tunnels and the like, using iodine, delivered in a variety of physical forms and methods, including using its action to physically disrupt coatings. The iodine’s disruptive activity may be combined with other physical removal systems such as pigging, scraping, tunneling, etching or grooving systems or the like.

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U.S. Patent 8,021,610, issued on September 20, 2011, titled “System providing antimicrobial activity to an environment,” relating to the reduction of microbial content in a land mass. Related to this patent are patents held in Canada and the European Union.

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U.S. Patent 7,943,158, issued on May 17, 2011, titled “Absorbent systems providing antimicrobial activity,” relating to the reduction of microbial content by providing molecular iodine to stabilized reagents.

●	U.S. Patent 7,867,510, issued on January 11, 2011, titled “Material having antimicrobial activity when wet,” relating to articles for delivering stable iodine-generating compositions.

●	U.S. Patent 6,328,929, issued on December 11, 2001, titled “Method of delivering disinfectant in an absorbent substrate,” relating to method of delivering disinfectant in an absorbent substrate.

●	U.S. Patent 6,146,725, issued on November 14, 2000, titled “absorbent composition,” relating to an absorbent composition to be used in the transport of specimens of bodily fluids.

Pending Patent Applications

Most recently, we filed two patent applications in the United States for our advanced wound care formulas. The inventions in these applications form the basis for the work at Clyra Medical and the products for which that subsidiary intends to seek FDA approval. In addition to these applications, we have filed patent applications in multiple foreign countries, including the European Union, pursuant to the PCT, and other provisional applications.

Subject to adequate financing, we intend to continue to expand and enhance our suite of intellectual property through ongoing focus on product development, new intellectual property development and patent applications, and further third-party testing and validations for specific areas of focus for commercial exploitation. We currently anticipate that additional patent applications will be filed during the next 12 months with the USPTO and the PCT, although we are uncertain of the cost of such patent filings, which will depend on the number of such applications prepared and filed. The expense associated with seeking patent rights in multiple foreign countries is expensive and will require substantial ongoing capital resources. However, we cannot give any assurance that adequate capital will be available. Without adequate capital resources, we will be forced to abandon patent applications and irrevocably lose rights to our technologies.

Competition

We believe that our products contain unique characteristics that distinguish them from competing products. In spite of these unique characteristics, our products face competition from products with similar prices and similar claims. We face stiff competition from companies in all of our market segments, and many of our competitors are larger and better-capitalized.

For example, we would compete with the following leading companies in our respective markets:

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Disinfecting/Sanitizing: Johnson & Johnson, BASF Corporation, Dow Chemical Co., E.I. DuPont De Nemours & Co., Chemical and Mining Company of Chile, Inc., Proctor and Gamble Co., Diversey, Inc., EcoLab, Inc., Steris Corp., Clorox, and Reckitt Benckiser.

●	Water Treatment: GE Water, Trojan UV, Ecolab, Pentair, Xylem and Siemens AG.

●	Medical Markets: Smith & Nephew, 3M, ConvaTec and Derma Sciences.

●	Pet Market: Arm & Hammer and United Pet Group (owner of Nature’s Miracle branded products).

●	Industrial Odor Control: MCM Odor Control and OMI Industries.

Each of these named companies and many other competitors are significantly more capitalized than we are and have many more years of experience in producing and distributing products.

Additionally, our technology and products incorporating our technology must compete with many other applications and long embedded technologies currently on the market (such as, for example, chlorine for disinfection).

In addition to the competition we face for our existing products, we are aware of other companies engaged in research and development of other novel approaches to applications in some or all the markets identified by us as potential fields of application for our products and technologies. Many of our present and potential competitors have substantially greater financial and other resources and larger research and development staffs than we have. Many of these companies also have extensive experience in testing and applying for regulatory approvals.

Finally, colleges, universities, government agencies, and public and private research organizations conduct research and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for the use of technology that they have developed, some of which may be directly competitive with our applications.

Governmental Regulation

We will have products (each a ‘‘Medical Device”) that will be subject to the Federal Food, Drug, and Cosmetic Act, as amended (including the rules and regulations promulgated thereunder, the “FDCA”), or similar Laws (including Council Directive 93/42/EEC concerning medical devices and its implementing rules and guidance documents) in any foreign jurisdiction (the FDCA and such similar Laws, collectively, the “Regulatory Laws”) that are developed, manufactured, tested, distributed or marketed by our company or its subsidiary Clyra. Each such Medical Device will need to be developed, manufactured, tested, distributed, and marketed in compliance with all applicable requirements under the Regulatory Laws, including those relating to investigational use, premarket clearance or marketing approval to market a medical device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals.

We believe that no article or part of any Medical Device intended to be manufactured or distributed by our company or any of our subsidiaries will be classified as (i) adulterated within the meaning of Sec. 501 of the FDCA (21 U.S.C. § 351) (or other Regulatory Laws), (ii) misbranded within the meaning of Sec. 502 of the FDCA (21 U.S.C. § 352) (or other Regulatory Laws) or (iii) a product that is in violation of Sec 510 of the FDCA (21 U.S.C. § 360) or Sec. 515 of the FDCA (21 U.S.C. § 360e) (or other Regulatory Laws).

Neither our company nor any of its subsidiaries, nor, to the knowledge of our company, any officer, employee or agent of our company or any of its subsidiaries, has been convicted of any crime or engaged in any conduct for which such Person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the “Social Security Act”), or any similar Law in any foreign jurisdiction.

Neither our company nor any of its subsidiaries has received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to enjoin research, development, or production of any Medical Device.

Employees

As of the date of this prospectus, we employ 28 persons. We also engage consultants on an as needed basis who provide certain specified services to us.

Description of Property

Our company owns no real property. We are party to three commercial property leases for our corporate offices and manufacturing facility in California, our research and development facility in Canada, and our engineering division in Tennessee.

We currently lease approximately 9,000 square feet of office and industrial space at 14921 Chestnut St., Westminster, California 92683. The current lease term is from September 1, 2016 to August 31, 2020, at a monthly base rent of $8,379 throughout the term. In addition to serving as our principal offices, it is also a manufacturing facility where we manufacture our products, including our CupriDyne Clean Industrial Odor, and Specimen Transport Solidifiers.

We also lease approximately 1,300 square feet of office and lab space from the University of Alberta. The current lease term expires June 30, 2018, at monthly fee of $5,380 Canadian dollars. These offices serve as our primary research and development facilities.

We also lease approximately 13,000 square feet of office and warehouse space at 105 Fordham Road, Oak Ridge, Tennessee, 37830, for our professional engineering division. The lease term is from September 1, 2017 through August 31, 2020, at a monthly base rent of $5,400 throughout the term.

Our telephone number is (949) 643-9540.

Legal Proceedings

Our company is not a party to any material legal proceeding.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements about our business and operations. Our actual results may differ materially from those we currently anticipate as a result of many factors, including those we described under “Risk Factors” and elsewhere in this prospectus. Certain statements contained in this discussion, including, without limitation, statements containing the words “believes,” “anticipates,” “expects” and the like, constitute “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, as we will issue “penny stock,” as such term is defined in Rule 3a51-1 promulgated under the Exchange Act, we are ineligible to rely on these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any of the future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any of such factors or to announce publicly the results of revision of any of the forward-looking statements contained herein to reflect future events or developments. For information regarding risk factors that could have a material adverse effect on our business, refer to the “Risk Factors” section of this prospectus beginning on page 3.

Results of Operations—Comparison of the years ended December 31, 2017 and 2016

Revenue

In 2017, our annual revenue from product sales increased 123% from the prior year, to $503,982.

Sales of our CupriDyne Clean products generated approximately two-thirds of our revenue in 2017 (approximately $335,000), and increased significantly as compared with 2016. Of those sales, approximately three-quarters were pursuant to our “National Purchasing Agreements” with three of the largest waste handling companies in the United States. Our CupriDyne Clean sales revenue increased due to an increase in the volume of sales resulting from continued market penetration and ongoing marketing and sales efforts. We continue to receive extremely positive feedback from our customers about our service, our product’s effectiveness, and its cost savings. In 2018, we intend to hire additional sales personnel and increase marketing. Given the continued expansion with our national accounts, we expect higher sales volume in 2018. We do not yet have enough history or sales volume to identify trends or uncertainties related to our CupriDyne Clean sales, although we are discovering that landfills and transfer stations in colder climates generally have less of a need for odor control products during winter months. It is unclear whether this fact will materially affect our product sales.

Sales of our Specimen Transport Solidifier pouches to the U.S. Defense Logistics Agency generated approximately 27% of our revenue in 2017 (approximately $125,000), compared with approximately $100,000 in 2016. These sales were primarily through our distributor Downeast Logistics. The vast majority of these sales of our Specimen Transport Solidifier pouches are made through a bid process in response to a request for bids to which any qualified government vendor can respond. We cannot know in advance the frequency or size of such requests from the US Government, or whether our bids will be successful, and as such we are uncertain as to our future revenues through this system.

In 2016, we recognized $55,000 of licensing revenue from our license agreement with Clarion Water. We did not receive any licensing revenue from Clarion Water in 2017, and do not expect to receive any in 2018. We do not currently have other licensing agreements with third parties in place.

Other Income

Our wholly owned Canadian subsidiary has been awarded more than 50 research grants from various Canadian public and private agencies, including the Canadian National Research Institute – Industrial Research Assistance Program (NRC-IRAP), the National Science and Engineering Research Council of Canada (NSERC), and the Metropolitan Water District of Southern California’s Innovative Conservation Program “ICP”. The grants received are considered reimbursement grants related to costs we incur and therefore are included as Other Income on our income statement. The amount of grant income increased from $161,430 in 2016 to $210,679 in 2017. Amounts paid directly to third parties are not included as income in our financial statements.

Our Canadian subsidiary applied for and received a refund on our income taxes pursuant to the “Scientific Research and Experimental Development (SR&ED) Program”, a Canadian federal tax incentive program designed to encourage Canadian businesses to conduct research and development in Canada. For the year ended December 31, 2017, we received $71,130. Nothing was applied for or received in the year ended December 31, 2016. We intend to apply for these tax credits in future periods.

Although we are continuing to apply for government and industry grants, and indications from the various grant agencies is highly encouraging, we cannot be certain of continuing those successes in the future.

Cost of Goods Sold

Our cost of goods sold includes costs of raw materials, contract manufacturing, and portions of salaries and expenses related to the manufacturing of our products. As a percentage of gross sales, our costs of goods was 64% in 2017 versus 47% in 2016. This increase is partially attributed to a large government order at a lower margin, and an increase in sales of our powdered CupriDyne Clean products, which are sold at a lower margin than our liquid products. With the increase in our sales volume, we are starting to purchase some raw materials directly from manufacturers at increasingly more attractive prices, and expect those savings to be reflected in higher margins in 2018.

Selling, General and Administrative Expense

 Our Selling, General and Administrative (“SG&A”) expenses include both cash and non-cash expense. Our SG&A expenses increased by 23% (approximately $851,000) in 2017 to $4,429,100. The largest components of our SG&A expenses included (figures are rounded):

Category	2016	2017	Percent Increase (Decrease)
Salaries and payroll-related expenses	$1,189,000	$1,609,000	35%
Consulting expenses	$780,000	$810,000	4%
Professional fees	$491,000	$646,000	31%
Investor relations fees	$275,000	$201,000	(27%)
Board of Director Expenses	$372,000	$285,000	(23%)

Our salaries and payroll related expenses increased in 2017 due to an increased level of activities related to our operations, including the formation of our engineering subsidiary, and a general increase in our activities and operations, as reflected in our increase in sales revenue. Our professional fees increased in 2017 due to increased needs for legal and accounting as a result of the registration statements filed with respect to the 2015 Unit Offering and Lincoln Park Capital. Our investor relations fees decreased in 2017 compared with 2016 due to a reduction in the use of outside investor relation firms during that period. The Company has maintained investor relations support with internal personnel. Our board of director expenses were higher in 2016 than 2017 due to the extension of option agreements with members of our board.

Research and Development

In 2017, we again continued to expand our research and development activities, recording approximately $1,630,000 in research and development expense, an increase of approximately 18% compared with 2016. These expenses increased in part as a result of the formation of our engineering subsidiary, where we have accelerated the work related to the scale-up, engineering and testing of our AOS technology.

At our medical subsidiary, Clyra, we continue to research and develop new products incorporating our technologies. In 2017, we prepared and filed the first FDA application for pre-market clearance under Section 510(k). We expect to file additional applications in 2018.

At our research lab in Canada, in 2017 we expanded our staff and physical lab space.

Our level of research and development activities each year is in part dependent on our available cash.

Interest expense

Our interest expense significantly increased in the year ended December 31, 2017 (from approximately $3,130,000 in 2016 to $3,860,000 in 2017), due to an increase in outstanding interest bearing convertible debt. The aggregate principal amount due on promissory notes increased during 2017 by approximately $930,000. Almost all of this interest expense was non-cash. Additionally, most of our convertible notes were issued to investors as part of offerings that also included the issuance of stock purchase warrants to the investor. We record the relative fair value of the warrants and the intrinsic value of the beneficial conversion feature sold with the convertible notes payable which results in a full discount on the proceeds from the convertible notes. This discount is being amortized as interest expense over the term of the convertible notes.

We expect our interest expense to decrease in 2018, as approximately two-thirds of our total debt matures June 1, 2018. We have the option to pay the principal and interest due on the maturing notes by issuing our common stock, and intend to do so. Once the notes are paid in full, no further interest will accrue.

Net Loss

Net loss for the year ended December 31, 2017 was approximately $9,680,000, a loss of $0.10 per share, compared to a net loss for the year ended December 31, 2016 of approximately $8,074,000, a loss of $0.09 per share. The increase in net loss per share for the year ended December 31, 2017 is primarily attributable to the non-cash expense associated with the features of warrants issued to our one-year note holders on July 8, 2016 and December 30, 2016, and an increase in our SG&A and Research and Development activities.

Results of Operations—Comparison of the three months ended March 31, 2018 and 2017

Revenue

Our revenue from product sales for the three months ended March 31, 2018 increased by over 400% - to approximately $225,000 - compared with the three months ended March 31, 2017 of approximately $45,000. The increase is due to an increase in the volume of sales of our CupriDyne Clean Industrial Odor Control product to landfills and waste processing operations, and of our Specimen Transport Solidifier pouches to the U.S. military. Total sales generated in the first four and a half months of 2018 were approximately $425,000. Our average monthly revenue has increased from approximately $25,000 the first half of 2017, to almost $60,000 the second half of 2017, to approximately $95,000 per month thus far in 2018. Assuming sales continue at this level, we would expect total revenue for Odor No More to exceed $1,100,000 in 2018. However, we are expanding our sales force and infrastructure and attempting to scale our operations to increase sales significantly.

While management is optimistic that it can succeed in doing so, no assurances can be made of future revenues. We are optimistic for multiple reasons. First, we have experienced an increase in our government orders. Second, we were recently approved as the supplier for 100% of the regional locations operated by one of our large national waste management accounts. Sales for these locations are just now beginning. Third, we have been asked by multiple clients to submit bids to design, construct, install and service equipment and systems to expand the use of our product within their operations. If accepted, these bids will result in revenues from engineering services for the design/build aspects, as well as our future CupriDyne Clean sales. We have more than $300,000 in bids out at the request of our clients and once completed, assuming we are awarded these bids, product sales would naturally increase as our clients expand the use of our products in these locations. Fourth, we are expanding our sales staff, and intend to continue to do so the remainder of the year. It is important to note that our sales staff is a combination of sales, account relationship management and operations field support. We are actively working with our customers to insure that our customers experience the optimal success with our products and our clients are appreciative and supportive of our company. While these new sales staff additions have already contributed to improving incremental sales, they are early and still in training. We would normally expect them to be able to generate meaningful revenues as they complete their training program over the first 5 - 6 months of work with the company. We plan to continue to grow our sales staff over the next 9 - 12 months assuming the continued demand for our products with our national accounts continues to expand and capital resources continue to be available.

Sales of our CupriDyne Clean products generated approximately 50% of our revenue in the three months ended March 31, 2018 (approximately $115,000), which is a comparable percentage to our year ended December 31, 2017 results. The majority of these sales are pursuant to our “National Purchasing Agreements” with two of the largest waste handling companies in the United States. Our CupriDyne Clean sales revenue increased due to an increase in the volume of sales resulting from continued market penetration and ongoing marketing and sales efforts. We continue to receive extremely positive feedback from our customers about our service, our product’s effectiveness, and its cost savings. In 2018, we have hired additional sales personnel and staff to support additional sales. Given the continued expansion with our national accounts, we continue to expect higher sales volume for the remainder of 2018. We do not yet have enough history or sales volume to identify trends or uncertainties related to our CupriDyne Clean sales, although we are discovering that landfills and transfer stations in colder climates generally have less of a need for odor control products during winter months. It is unclear whether this fact will materially affect our product sales.

Sales of our Specimen Transport Solidifier pouches to the U.S. Defense Logistics Agency generated approximately 45% of our revenue in the three months ended March 31, 2018 (approximately $100,000), compared with approximately $18,000 in the three months ended March 31, 2017. These sales were primarily through our distributor Downeast Logistics. The vast majority of these sales of our Specimen Transport Solidifier pouches are made through a bid process in response to a request for bids to which any qualified government vendor can respond. We cannot know in advance the frequency or size of such requests from the U.S. Government, or whether our bids will be successful, and as such we are uncertain as to our future revenues through this system.

Our engineering division generated approximately $38,000 in revenue for the three months ended March 31, 2018. As this division started in late 2017, the three months ended March 31, 2017 does not provide a comparison; however, compared with the prior three months ended December 31, 2017, revenue increased by approximately 300% or $26,000. The increase in this quarter over last is due to an increase in the number of client contracts and hours billed by our professional staff. Although we expect our engineering division to continue to increase revenues in the future, we do not expect similar quarter-to-quarter percentage increases.

Cost of Goods Sold and Services

Our cost of goods sold includes costs of raw materials, contract manufacturing, and other direct expenses related to the manufacturing of our products. As a percentage of gross sales, our costs of goods was 60% in the three months ended March 31, 2018, versus 49% in the three months ended March 31, 2017. This increase is partially attributed to the fact that a larger percentage of our sales came from government orders through our distributor at a lower margin than our other products. With the increase in our sales volume, we are starting to purchase some raw materials directly from manufacturers at increasingly more attractive prices, and we expect those savings to be reflected in higher margins in 2018.

Our cost of services includes costs of employee time, a portion of overhead, and, when applicable, cost of subcontractors.

Selling, General and Administrative Expense

Our Selling, General and Administrative (“SG&A”) expenses include both cash and non-cash expenses. Our total SG&A increased approximately $115,000 (11%) in the three months ended March 31, 2018 compared to the same period in 2017. The largest components of our selling, general and administrative expenses included:

	March 31, 2017	March 31, 2018	% change
Salaries and payroll-related expenses	$326,193	$450,964	38%
Consulting expense	197,330	162,700	(18%)
Professional fees	193,418	191,976	(1%)
Investor relations	40,086	32,680	(18%)

Our salaries and payroll related expenses increased in the three months ended March 31, 2018 due to an increased level of activities related to our operations, including the formation of our engineering subsidiary and hiring of associated personnel in the second half of 2017, and a general increase in our activities and operations, as reflected in the increase in our sales revenue. Our consulting fees decreased in the three months ended March 31, 2018 due a reduction in the use of outside investor relation firms during that period. The Company has maintained investor relations support with internal personnel.

Research and Development

Research and development expenses increased $130,393 (33%) for the three months ended March 31, 2018, as compared to the same period in 2017. These expenses increased in part as a result of the formation of our engineering subsidiary, where we have accelerated the work related to the scale-up, engineering and testing of our AOS technology.

Interest expense

Interest expense decreased $121,228 (13%) for the three months ended March 31, 2018, as compared to the same period in 2017. Our interest expense decreased as we adjusted the discount on our convertible notes and line of credit which reduced interest expense for the three-month period. The decrease was offset by an increase in interest expense related to our outstanding debt. From March 31, 2017 through March 31, 2018, we increased our debt balance by approximately $2,000,000. It now totals over $7,500,000 on which we are paying interest. Subsequent to March 31, 2018 we converted $5,447,758 debt to equity, and thus will no longer be incurring interest on these obligations. This amount is comprised of $4,133,738 that was recently converted into equity, and $1,314,380 that matures June 1, 2018, and for which we have the option to convert to equity. Our interest expense will be significantly higher during the three months ended June 30, 2018 as we will expense any remaining discount on the converted notes. Thereafter, we expect our interest expense to decrease by approximately $150,000 per quarter, assuming no new debt agreement is entered into.

Net Loss

Net loss increased $103,892 (4%) for the three months ended March 31, 2018, as compared to the same period in 2017. The net loss was somewhat offset by an increase in revenue, nevertheless, the net loss increased mainly due to the increased interest expense and to increased research and development expense. The net loss per share did not change as the increase in net loss was offset by the increase in common shares outstanding. We do not expect to generate revenues in amount significant enough for us to generate a profit in the foreseeable future. (See Part I, Item II, “Our Business”, above.)

Liquidity and Capital Resources

We have been, and anticipate that we will continue to be, limited in terms of our capital resources. Our total cash and cash equivalents were approximately $920,000 at March 31, 2018, a decrease of approximately $70,000 since December 31, 2017.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. For the three months ended March 31, 2018, we had a net loss of approximately $2,430,000. At March 31, 2018, we had current assets of approximately $1,114,000, debt obligations maturing in 2018 for which we cannot compel the conversion to stock, except in limited circumstances, of $930,000, additional debt obligations for which we can compel conversion into stock at maturity of approximately $6,200,000, a working capital deficit of approximately $3,939,000, and an accumulated deficit of approximately $103,825,000. We expect our working capital deficit to decrease significantly in the three months ending June 30, 2018 as a result of the conversion of $4,468,847 of convertible notes into stock (which occurred on or prior to the June 1, 2018 maturity date of the series of notes). Ultimately, our ability to continue as a going concern is dependent upon our ability to attract significant new sources of capital, attain a reasonable threshold of operating efficiencies, and achieve profitable operations. These consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

Cash and profits from our product sales are not sufficient to fund our operations. We have been required to financially support the operations of our subsidiaries, none of which are operating at a positive cash flow. Only one subsidiary, Clyra, has financing in place to fund operations for the immediate future. It is important to note that Clyra intends to pursue direct investment to support its further product development and go to market strategy. Sales of our CupriDyne Clean products are increasing, and our engineering subsidiary has begun generating revenue, but we do not expect those divisions to support the general corporate overhead in the immediate future. As such, we will be required to raise substantial additional capital to continue our operations and fund our future business plans. We are continually take steps to raise capital to fund our operations, including a current private securities offering, and a recent offer to holders of unit offering notes to reduce conversion and warrant exercise prices (see Part II, Item 2, below). Although we have in place a financing arrangement with Lincoln Park (see Note 4, of the Notes to the Consolidated Financial Statements), we are reluctant to utilize that instrument while our stock price is below $0.25. During the three months ended March 31, 2018, we received approximately $168,000 from sales of stock to Lincoln Park, and $770,000 net proceeds from our private securities offerings.

As of March 31, 2018, we had approximately $5,400,000 in principal amounts due on various debt obligations due in 2018 (see Note 5, “Debt Obligations”, of the Notes to the Consolidated Financial Statements), including approximately $4,500,000 due on June 1, 2018, which we have the discretion to pay through the issuance of common stock, and $930,000 due later in the year, for which our discretion to convert to equity is restricted by the price of our common stock. Since March 31, 2018, holders have agreed to convert to equity $3,154,467 of obligations due June 1, 2018 (see Part II Item 2, “Conversion of Unit Offering Notes”, below). The remaining amount we intend to convert to equity at maturity. For the notes due later in the year in the aggregate amount of $930,000, we are negotiating with the holders of those notes for extensions and/or alternative payment arrangements, and if unsuccessful, intend to refinance these obligations.

In addition to our financing arraignment with Lincoln Park, and the private securities offerings discussed above, we are continuing to explore alternatives for our current and longer-term financial requirements, including additional raises of capital from investors in the form of convertible debt or equity, and significant grant funding from government sources. It is unlikely that we will be able to qualify for bank or other financial institutional debt financing until such time as our operations are considerably more advanced and we are able to demonstrate the financial strength to provide confidence for a lender, which we do not currently believe is likely to occur for at least the next 12 months or more.

If we are unable to raise sufficient capital, we may be required to curtail some of our operations, including efforts to develop, test, market, evaluate and license our technologies and products. If we were forced to curtail aspects of our operations, there could be a material adverse impact on our financial condition and results of operations.

Critical Accounting Policies

Our unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Preparation of these statements requires management to make judgments and estimates. Some accounting policies have a significant impact on amounts reported in these financial statements. A summary of significant accounting policies and a description of accounting policies that are considered critical may be found in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on March 30, 2018, in the Notes to the Consolidated Financial Statements and the Critical Accounting Estimates sections. In addition, refer to Note 2 to the consolidated interim consolidated financial statements included in Part I, Item 1 of this report.

The methods, estimates, and judgments the Company uses in applying these most critical accounting policies have a significant impact on the results of the Company reports in its consolidated financial statements.

It the Company’s policy to expense share based payments as of the date of grant in accordance with Auditing Standard Codification Topic 718 “Share-Based Payment.” Application of this pronouncement requires significant judgment regarding the assumptions used in the selected option pricing model, including stock price volatility and employee exercise behavior. Most of these inputs are either highly dependent on the current economic environment at the date of grant or forward-looking expectations projected over the expected term of the award. As a result, the actual impact of adoption on future earnings could differ significantly from our current estimate.

Revenue Recognition

We adopted ASU 2014-09, “Revenue from Contracts with Customers”, Topic 606, as of December 15, 2017 and applied for the fiscal year starting January 1, 2018. The guidance focuses on the core principle for revenue recognition.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1:	Identify the contract(s) with a customer.

Step 2:	Identify the performance obligations in the contract.

Step 3:	Determine the transaction price.

Step 4:	Allocate the transaction price to the performance obligations in the contract.

Step 5:	Recognize revenue when (or as) the entity satisfies a performance obligation.

We have revenue from two subsidiaries, Odor-No-More and BLEST. Odor-No-More identifies its contract with the customer through a purchase order whether in writing or verbal, in which the details of the contract are defined including the transaction price and method of shipment. The only performance obligation is to create and ship the product and each product has separate pricing. Odor-No-More recognizes revenue when the order for its goods are shipped, wither FOB warehouse of FOB destination, depending on the customer’s choice of title transfer. Revenue is recognized with a reduction for sales discounts, as appropriate and negotiated in the customer’s purchase order.

BLEST, identifies services to be performed in a written contract, which specifies the performance obligations and the rate at which the services will be billed. Each service is separately negotiated and priced. Revenue is recognized when services are performed and completed. BLEST bills time and materials for the services it provides. To date, there have been no discounts or other financing terms for the contracts.

We also may generate revenues from royalties and license fees from our intellectual property. In the event we do so, we anticipate a licensee would pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. Upon entering into a licensing agreement, we will determine the appropriate method of recognizing the royalty and license fees.

Valuation of Offerings of Debt with Equity or Derivative Features

The Company has established a policy relative to the methodology to determine the accounting treatment of equity or derivative features in a unit offering with a debt instrument. The Company initially determines whether specific features in a unit offering require separation from the unit and treatment as a derivative or equity component. The equity component is further separated into an option component and a beneficial conversion feature component . The Company determines whether relative fair value treatment is appropriate for the option and beneficial conversion features. The fair value of the derivative or equity component is calculated using option models. Finally, The derivative component is recorded as a liability while the equity component is recorded in stockholders’ equity.

Share-based Payments

It is the Company’s policy to expense share-based payments as of the date of grant or over the term of the vesting period in accordance with Auditing Standards Codification Topic 718 “Share-Based Payment.” Application of this pronouncement requires significant judgment regarding the assumptions used in the selected option pricing model, including stock price volatility and employee exercise behavior. Most of these inputs are either highly dependent on the current economic environment at the date of grant or forward-looking expectations projected over the expected term of the award.

Fair Value Measurement

Generally accepted accounting principles establishes a hierarchy to prioritize the inputs of valuation techniques used to measure fair value. The hierarchy gives the highest ranking to the fair values determined by using unadjusted quoted prices in active markets for identical assets (Level 1) and the lowest ranking to fair values determined using methodologies and models with unobservable inputs (Level 3). Observable inputs are those that market participants would use in pricing the assets based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The Company has determined the appropriate level of the hierarchy and applied it to its financial assets and liabilities.

Management believes the carrying amounts of the Company’s financial instruments as of December 31, 2016 and 2017 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, prepaid assets, accounts payable, convertible notes, and other assets and liabilities.

Recent Accounting Pronouncements

See Note 2 to the March 31, 2018 Consolidated Financial Statements, “Summary of Significant Accounting Policies – Recent Accounting Pronouncements,” for the applicable accounting pronouncements affecting the Company.

MANAGEMENT

Executive Officers and Directors

The following table sets forth information about our executive officers and directors as of the date of this prospectus:

Name	Age	Position
Dennis P. Calvert	55	President, CEO, Chairman, Director
Charles K. Dargan II	63	CFO
Kenneth R. Code	71	Chief Science Officer, Director
Joseph L. Provenzano	49	Vice President of Operations, Corporate Secretary
Dennis E. Marshall(2)(3)	75	Director
Kent C. Roberts III	58	Director
John S. Runyan(1)(4)	79	Director
Jack B. Strommen	48	Director

______________

(1)	Member of Audit Committee
(2)	Member of Compensation Committee
(3)	Chairman of Audit Committee
(4)	Chairman of Compensation Committee

Dennis P. Calvert is our President, Chief Executive Officer and Chairman of the Board. He also serves in the same positions for BioLargo Life Technologies, Inc. and BioLargo Water U.S.A., Inc., both wholly owned subsidiaries, and chairman of the board of directors of our subsidiaries Odor-No-More, Inc., Clyra Medical Technologies, Inc. and BioLargo Water, Inc. (Canada). Mr. Calvert was appointed a director in June 2002 and has served as President and Chief Executive Officer since June 2002, Corporate Secretary from September 2002 until March 2003 and Chief Financial Officer from March 2003 through January 2008. Mr. Calvert holds a B.A. degree in Economics from Wake Forest University, where he was a varsity basketball player. Mr. Calvert also studied at Columbia University and Harding University. He also serves on the board of directors at The Maximum Impact Foundation, a 501(c)(3) nonprofit organization, committed to bridging the gap for lifesaving work around the globe for the good of man and in the name of Christ. He serves as a member of the Advisory Council for Wake Forest University’s Center for Innovation, Creativity and Entrepreneurship, and as a Director of SustainOC in and serves on its “Technology Breakthrough” committee. SustainOC is a trade association that seeks to promote economic growth in the Orange County clean technology industry. Most recently, Mr. Calvert joined the Board of Directors of Tilly’s Life Center, a nonprofit charitable foundation aimed at empowering teens with a positive mindset and enabling them to effectively cope with crisis, adversity and tough decisions. He is a scholarship sponsor at Environmental Research and Education Foundation, a 501(c)(3) nonprofit organization dedicated to fund and direct scientific research and educational initiatives for waste management practices to benefit industry participants and the communities they serve. He also a sponsor of scholarships on behalf of National Water Research Institute A 501c3 non-profit organization that sponsors projects and programs focused on ensuring safe, reliable sources of water now and for future generations. Mr. Calvert is also an Eagle Scout. He is married and has two children. He has been an active coach in youth sports organizations and ministry activity in his home community. Mr. Calvert has an extensive entrepreneurial background as an operator, investor and consultant. Before his work with BioLargo, he had participated in more than 300 consulting projects and more than 50 acquisitions as well as various financing transactions and companies that ranged from industrial chemicals, healthcare management, finance, telecommunications and consumer products.

Charles K. Dargan II is our Chief Financial Officer and has served as such since February 2008. Since January 2003, Mr. Dargan has served as founder and principal of CFO 911, an organization of senior executives that provides accounting, finance and operational expertise to both public and private companies who are at strategic inflection points of their development and helps them effectively transition from one business stage to another. From March 2000 to January 2003, Mr. Dargan was the Chief Financial Officer of Semotus Solutions, Inc., an American Stock Exchange-listed wireless mobility software company. Mr. Dargan also serves as a director of Hiplink Software, Inc. and CPSM, Inc. Further, Mr. Dargan began his finance career in investment banking with Drexel Burnham Lambert and later became Managing Director of two regional firms, including Houlihan Lokey Howard & Zukin, where he was responsible for the management of the private placement activities of the firm. Mr. Dargan received his B.A. degree in Government from Dartmouth College, and his M.B.A. degree and M.S.B.A. degree in Finance from the University of Southern California. Mr. Dargan is a CPA (inactive).

Kenneth R. Code is our Chief Science Officer. He has been a director since April 2007. Mr. Code is our single largest stockholder. He is the founder of IOWC, which is engaged in the research and development of advanced disinfection technology, and from which our company acquired its core iodine technology in April 2007. Mr. Code has authored several publications and holds several patents, with additional patents pending, concerning advanced iodine disinfection. Mr. Code graduated from the University of Calgary, Alberta, Canada.

Joseph L. Provenzano is our Vice President of Operations, Corporate Secretary. He has been a director since June 2002, assumed the role of Corporate Secretary in March 2003, was appointed Executive Vice President of Operations in January 2008 and was elected President of our subsidiary, Odor-No-More, Inc., upon the commencement of its operations in January 2010. He is a co-inventor on several of our company’s patents and proprietary manufacturing processes, and he has developed over 30 products from our CupriDyne® technology. Mr. Provenzano began his corporate career in 1988 in the marketing field. In 2001 he began work with an investment holding company to manage their mergers and acquisitions department, participating in more than 50 corporate mergers and acquisitions.

Dennis E. Marshall has been a director since April 2006. Mr. Marshall has over 46 years of experience in real estate, asset management, management level finance and operations-oriented management. Since 1981, Mr. Marshall has been a real estate investment broker in Orange County, California, representing buyers and sellers in investment acquisitions and dispositions. From March 1977 to January 1981, Mr. Marshall was a real estate syndicator at McCombs Corporation as well as the assistant to the Chairman of the Board. While at McCombs Corporation, Mr. Marshall became the Vice President of Finance, where he financially monitored numerous public real estate syndications. From June 1973 to September 1976, Mr. Marshall served as an equity controller for the Don Koll Company, an investment builder and general contractor firm, at which Mr. Marshall worked closely with institutional equity partners and lenders. Before he began his career in real estate, Mr. Marshall worked at Arthur Young & Co. (now Ernst & Young) from June 1969 to June 1973, where he served as Supervising Senior Auditor and was responsible for numerous independent audits of publicly held corporations. During this period, he obtained Certified Public Accountant certification. Mr. Marshall earned a degree in Accounting from the University of Texas, Austin in 1966 and earned a Master of Science Business Administration from the University of California, Los Angeles in 1969. Mr. Marshall serves as Chairman of the Audit Committee.

Kent C. Roberts III has been a director since August 2011. He is a partner at Acacia Investment Partners, a management consulting firm serving the asset management industry. Mr. Roberts has had a long and successful career in the asset management business as a north American practice leader or at the senior partner level. His investment experience spans 25 years where he served in senior positions in business management, trading, currency risk management, business development and marketing strategy, as well as governance and oversight roles. He has worked for both large firms as well as boutiques that bring unique investment expertise to investors around the world. Those firms include: Global Evolution USA, First Quadrant and Bankers Trust Company. He has presented at numerous industry conferences and as a guest speaker at numerous industry conferences and events. Before entering the financial services industry Mr. Roberts worked in the oil and gas exploration industry. Mr. Roberts received a MBA in Finance from the University of Notre Dame and a BS in Agriculture and Watershed Hydrology from the University of Arizona. Mr. Roberts holds a series 3 securities license.

John S. Runyan has been a director since October 2011. He has spent his career in the food industry. He began as a stock clerk at age 12, and ultimately served the Fleming Companies for 38 years, his last 10 years as a Senior Executive Officer in its corporate headquarters where he was Group President of Price Impact Retail Stores with annual sales of over $3 billion. He retired from Fleming Companies in 2001, and then established JSR&R Company Executive Advising, with a primary emphasis in the United States and international food business. His clients have included Coca Cola, Food 4 Less Price Impact Stores, IGA, Inc., Golden State Foods, Bozzuto Companies Foodstuffs New Zealand, Metcash Australia and McLane International. In 2005, he joined Associated Grocers in Seattle, Washington as President and CEO, overseeing its purchase in 2007 by Unified Grocers, at which time he became Executive Advisor to its CEO and to its President. Mr. Runyan currently serves on the board of directors of Western Association of Food Chains and Retailer Owned Food Distributors of America. Additionally, Mr. Runyan served eight years as a board member of the City of Hope’s Northern California Food Industry Circle, which included two terms as President, and was recognized with the City of Hope “Spirit of Life” award. He was the first wholesale executive to be voted “Man of the Year” by Food People Publication. He is a graduate of Washburn University, which recognized his business accomplishments in 2007 as the honoree from the School of Business “Alumni Fellow Award.” Mr. Runyan serves as Chairman of the Compensation Committee.

Jack B. Strommen has been a director since June 2017, and also is a member of the board of directors of our subsidiary, Clyra Medical Technologies, as the representative of Sanatio Capital LLC. Mr. Strommen is the CEO of PD Instore, a leader in the design, production and installation of retail environments and displays for many Fortune 500 companies including Target, Adidas, Verizon, Disney and Sony. He also is the Chairman of Our House Films, an angel investor in several private companies ranging from bio-tech to med-tech to real estate, and serves on the board of directors of several private and public companies. A relentless force of growth, Mr. Strommen has taken his company, PD Instore, to new and ever increasing levels of success. Mr. Strommen purchased the family owned, local based printing firm, from his grandfather in 1999. With his vision and leadership, it went from a local company with $25M in revenues to a global company with $180M in global sales. Mr. Strommen led the company in a private sale in 2015, remaining as CEO.

CORPORATE GOVERNANCE

Our corporate website, www.biolargo.com, contains the charters for our Audit and Compensation Committees and certain other corporate governance documents and policies, including our Code of Ethics. Any changes to these documents and any waivers granted with respect to our Code of Ethics will be posted at www.biolargo.com. In addition, we will provide a copy of any of these documents without charge to any stockholder upon written request made to Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683. The information at www.biolargo.com is not, and shall not be deemed to be, a part of this prospectus.

Director Independence

Our board of directors has determined that each of Messrs. Marshall, Roberts, Runyan and Strommen is independent as defined under applicable Nasdaq Stock Market, LLC (“Nasdaq”) listing standards. Our board of directors has determined that neither Mr. Calvert, nor Mr. Code is independent as defined under applicable Nasdaq listing standards. Neither Mr. Calvert, nor Mr. Code serve on any committee of our board of directors.

Meetings of our Board of Directors

Our board of directors held five meetings during 2017, and acted via unanimous written consent four times. Each of the incumbent directors attended all the meetings of our board of directors and committees on which the director served, except for two absences at the annual board meeting in June 2017, and one absent at a meeting in August 2017. Each of our directors is encouraged to attend our Annual Meeting of Stockholders, when these are held, and to be available to answer any questions posed by stockholders to such director.

Communications with our Board of Directors

The following procedures have been established by our board of directors to facilitate communications between our stockholders and our board of directors:

•

Stockholders may send correspondence, which should indicate that the sender is a Stockholder, to our board of directors or to any individual director, by mail to Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

•

Our Corporate Secretary will be responsible for the first review and logging of this correspondence and will forward the communication to the director or directors to whom it is addressed unless it is a type of correspondence which our board of directors has identified as correspondence which may be retained in our files and not sent to directors. Our board of directors has authorized the Corporate Secretary to retain, and not send to directors, communications that: (a) are advertising or promotional in nature (offering goods or services), (b) solely relate to complaints by clients with respect to ordinary course of business customer service and satisfaction issues or (c) clearly are unrelated to our business, industry, management or Board or committee matters. These types of communications will be logged and filed but not circulated to directors. Except as set forth in the preceding sentence, the Corporate Secretary will not screen communications sent to directors.

•

The log of stockholder correspondence will be available to members of our board of directors for inspection. At least once each year, the Corporate Secretary will provide to our board of directors a summary of the communications received from stockholders, including the communications not sent to directors in accordance with the procedures set forth above.

Our stockholders also may communicate directly with the non-management directors as a group, by mail addressed to Dennis E. Marshall, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal controls and financial improprieties or auditing matters. Any of our employees may confidentially communicate concerns about any of these matters by mail addressed to Audit Committee, c/o Corporate Secretary, BioLargo, Inc., 14921 Chestnut St., Westminster, California 92683.

All the reporting mechanisms also are posted on our corporate website, www.biolargo.com. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal controls or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee.

Committees of our Board of Directors

Our board of directors has established an Audit Committee and a Compensation Committee.

The Audit Committee meets with management and our independent registered public accounting firm to review the adequacy of internal controls and other financial reporting matters. Dennis E. Marshall served as Chairman of the Audit Committee during 2017 and continues to serve in that capacity. John S. Runyan, a current board member, also serves on the Audit Committee. Our board of directors has determined that Mr. Marshall qualifies as an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The Audit Committee met four times in 2017.

The Compensation Committee reviews the compensation for all our officers and directors and affiliates. The Committee also administers our equity incentive option plan. Mr. Runyan served as Chairman of the Compensation Committee during 2017. Mr. Marshall also serves on the Compensation Committee. The Compensation Committee met once and acted by consent three times during 2017.

Our board of directors did not modify any action or recommendation made by the Compensation Committee with respect to executive compensation for the 2016 or 2017 fiscal years. It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align their performance and the interests of our stockholders using competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long term.

We do not have a Nominating/Corporate Governance Committee primarily because of capital constraints, our early operational state and the size of our current board of directors make constituting and administering such a committee excessively burdensome and costly. The traditional responsibilities of such a committee are handled by our board of directors as a whole. Candidates for director nominees are reviewed in the context of the current composition of our board of directors, our company’s operating requirements and the long-term interests of its stockholders. In conducting this assessment, our board of directors considers skills, diversity, age, and such other factors as it deems appropriate given the current needs of our board of directors and our company, to maintain a balance of knowledge, experience and capability. Our board of directors’ process for identifying and evaluating nominees for director, including nominees recommended by stockholders, involves compiling names of potentially eligible candidates, conducting background and reference checks, conducting interviews with the candidate and others (as schedules permit), meeting to consider and approve the final candidates and, as appropriate, preparing an analysis regarding recommended candidates.

Our board of directors follows the written code of ethics that applies to its principal executive officers, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Leadership Structure of our Board of Directors

Mr. Calvert serves as both principal executive officer and Chairman of the Board. Our company does not have a lead independent director. Messrs. Marshall, Roberts and Runyan serve as independent directors who provide active and effective oversight of our strategic decisions. As of the date of this prospectus, our company has determined that the leadership structure of our board of directors has permitted our board of directors to fulfill its duties effectively and efficiently and is appropriate given the size and scope of our company and its financial condition.

Our Board of Directors’ Role in Risk Oversight

As a smaller company, our executive management team, consisting of Messrs. Calvert and Code, are also members of our board of directors. Our board of directors, including our executive management members and independent directors, is responsible for overseeing our executive management team in the execution of its responsibilities and for assessing our company’s approach to risk management. Our board of directors exercises these responsibilities on an ongoing basis as part of its meetings and through its committees. Each member of the management team has direct access to the other Board members, and our committees of our board of directors, to ensure that all risk issues are frequently and openly communicated. Our board of directors closely monitors the information it receives from management and provides oversight and guidance to our executive management team regarding the assessment and management of risk. For example, our board of directors regularly reviews our company’s critical strategic, operational, legal and financial risks with management to set the tone and direction for ensuring appropriate risk taking within the business.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, certain officers and persons holding 10% or more of the Company’s Common stock to file reports regarding their ownership and regarding their acquisitions and dispositions of our Common stock with the SEC. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To our knowledge, based solely upon review of Forms 3, 4, and 5 (and amendments thereto) and written representations provided to us by executive officers, directors and stockholders beneficially owning 10% or greater of the outstanding shares, we believe that such persons filed pursuant to the requirements of the SEC on a timely basis during the year ended December 31, 2017.

Family Relationships

There are no family relationships among the directors and executive officers of our company.

EXECUTIVE COMPENSATION

The following table sets forth all compensation earned for services rendered to our company in all capacities for the fiscal years ended December 31, 2017 and 2016, by our principal executive officer and our three most highly compensated executive officers other than our principal executive officer, collectively referred to as the “Named Executive Officers.”

Summary Compensation Table

Name and Principal Positions	Year	Salary		Stock Awards			Option Awards (1)		All other Compensation		Total

Dennis P. Calvert,	2017	$288,603	(2)		$—	(3)	$195,894	(4)	$49,600	(5)	$534,097
Chairman, Chief Executive Officer and President	2016	288,603	(2)		$—		$—		$25,666	(5)	$314,269

Kenneth R. Code,	2017	$288,603	(6)		$—		$—		$72,600	(5)	$361,203
Chief Science Officer	2016	288,603	(6)		$—		$—		$12,600	(5)	$301,203

Charles K. Dargan	2017	$—		$			$236,250	(7)	$—		$236,250
Chief Financial Officer	2016	—			$—		$106,950	(7)	$—		$106,950

Joseph Provenzano,	2017	$169,772	(8)		$—		$47,000	(9)	$12,900	(10)	$229,672
Corporate Secretary; President Odor-No-More, Inc	2016	169,772	(8)		$—		$—		$14,513	(5)	$184,285

(1)

Our company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock and Option Awards” column reflect the aggregate grant date fair value of awards of stock or options, computed in accordance with SEC rules. These amounts do not represent the actual amounts paid to or realized by any of the recipients during fiscal 2016 and 2017.

(2)

In 2016 and 2017 the employment agreement for Mr. Calvert provided for a base salary of $288,603 and other compensation for health insurance and an automobile allowance. On December 29, 2017, Mr. Calvert agreed to accept 71,273 shares of our common stock, at a conversion price of $0.39 per share, in lieu of $27,796 of accrued and unpaid salary. The common stock issued is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K.  (See “Employment Agreements—Dennis P. Calvert” and “Outstanding Equity Awards at Fiscal Year-End” below for more details).

(3)

On May 2, 2017, Mr. Calvert was issued 1,500,000 shares of common stock, subject to a “lock-up agreement” whereby the shares remain unvested until the occurrence of certain events. As no such events occurred during 2017, and thus no shares vested, the value of the award in 2017 was recorded as zero. (See “Employment Agreements—Dennis P. Calvert” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.)

(4)

On May 2, 2017, pursuant to his employment agreement, we granted to our president, Dennis P. Calvert, an option to purchase 3,731,322 shares of the Company’s common stock. The option is a non-qualified stock option, exercisable at $0.45 per share, the closing price of our common stock on the grant date, exercisable for ten years from the date of grant, and vesting in equal increments on the anniversary of the option agreement for five years. Any portion of the option which has not yet vested shall immediately vest in the event of, and prior to, a change of control, as defined in the employment agreement. The option cliff vests in 4 equal amounts on each anniversary of the option agreement. The option agreement contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. The fair value of this option totaled $1,679,095 and will be amortized monthly through May 2, 2022. During the year ended December 31, 2017, we recorded $195,894, respectively, of selling, general and administrative expense related to the option.

(5)

Consists of health insurance premium and automobile allowance per Employment Agreements. In 2016, Mr. Calvert received a $20,000 bonus payment. As of December 31, 2016, there was an accrued bonus due to Mr. Calvert totaling $40,000, and to Mr. Code totaling $60,000, of which each amounts were paid in January 2017. In 2016, Mr. Provenzano received a $5,000 bonus payment.

(6)

In 2016 and 2017 the employment agreement for Mr. Code provided for a base salary of $288,603 and other compensation of $12,600. On December 29, 2017, Mr. Code agreed to accept 77,432 shares of our common stock, at a conversion price of $0.39 per share, in lieu of $30,198 of accrued and unpaid salary. The common stock issued is restricted from sale until the earlier of the termination of the executive’s employment, or the filing of a report of a “change in control” on Form 8-K. See “Employment Agreements—Kenneth R. Code” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(7)

On February 10, 2017, our Chief Financial Officer, Charles K. Dargan, II, agreed to extend his engagement agreement dated February 1, 2008 (the “Engagement Agreement,” which had been previously extended multiple times). The extension provides for an additional term to expire September 30, 2017 (the “Extended Term”), and is retroactively effective to the termination of the prior extension on October 1, 2016. This extension again compensates Mr. Dargan through the issuance of an option to purchase 300,000 shares of the Company’s common stock. The strike price of the option is $0.69 per share, which is equal to the closing price of the Company’s common stock on February 10, 2017, expires February 10, 2027, and vests over the term of the engagement with 125,000 shares having vested as of February 10, 2017, and the remaining shares to vest 25,000 shares monthly beginning March 1, 2017, and each month thereafter, so long as his agreement is in full force and effect. The fair value of the option totaled $207,000.

On December 31, 2017, we and Mr. Dargan again agreed to extend his Engagement Agreement. As consideration for a one-year extension, on that date we issued Mr. Dargan an option to purchase 300,000 shares of the Company’s common stock at $0.39 per share, which expires December 31, 2027, and vests over the term of the engagement with 75,000 shares having vested as of December 31, 2017, and the remaining shares to vest 25,000 shares monthly beginning January 31, 2018, and each month thereafter, so long as his agreement is in full force and effect. The fair value of the option totaled $117,000, with $29,250 of that vesting during 2017.

(8)

In 2016 and 2017, the employment agreement for Mr. Provenzano provided for a base salary of $169,772, and $169,772, respectively, and other compensation for health insurance and automobile allowance. See “Employment Agreements – Joseph Provenzano” and “Outstanding Equity Awards at Fiscal Year-End” below for more details.

(9)

On October 23, 2017, we issued to Mr. Provenzano an option to purchase 100,000 shares of our common stock at $0.47 per share, which expires October 23, 2027, and vests monthly in 10,000 share increments beginning November 23, 2017.

(10)	Includes a $7,500 cash bonus and $5,400 in automobile expense.

Employment Agreements

Dennis P. Calvert

On May 2, 2017, BioLargo, Inc. (the “Company”) and its President and Chief Executive Officer Dennis P. Calvert entered into an employment agreement (the “Calvert Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Calvert dated April 30, 2007.

The Calvert Employment Agreement provides that Mr. Calvert will continue to serve as the President and Chief Executive Officer of the Company and receive base compensation equal to his current rate of pay of $288,603 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Calvert Employment Agreement provides that Mr. Calvert will be granted an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock. The Option shall be a non-qualified stock option, exercisable at $0.45 per share, which represents the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments over five years. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Calvert Employment Agreement. The agreement also provides for a grant of 1,500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise.

The Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Calvert has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Calvert’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Kenneth R. Code

We entered into an employment agreement dated as of April 29, 2007 with Mr. Code, our Chief Science Officer (the “Code Employment Agreement”), which we amended on December 28, 2012 such that his salary will remain at $288,603, the level paid in April 2012, with no further automatic increases. The Code Employment Agreement can automatically renew for one year periods on April 29th of each year but may be terminated “without cause” at any time upon 120 days’ notice, and upon such termination, Mr. Code would not receive the severance originally provided for. All other terms in the 2007 agreement remain the same in the Code Employment Agreement.

In addition, Mr. Code will be eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by our board of directors. When such benefits are made available to our senior employees, Mr. Code is also eligible to receive health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year plus an additional two weeks per year for each full year of service during the term of the agreement up to a maximum of 10 weeks per year, life insurance equal to three times his base salary and disability insurance.

The Code Employment Agreement further requires Mr. Code to keep certain information confidential, not to solicit customers or employees of our company or interfere with any business relationship of our company, and to assign all inventions made or created during the term of the Code Employment Agreement as “work made for hire”.

Charles K. Dargan II

Charles K. Dargan, II has served as our Chief Financial Officer since February 2008 pursuant to an engagement agreement with his company, CFO 911, that has been renewed each year. For the renewal effective February 1, 2015, Mr. Dargan was compensated through the issuance of an option to purchase an additional 300,000 shares of our common stock, at an exercise price of $0.57 per share, to expire September 30, 2025, and vest over the term of the engagement with 120,000 shares vested as of September 30, 2015, and the remaining shares to vest 15,000 monthly, provided that the Engagement Extension Agreement with Mr. Dargan has not been terminated prior to each vesting date. Mr. Dargan receives no cash compensation from our company and continues to serve as our Chief Financial Officer.

On February 10, 2017, we and Mr. Dargan further extended his engagement agreement. The extension provides for an additional term to expire September 30, 2017 (the “Extended Term”), and is retroactively effective to the termination of the prior extension on October 1, 2016. This more recent extension again compensates Mr. Dargan through the issuance of an option to purchase 300,000 shares of the Company’s common stock. The strike price of the option is $0.69 per share, which is equal to the closing price of the Company’s common stock on February 10, 2017, expires February 10, 2027, and vests over the term of the engagement with 125,000 shares having vested as of February 10, 2017, and the remaining shares to vest 25,000 shares monthly beginning March 1, 2017, and each month thereafter, so long as his agreement is in full force and effect.

On December 31, 2017, we and Mr. Dargan further extended his engagement agreement. The extension provides for an additional term to expire September 30, 2018 (the “Extended Term”) and is retroactively effective to the termination of the prior extension on October 1, 2017. This more recent extension again compensates Mr. Dargan through the issuance of an option to purchase 300,000 shares of the Company’s common stock. The strike price of the option is $0.39 per share, which is equal to the closing price of the Company’s common stock on December 29, 2017, expires December 31, 2027, and vests over the term of the engagement with 75,000 shares having vested as of December 31, 2017, and the remaining shares to vest 25,000 shares monthly beginning January 31, 2018, and each month thereafter, so long as his agreement is in full force and effect.

Joseph Provenzano

Mr. Provenzano has served as Vice President of Operations since January 1, 2008, in addition to continuing to serve as our Corporate Secretary.

Mr. Provenzano’s employment agreement provided a base compensation in 2017 of $169,772 annually. Mr. Provenzano is also entitled to reimbursement for authorized expenses he incurs in the course of his employment. In addition, Mr. Provenzano is eligible to receive discretionary bonuses, participate in benefits made generally available to our employees, and receive grants under our equity incentive plans.

Mr. Provenzano’s employment agreement automatically renews each year unless we give at least 90 days’ notice of non-renewal, and contains additional provisions typical of an agreement of this nature.

Director Compensation

Each director who is not an officer or employee of our company receives an annual retainer of $60,000, paid in cash or shares of our common stock, or options to purchase our common stock (pursuant to a plan put in place by our board of directors), in our sole discretion. Historically, all but one director has received the entirety of his fees in the form of options to purchase stock, rather than cash. In addition, Mr. Marshall and Mr. Runyan each receive an additional $15,000 for their services as the chairman of the Audit Committee and chairman of the Compensation Committee, respectively. The following table sets forth information for the fiscal year ended December 31, 2017 regarding compensation of our non-employee directors. Our employee directors do not receive any additional compensation for serving as a director.

Director Compensation for Fiscal Year 2017

Name	Fees Earned or Fees Paid in Cash		Option Awards (1)		Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Dennis E. Marshall	$75,000	(2)	3,900	(7)	—	—	$78,900
Jack B. Strommen	$31,834	(4)	3,900	(7)	—	—	$35,384
Gary A. Cox	$20,667	(3)	—		—	—	$20,667
Kent C. Roberts III	$60,000	(5)	3,900	(7)	—	—	$63,900
John S. Runyan	$75,000	(6)	3,900	(7)	—	—	$78,900

(1)

Our company recognizes compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes method. The amounts in the “Stock and Option Awards” column reflect the aggregate grant date fair value of awards of stock or options, computed in accordance with SEC rules. These amounts do not represent the actual amounts paid to or realized by any of the recipients during fiscal 2017.

(2)

In 2017, Mr. Marshall earned director fees of $75,000, which included compensation for serving as Chairman of the Audit Committee of our board of directors. None of these fees was paid in cash. During 2017, Mr. Marshall received options in lieu of cash consisting of (i) on March 31, 2017, an issuance of an option to purchase 37,500 shares of our common stock at $0.50 per share, (ii) on June 30, 2017, an issuance of an option to purchase 43,605 shares of our common stock at $0.43 per share, (iii) on September 30, 2017, an issuance of an option to purchase 36,765 shares of our common stock at $0.51 per share, and (iv) on December 31, 2017, an issuance of an option to purchase 48,077 shares of our common stock at $0.39 per share.

(3)

In 2017 Mr. Cox earned director fees of $30,000. During 2017, Mr. Cox received cash payments totaling $9,333 and received options in lieu of cash consisting of (i) on March 31, 2017, an issuance of an option to purchase 25,000 shares of our common stock at $0.50 per share, (ii) on June 30, 2017, an issuance of an option to purchase 18,992 shares of our common stock at $0.43 per share. As of June 20, 2017, Mr. Cox is no longer a director, as he was not included on the slate of directors elected at the 2017 annual stockholder meeting held on that date.

(4)

Mr. Strommen became a director on June 20, 2017, by virtue of his election by the stockholders at the annual stockholders’ meeting. In 2017 Mr. Strommen earned director fees of $31,834. During 2017, Mr. Strommen received options in lieu of cash consisting of (i) on June 30, 2017, an issuance of an option to purchase 4,264 shares of our common stock at $0.43 per share, (iii) on September 30, 2017, an option to purchase 29,412 shares of our common stock at $0.51 per share, and (iv) on December 31, 2017, an option to purchase 38,462 shares of our common stock at $0.39 per share.

(5)

In 2015, Mr. Roberts earned director fees of $60,000. None of these fees was paid in cash. During 2017, Mr. Roberts received options in lieu of cash consisting of (i) on March 31, 2017, an issuance of an option to purchase 30,000 shares of our common stock at $0.50 per share, (ii) on June 30, 2017, an issuance of an option to purchase 34,884 shares of our common stock at $0.43 per share, (iii) on September 30, 2017, an issuance of an option to purchase 29,412 shares of our common stock at $0.51 per share, and (iv) on December 31, 2017, an issuance of an option to purchase 38,462 shares of our common stock at $0.39 per share.

(6)

In 2017, Mr. Runyan earned director fees of $75,000. None of these fees was paid in cash. During 2017, Mr. Runyan received options in lieu of cash consisting of (i) on March 31, 2017, an issuance of an option to purchase 37,500 shares of our common stock at $0.50 per share, (ii) on June 30, 2017, an issuance of an option to purchase 43,605 shares of our common stock at $0.43 per share, (iii) on September 30, 2017, an issuance of an option to purchase 36,765 shares of our common stock at $0.51 per share, and (iv) on December 31, 2017, an issuance of an option to purchase 48,077 shares of our common stock at $0.39 per share.

(7)

Pursuant to the terms of the 2007 Equity Plan, our independent board members are automatically awarded an option to purchase 10,000 shares (or a pro-rata portion upon becoming an independent board member) of our common stock effective the date of the annual stockholder’s meeting (or effective date of an annual stockholder’s consent). On June 24, 2017, each of Mr. Marshall, Mr. Strommen, Mr. Roberts and Mr. Runyan was automatically granted an option to purchase 10,000 shares of our common stock at an exercise price of $0.39 per share, resulting in a fair value of $3,900 per each issuance.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information regarding unexercised stock options and equity incentive plan awards for each of the Named Executive Officers outstanding as of December 31, 2017.  All stock or options that were granted to the Named Executive Officers during the fiscal year ended December 31, 2017 have fully vested, except as indicated.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Share Price on Grant Date	Option Expiration Date
Dennis P. Calvert	3,731,322		--	$0.45	$0.45	May 2, 2027
	60,000		--	$0.55	$0.37	April 27, 2019
	691,974		--	$0.55	$0.37	April 27, 2019
	200,000		--	$0.575	$0.50	February 1, 2020
Charles K. Dargan II	50,000		--	$1.89	$1.89	February 1, 2018
	10,000		--	$1.65	$1.65	April 29, 2018
	10,000		--	$1.55	$1.55	May 31, 2018
	10,000		--	$1.10	$1.10	June 30, 2018
	10,000		--	$0.99	$0.99	July 31, 2018
	10,000		--	$0.90	$0.90	August 31, 2018
	10,000		--	$0.89	$0.89	September 30, 2018
	10,000		--	$0.35	$0.35	October 31, 2018
	10,000		--	$0.70	$0.70	November 30, 2018
	10,000		--	$0.41	$0.41	December 31, 2018
	10,000		--	$0.38	$0.38	January 31, 2019
	50,000		--	$0.28	$0.28	February 23, 2019
	10,000		--	$0.30	$0.30	April 29, 2019
	36,000		--	$0.50	$0.30	April 29, 2019
	10,000		--	$0.45	$0.45	May 31, 2019
	10,000		--	$0.45	$0.45	June 30, 2019
	10,000		--	$0.50	$0.50	July 31, 2019
	10,000		--	$0.43	$0.43	August 31, 2019
	10,000		--	$0.40	$0.40	September 30, 2019
	10,000		--	$0.45	$0.45	October 31, 2019
	10,000		--	$0.57	$0.57	November 30, 2019
	10,000		--	$0.70	$0.70	December 31, 2019
	10,000		--	$0.50	$0.50	January 31, 2020
	10,000		--	$0.45	$0.45	February 28, 2020
	60,000		--	$0.575	$0.50	February 1, 2020
	10,000		--	$0.50	$0.50	March 31, 2020
	10,000		--	$0.39	$0.39	April 29, 2020
	10,000		--	$0.31	$0.31	May 31, 2020
	10,000		--	$0.25	$0.25	June 30, 2020
	10,000		--	$0.24	$0.24	July 31, 2020
	10,000		--	$0.23	$0.23	August 30, 2020
	200,000		--	$0.30	$0.30	August 4, 2020
	10,000		--	$0.35	$0.35	September 30, 2020
	10,000		--	$0.42	$0.42	October 31, 2020
	10,000		--	$0.40	$0.40	November 30, 2020
	10,000		--	$0.50	$0.50	December 31, 2020
	10,000		--	$0.42	$0.42	January 31, 2021
	120,000		--	$0.41	$0.41	February 28, 2021
	300,000		--	$0.35	$0.35	April 10, 2022
	410,000		--	$0.30	$0.30	December 28, 2022
	300,000		--	$0.30	$0.30	July 17, 2023
	300,000		--	$0.30	$0.30	June 23, 2024
	300,000		--	$0.57	$0.57	September 30, 2025
	300,000		--	$0.69	$0.69	February 10, 2027
	300,000		--	$0.39	$0.39	December 31, 2027
Kenneth R. Code	200,000		--	$1.03	$0.94	July 17, 2023
	200,000		--	$0.575	$0.50	February 1, 2020

Limitation of Liability and Indemnification Matters

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to our company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our company shall, to the full extent permitted by section 145 of the Delaware general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

In addition, our Bylaws provide that we are required to indemnify our officers and directors even when indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

We may enter into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the Delaware general corporation law. The indemnification agreements would require us to indemnify our officers and directors against liabilities that may arise by reason of their status or service as officers and directors other than for liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain our directors’ and officers’ insurance if available on reasonable terms. As of the date of this prospectus, our company has not entered into any indemnification agreement with any of its directors or officers, except for Mr. Strommen.

We have obtained directors’ and officers’ liability insurance in amounts comparable to other companies of our size and in our industry.

No pending litigation or proceeding involving a director, officer, employee or other agent of our company currently exists as to which indemnification is being sought. We are not aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent of our company.

See “Disclosure of SEC Position on Indemnification for Securities Act Liabilities.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of shares of our Common stock as of June 15, 2018, including rights to acquire beneficial ownership of shares of our Common stock within 60 days of June 15, 2018, by (a) all stockholders known to the Company to be beneficial owners of more than 5% of the outstanding Common stock; (b) each director, (c) each Named Executive Officer, and (d) all directors and executive officers of the Company as a group:

Name and Address of Beneficial Owner (1)	Amount of Beneficial Ownership	Percent of Class (2)

Directors and Officers (3)
Kenneth R. Code (4)	22,815,951	17.9%
Dennis P. Calvert (5)	9,602,328	7.5%
Jack B. Strommen (6)	8,038,542	6.3%
Charles K. Dargan II (7)	3,236,244	2.5%
Joseph L. Provenzano (8)	2,196,946	1.7%
Dennis E. Marshall (9)	2,169,340	1.7%
Kent C. Roberts III (10)	1,758,088	1.4%
John S. Runyan (11)	1,465,229	1.1%
All directors and officers as a group (8 persons)(12)	50,996,426	40.1%

(1)

Except as noted in any footnotes below, each person has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)

Our company has only one class of stock outstanding. The sum of 127,597,447 shares of common stock outstanding on June 15, 2018, and 16,823,384 shares of common stock subject to options currently exercisable or exercisable within 60 days by the directors and officers, are deemed outstanding for determining the number of shares beneficially owned by the directors and officers, and the directors and officers as a group, and for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)

The address for all directors and the Named Executive Officers is: c/o BioLargo, Inc., 14921 Chestnut St., Westminster, CA 92683, except for: Kent C. Roberts III’s address is 1146 Oxford Road, San Marino, CA 91108; Charles K. Dargan II’s address is 8055 W. Manchester Ave., Ste. 405, Playa Del Rey, CA 90293; and John S. Runyan’s address is 30001 Hillside Terrace, San Juan Capistrano, CA 92675.

(4)

Includes 22,139,012 shares owned indirectly by Mr. Code issued on April 29, 2007 to IOWC Technologies, Inc. in connection with the acquisition by our company of certain intellectual property and other assets on that date. Includes 460,000 shares issuable to Mr. Code upon exercise of options.

(5)

Includes 1,528,695 shares, and an option to purchase 691,974 shares, of common stock held by New Millennium Capital Partners, LLC, which is wholly owned and controlled by Mr. Calvert. Includes 7,733,259 shares issuable to Mr. Calvert upon exercise of the options issued in connection with his employment agreement. Includes 460,000 shares issuable to Mr. Calvert upon exercise of other options granted from time to time by our company.

(6)

Includes 82,138 shares issuable to Mr. Strommen upon exercise of options; includes 3,257,143 shares issuable to Mr. Strommen upon the exercise of warrants and upon conversion of notes issued through the Company’s 2015 Unit Offering.

(7)	Includes 2,296,000 shares issuable to Mr. Dargan upon exercise of options.

(8)	Includes 826,203 shares issuable to Mr. Provenzano upon exercise of options.

(9)	Includes 1,817,444 shares issuable to Mr. Marshall upon exercise of options.

(10)	Includes 807,189 shares issuable to Mr. Roberts upon exercise of options.

(11)	Includes 784,059 shares issuable to Mr. Runyan upon exercise of options.

(12)	Includes 16,823,384 shares issuable to all directors and officers as a group, upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Our company has adopted a policy that all transactions between our company and its executive officers, directors and other affiliates must be approved by a majority of the members of our board of directors and by a majority of the disinterested members of our board of directors, and must be on terms no less favorable to our company than could be obtained from unaffiliated third parties.

From time to time, our company is unable to pay in full amounts due to its officers for salary and business expenses, and those amounts are recorded as liabilities in our financial statements. These amounts are then paid in the future as our company’s cash position allows, or through the issuance of our common stock, or an option to purchase common stock, pursuant to a plan adopted by our board for the payment of outstanding payables.

On March 31, 2018, we issued options to purchase 260,620 shares of our common stock at an exercise price of $0.295 per share to four members of our board of directors, in lieu of $62,500 in fees, as follows: 72,394 to Mr. Marshall in exchange for $18,750 in fees due; 57,916 to Mr. Strommen in exchange for $15,000 in fees due; 57,916 to Mr. Roberts in exchange for $15,000 in fees due; and 72,394 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On March 31, 2018, we issued an aggregate 323,030 shares of our common stock to two executive officers in exchange for a reduction of $83,664 of salary owed to the officers.

On March 31, 2017, we issued options to purchase an aggregate 130,000 shares of our common stock at an exercise price of $0.50 per share to four members of our board of directors, in lieu of $65,000 in fees, as follows: 37,500 to Mr. Marshall in exchange for $18,750 in fees due; 25,000 to Mr. Cox in exchange for $12,500 in fees due; 30,000 to Mr. Roberts in exchange for $15,000 in fees due; 37,500 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On June 30, 2017, we issued options to purchase 145,350 shares of our common stock at an exercise price of $0.43 per share to four members of our board of directors, in lieu of $62,500 in fees, as follows: 43,605 to Mr. Marshall in exchange for $18,750 in fees due; 18,992 to Mr. Cox in exchange for $8,167 in fees due; 34,884 to Mr. Roberts in exchange for $15,000 in fees due; 43,605 to Mr. Runyan in exchange for $18,750 in fees due; and 4,264 to Mr. Strommen in exchange for $1,833 in fees due. The options expire 10 years from the date of grant.

On September 30, 2017, we issued options to purchase 132,354 shares of our common stock at an exercise price of $0.51 per share to four members of our board of directors, in lieu of $62,500 in fees, as follows: 36,765 to Mr. Marshall in exchange for $18,750 in fees due; 29,412 to Mr. Roberts in exchange for $15,000 in fees due; 36,765 to Mr. Runyan in exchange for $18,750 in fees due; and 29,412 to Mr. Strommen in exchange for $15,000 in fees due. The options expire 10 years from the date of grant.

On December 31, 2017, we issued options to purchase 173,078 shares of our common stock at an exercise price of $0.39 per share to four members of our board of directors, in lieu of $62,500 in fees, as follows: 48,077 to Mr. Marshall in exchange for $18,750 in fees due; 38,462 to Mr. Strommen in exchange for $15,000 in fees due; 38,462 to Mr. Roberts in exchange for $15,000 in fees due; and 48,077 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On December 31, 2017, we issued an aggregate 148,705 shares of our common stock to two executive officers in exchange for a reduction of $57,994 of salary owed to the officers.

During 2016, we issued options to purchase 170,377 shares of our common stock to a member of our Board of Directors, Mr. Marshall, in exchange for the payment of $86,250 of board of director fees due. Pursuant to a plan adopted by our Board of Directors for the reduction of outstanding accounts payable, the options were issued at a strike price equal to the closing price of our common stock on the date of the agreement, and the number of shares purchasable was calculated by dividing the total amount of fees due by the exercise price and multiplying that number by one point five. As a result, the aggregate value of the options issued to Mr. Marshall was equal to $86,250.

During 2016, we issued options to purchase 121,115 shares of our common stock to a member of our Board of Directors, Mr. Runyan, in exchange for the payment of $63,750 of board of director fees due. Pursuant to a plan adopted by our Board of Directors for the reduction of outstanding accounts payable, the options were issued at a strike price equal to the closing price of our common stock on the date of the agreement, and the number of shares purchasable was calculated by dividing the total amount of fees due by the exercise price and multiplying that number by one point five. As a result, the aggregate value of the options issued to Mr. Runyan was equal to $63,750.

On March 31, 2017, we issued options to purchase an aggregate 130,000 shares of our common stock at an exercise price of $0.50 per share to four members of our board of directors, in lieu of $65,000 in fees, as follows: 37,500 to Mr. Marshall in exchange for $18,750 in fees due; 25,000 to Mr. Cox in exchange for $12,500 in fees due; 30,000 to Mr. Roberts in exchange for $15,000 in fees due; 37,500 to Mr. Runyan in exchange for $18,750 in fees due. The options expire 10 years from the date of grant.

On June 30, 2017, we issued options to purchase 145,349 shares of our common stock at an exercise price of $0.43 per share to four members of our board of directors, in lieu of $62,500 in fees, as follows: 43,605 to Mr. Marshall in exchange for $18,750 in fees due; 18,992 to Mr. Cox in exchange for $8,167 in fees due; 34,884 to Mr. Roberts in exchange for $15,000 in fees due; 43,605 to Mr. Runyan in exchange for $18,750 in fees due; and 4,264 to Mr. Roberts in exchange for $1,833 in fees due. The options expire 10 years from the date of grant.

Mr. Strommen was first elected to our board of directors on June 20, 2017. Prior to joining our board, Mr. Strommen invested in the Company’s 2015 Unit Offering, receiving a promissory note and stock purchase warrant. Pursuant to the terms of the notes issued to investors in the 2015 Unit Offering, the Company has elected to pay interest due by issuing common stock. On June 26, 2017, and September 20, 2017, Mr. Strommen was issued 71,423 and 61,792 shares of our common stock, respectively, in payment of interest. All other investors in the 2015 Unit Offering were also issued shares on those days. Prior to those dates, and prior to joining the board, Mr. Strommen had been issued 339,868 shares of our common stock in payment of interest.

On March 28, 2018, Mr. Strommen invested $100,000 in the Company’s private securities offering, receiving a promissory note in the face amount of $100,000, bearing annual interest at the rate of 12%, which is convertible into the Company’s common stock by Mr. Strommen at any time, or the Company at the April 30, 2021 maturity, at the rate of $0.30 per share. Investors in the offering also receive a stock purchase warrant to purchase the number of shares calculated by dividing the investment amount by the note conversion price. Mr. Strommen received a warrant to purchase 333,334 shares of common stock at $0.48 per share, which expires April 20, 2023.

DESCRIPTION OF CAPITAL STOCK

As reflected in the Certificate of Incorporation as amended May 25, 2018, our authorized capital stock consists of 400,000,000 shares of common stock, par value $0.00067 per share, and 50,000,000 shares of preferred stock, par value $0.00067 per share.

Authorized and Issued Stock
	Number of shares at June 15, 2018
Title of Class	Authorized	Outstanding	Reserved (1)

Common stock, par value $0.00067 per share	400,000,000	127,597,447	84,445,600

Preferred stock, $0.00067 par value per share	50,000,000	-0-

(1)	The 84,445,600 shares reserved for future issuances includes 19,013,636 shares issuable to Lincoln Park pursuant to the Purchase Agreement.

Common Stock

Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance operations. See “Risk Factors” and “Dividend Policy.”

Liquidation. If our company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to issue “blank check” preferred stock. Our board of directors may divide this preferred stock into series and establish the rights, preferences and privileges thereof. Our board of directors may, without prior stockholder approval, issue any or all of the shares of this preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the relative voting power or other rights of our common stock. Preferred stock could be used as a method of discouraging, delaying or preventing a takeover or other change in control of our company. Issuances of preferred stock in the future could have a dilutive effect on our common stock.

As of the date of this prospectus, there are no shares of our preferred stock outstanding.

SELLING STOCKHOLDER

 This prospectus relates to the possible resale by the selling stockholder, Lincoln Park, of shares of common stock that have been or may be issued to Lincoln Park pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the Registration Rights Agreement, which we entered into with Lincoln Park on August 25, 2017 concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by Lincoln Park of the shares of our common stock that have been or may be issued to Lincoln Park under the Purchase Agreement.

Lincoln Park, as the selling stockholder, may, from time to time, offer and sell pursuant to this prospectus any or all of the shares that we have sold or may sell to Lincoln Park under the Purchase Agreement. The selling stockholder may sell some, all or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholder regarding the sale of any of the shares.

The following table presents information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of June 15, 2018. Neither Lincoln Park nor any of its affiliates has held a position or office, or had any other material relationship, with us or any of our predecessors or affiliates. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering	Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming the Company issues the Maximum Number of Shares Under the Purchase Agreement	Percentage of Outstanding Shares Beneficially Owned After this Offering
Lincoln Park Capital Fund, LLC (1)	239,836 (2)	*%	19,253,472	*%

* Less than 1%

____________________

(1)

Josh Scheinfeld and Jonathan Cope, the Managing Members of Lincoln Park Capital, LLC, are deemed to be beneficial owners of all of the shares of common stock owned by Lincoln Park Capital Fund, LLC. Messrs. Cope and Scheinfeld have shared voting and investment power over the shares being offered under the prospectus filed with the SEC in connection with the transactions contemplated under the Purchase Agreement. Lincoln Park Capital, LLC is not a licensed broker dealer or an affiliate of a licensed broker dealer.

(2)

Represents shares purchased under the Purchase Agreement. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the additional shares of common stock that we may issue to Lincoln Park pursuant to the Purchase Agreement, including the 488,998 additional commitment shares (less the 43,611 additional commitment shares already issued to Lincoln Park), because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of Lincoln Park’s control, including the registration statement of which this prospectus is a part becoming and remaining effective. Furthermore, under the terms of the Purchase Agreement, issuances and sales of shares of our common stock to Lincoln Park are subject to certain limitations on the amounts we may sell to Lincoln Park at any time, including the Beneficial Ownership Cap. See the description under the heading “The Lincoln Park Transaction” for more information about the Purchase Agreement.

Lincoln Park Transaction

General

On August 25, 2017, we entered into the Purchase Agreement and the Registration Rights Agreement with Lincoln Park. Pursuant to the terms of the Purchase Agreement, Lincoln Park has agreed to purchase from us up to $10,000,000 of our common stock (subject to certain limitations) from time to time during the term of the Purchase Agreement. Pursuant to the terms of the Registration Rights Agreement, we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares that have been or may be issued to Lincoln Park under the Purchase Agreement.

Concurrently with the execution of the Purchase Agreement on August 25, 2017, we issued to Lincoln Park 488,998 shares of our common stock as an initial fee for its commitment to purchase shares of our common stock under the Purchase Agreement.

We do not have the right to commence any further sales to Lincoln Park under the Purchase Agreement until certain conditions set forth in the Purchase Agreement, all of which are outside of Lincoln Park’s control, have been satisfied, including the registration statement that includes this prospectus being declared effective by the SEC. Thereafter, we may, from time to time and at our sole discretion, direct Lincoln Park to purchase shares of our common stock in amounts up to 50,000 shares on any single business day, which amounts may be increased to up to 200,000 shares of our common stock depending on the market price of our common stock at the time of sale but in no event greater than $500,000 per such purchase. The purchase price per share is based on the market price of our common stock immediately preceding the time of sale as computed under the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement. In addition, our company will issue up to an additional 488,998 commitment shares, pro rata for no additional consideration, when and if Lincoln Park purchases (at our company’s discretion) the $10,000,000 aggregate commitment.  For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $25,000 of our stock then we would issue 1,222 additional commitment shares, which is the product of $25,000 (the amount we have elected to sell) divided by $10,000,000 (total amount we can sell Lincoln Park pursuant to the Purchase Agreement) multiplied by 488,998 (the total number of additional commitment shares). The additional commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park.

The Purchase Agreement also prohibits us from directing Lincoln Park to purchase any shares of common stock if those shares, when aggregated with all other shares of our common stock then beneficially owned by Lincoln Park and its affiliates, would result in Lincoln Park and its affiliates exceeding the Beneficial Ownership Cap.

Purchase of Shares Under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us, we may direct Lincoln Park to purchase up to 50,000 shares of our common stock on any such business day, provided that the closing sale price is not below $0.15 on the purchase date, which we refer to as a Regular Purchase; provided, however, that (i) the Regular Purchase may be increased to up to 75,000 shares, provided that the closing sale price is not below $0.50 on the purchase date, (ii) the Regular Purchase may be increased to up to 100,000 shares, provided that the closing sale price is not below $0.75 on the purchase date, (iii) and the Regular Purchase may be increased to up to 200,000 shares, provided that the closing sale price is not below $1.25 on the purchase date. In each case, the maximum amount of any single Regular Purchase may not exceed $500,000 per purchase. The purchase price per share for each such Regular Purchase will be equal to the lower of:

●	the lowest sale price for our common stock on the purchase date of such shares; or

●

the arithmetic average of the three lowest closing sale prices for our common stock during the 12 consecutive business days ending on the business day immediately preceding the purchase date of such shares.

In addition to Regular Purchases described above, we may also direct Lincoln Park, on any business day on which we have properly submitted a Regular Purchase notice and the closing sale price of our common stock is not below $0.25, to purchase an additional amount of our common stock, which we refer to as an Accelerated Purchase, not to exceed the lesser of:

●	30% of the aggregate shares of our common stock traded during normal trading hours on the purchase date; and

●	3 times the number of purchase shares purchased pursuant to the corresponding Regular Purchase.

The purchase price per share for each such Accelerated Purchase will be equal to the lower of:

●

94% of the volume weighted average price during (i) the entire trading day on the purchase date, if the volume of shares of our common stock traded on the purchase date has not exceeded a volume maximum calculated in accordance with the Purchase Agreement, or (ii) the portion of the trading day of the purchase date (calculated starting at the beginning of normal trading hours) until such time at which the volume of shares of our common stock traded has exceeded such volume maximum; or

●	the closing sale price of our common stock on the accelerated purchase date.

In the case of the Regular Purchases and Accelerated Purchases, the purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the business days used to compute the purchase price.

Other than as described above, there are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our common stock to Lincoln Park.As of June 15, 2018, we sold 2,431,751 shares to Lincoln Park pursuant to the Purchase Agreement, issued 43,611 additional commitment shares, and have received aggregate $891,888 of proceeds.

Events of Default

Events of default under the Purchase Agreement include the following:

●

the effectiveness of the registration statement of which this prospectus forms a part lapses for any reason (including, without limitation, the issuance of a stop order), or any required prospectus supplement and accompanying prospectus are unavailable for the resale by Lincoln Park of our common stock offered hereby, and such lapse or unavailability continues for a period of 10 consecutive business days or for more than an aggregate of 30 business days in any 365-day period;

●	suspension by our principal market of our common stock from trading for a period of one business day;

●

the de-listing of our common stock from the OTC Markets, our principal market, provided our common stock is not immediately thereafter trading on the New York Stock Exchange, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the NYSE Market or the OTC Bulletin Board (or nationally recognized successor thereto);

●	the failure of our transfer agent to issue to Lincoln Park shares of our common stock within three business days after the applicable date on which Lincoln Park is entitled to receive such shares;

●

any breach of the representations or warranties or covenants contained in the Purchase Agreement or Registration Rights Agreement that has or could have a material adverse effect on us and, in the case of a breach of a covenant that is reasonably curable, that is not cured within five business days;

●	any voluntary or involuntary participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

●	if at any time we are not eligible to transfer our common stock electronically.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default set forth above. During an event of default, all of which are outside of Lincoln Park’s control, we may not direct Lincoln Park to purchase any shares of our common stock under the Purchase Agreement.

Our Termination Rights

We have the unconditional right, at any time, for any reason and without any payment or liability to us, to give notice to Lincoln Park to terminate the Purchase Agreement. In the event of bankruptcy proceedings by or against us, the Purchase Agreement will automatically terminate without action of any party.

No Short-Selling or Hedging by Lincoln Park

Lincoln Park has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our common stock during any time prior to the termination of the Purchase Agreement.

Prohibitions on Variable Rate Transactions

There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement or Registration Rights Agreement other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 19,253,472 shares registered in this offering that have been or may be issued or sold by us to Lincoln Park under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over a period of up to 36-months commencing on the date that the registration statement including this prospectus becomes effective. The sale by Lincoln Park of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to Lincoln Park, if any, will depend on market conditions and other factors to be determined by us. We may ultimately decide to sell to Lincoln Park all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. If and when we do sell shares to Lincoln Park, after Lincoln Park has acquired the shares, Lincoln Park may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to Lincoln Park by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to Lincoln Park under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with Lincoln Park may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to Lincoln Park, and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.

Pursuant to the terms of the Purchase Agreement, we have the right, but not the obligation, to direct Lincoln Park to purchase up to $10,000,000 of our common stock. Of that amount, as of June 15, 2018, $9,108,112 remains. Depending on the price per share at which we sell our common stock to Lincoln Park, we may be authorized to issue and sell to Lincoln Park under the Purchase Agreement more shares of our common stock than are offered under this prospectus. If we choose to do so, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by Lincoln Park under this prospectus is dependent upon the number of shares we direct Lincoln Park to purchase under the Purchase Agreement.

The following table sets forth the amount of gross proceeds we would receive from Lincoln Park from our sale of shares to Lincoln Park under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share	Number of Registered Shares to be Issued if Full Purchase (1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to Lincoln Park (2)	Proceeds from the Sale of Shares to Lincoln Park Under the $10M Purchase Agreement
$0.30	18,568,249	14.7%	$5,570,475
$0.41 (3)	18,568,249	14.7%	$7,612,982
$0.50	18,216,224	14.7%	$9,108,112
$1.00	9,108,112	8.8%	$9,108,112
$2.00	4,554,056	5.7%	$9,108,112

____________________

(1)

Although the Purchase Agreement provides that we may sell up to $10,000,000 of our common stock to Lincoln Park, we are only registering 19,253,472 shares under this prospectus (18,568,249 shares we may sell to Lincoln Park under the Purchase Agreement, the 239,826 shares of our common stock already issued to Lincoln Park under the Purchase Agreement, and the additional 445,387 commitment shares, pro rata for no additional consideration, when and if Lincoln Park purchases (at our company’s discretion) the $10,000,000 aggregate commitment), which may or may not cover all the shares we ultimately sell to Lincoln Park under the Purchase Agreement, depending on the purchase price per share. As a result, we have included in this column only those shares that we are registering in this offering including the additional commitment shares issuable to Lincoln Park.

(2)

The denominator is based on 127,597,447 shares outstanding as of June 15, 2018, adjusted to include the issuance of the number of shares set forth in the adjacent column which we would have sold to Lincoln Park, assuming the purchase price in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(3)	The closing sale price of our shares on June 15, 2018.

PLAN OF DISTRIBUTION

The common stock offered by this prospectus is being offered by the selling stockholder, Lincoln Park. The common stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;

●	transactions involving cross or block trades;

●	through brokers, dealers, or underwriters who may act solely as agents;

●	“at the market” into an existing market for the common stock;

●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

●	in privately negotiated transactions; or

●	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the state’s registration or qualification requirement is available and complied with.

Lincoln Park is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

Lincoln Park has informed us that it intends to use an unaffiliated broker-dealer to effectuate all sales, if any, of the common stock that it may purchase from us pursuant to the Purchase Agreement. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such unaffiliated broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. Lincoln Park has informed us that each such broker-dealer will receive commissions from Lincoln Park that will not exceed customary brokerage commissions.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common stock for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions. Neither we nor Lincoln Park can presently estimate the amount of compensation that any agent will receive.

We know of no existing arrangements between Lincoln Park or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers, any compensation from the selling stockholder, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to Lincoln Park. We have agreed to indemnify Lincoln Park and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Lincoln Park has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Lincoln Park specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Lincoln Park has represented to us that at no time prior to the Purchase Agreement has Lincoln Park or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. Lincoln Park agreed that, during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised Lincoln Park that it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution, from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the securities offered by this prospectus.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Lincoln Park.’

Our common stock is quoted on the OTC Markets under the symbol “BLGO”.

Blue Sky Restrictions on Resale

If the selling stockholder desires to sell shares of our common stock under this prospectus in the United States, then the selling stockholder will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemptions from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor’s.

Any person who purchases shares of our common stock from the selling stockholder under this prospectus who then desires to sell such shares also will have to comply with Blue Sky laws regarding secondary sales.

DISCLOSURE OF SEC POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to our company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our company shall, to the full extent permitted by section 145 of the Delaware general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by such director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person of our company in connection with the securities being registered in the registration statement of which this prospectus is a part, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares covered by the registration statement of which this prospectus is a part has been passed upon for us by Wilson & Oskam, LLP.

EXPERTS

The consolidated financial statements included in this prospectus for the years ended December 31, 2016 and 2017 have been audited by Haskell & White LLP, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein (which expressed an unqualified opinion and includes an explanatory paragraph referring to conditions that raise substantial doubt about BioLargo, Inc. and subsidiaries’ ability to continue as a going concern) and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s website (www.SEC.gov) contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain additional information regarding our company on our website, located at www.BioLargo.com.

BIOLARGO, INC.

INDEX TO FINANCIAL STATEMENTS

Index to Unaudited Consolidated Financial Statements of BioLargo, Inc., as of March 31, 2018 and for the Three Months Ended March 31, 2017 and 2018

Consolidated Balance Sheets as of December 31, 2017 and March 31, 2018

Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended March 31, 2017 and 2018

Consolidated Statement of Stockholders’ Deficit for the Three Months Ended March 31, 2018

Consolidated Statements of Cash Flows for the Three Months Ended March 31, 2017 and 2018

Notes to Consolidated Financial Statements

Index to Audited Consolidated Financial Statements of BioLargo, Inc. as of December 31, 2016 and 2017

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2016 and December 31, 2017

Consolidated Statements of Operations for the years ended December 31, 2016 and 2017

Consolidated Statements of Stockholders’ Equity (Deficit) for the years ended December 31, 2016 and 2017

Consolidated Statements of Cash Flows for the years ended December 31, 2016 and 2017

Notes to Consolidated Financial Statements

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2017 AND MARCH 31, 2018

	DECEMBER 31, 2017	MARCH 31, 2018 (Unaudited)
Assets
Current assets:
Cash and cash equivalents	$990,457	$921,942
Accounts receivable, net of allowance of $2,500	94,413	102,310
Inventories	53,973	56,805
Prepaid expenses and other current assets	20,000	32,745
Total current assets	1,158,843	1,113,802

Leasehold improvement and equipment, net of depreciation	108,865	117,295
Other non-current assets	32,530	32,530
Deferred offering cost	195,182	191,494
Total assets	$1,495,420	$1,455,121

Liabilities and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$224,105	$351,000
Convertible notes payable	5,248,847	5,398,847
Discount on convertible notes payable, net of amortization	(1,257,182)	(697,231)
Total current liabilities	4,215,770	5,052,616

Long-term liabilities:
Line of credit	—	390,000
Convertible notes payable	1,539,271	1,769,271
Discount on convertible notes payable and line of credit, net of amortization	(850,000)	(1,141,478)
Total liabilities	4,905,041	6,070,409

COMMITMENTS, CONTINGENCIES (Note 11)

STOCKHOLDERS’ EQUITY (DEFICIT):
Convertible Preferred Series A, $.00067 Par Value, 50,000,000 Shares Authorized, -no Shares Issued and Outstanding, at December 31, 2017 and March 31, 2018	—	—
Common stock, $.00067 Par Value, 200,000,000 Shares Authorized, 104,164,465 and 106,406,584 Shares Issued, at December 31, 2017 and March 31, 2018	69,871	71,421
Additional paid-in capital	97,093,144	98,605,285
Accumulated deficit	(101,204,846)	(103,825,209)
Accumulated other comprehensive loss	(62,489)	(54,840)
Total Biolargo, Inc. and Subsidiaries stockholders’ equity (deficit)	(4,104,320)	(5,203,343)
Non-controlling interest (Note 9)	694,699	588,055
Total stockholders’ equity (deficit)	(3,409,621)	(4,615,288)
Total liabilities and stockholders’ equity (deficit)	$1,495,420	$1,455,121

See accompanying notes to unaudited consolidated financial statements.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(UNAUDITED)

	MARCH 31, 2017	MARCH 31, 2018

Revenue
Product revenue	$46,017	$224,397
Service revenue	—	38,632
Total revenue	46,017	263,029
Cost of revenue
Cost of goods sold	(22,530)	(134,464)
Cost of service	—	(28,728)
Gross profit	23,487	99,837

Selling, general and administrative expenses	1,055,055	1,169,613
Research and development	391,336	521,730
Depreciation and amortization	7,924	10,323
Operating loss	(1,430,828)	(1,601,829)

Other (expense) income
Grant income	58,788	4,669
Interest expense	(953,636)	(832,408)
Total other (expense) income	(894,848)	(827,739)

Net loss	(2,325,676)	(2,429,568)

Net loss attributable to noncontrolling interest	(63,256)	(106,644)
Net loss attributable to common shareholders	$(2,262,420)	$(2,322,924)

Net loss per share attributable to common stockholders:

Loss per share attributable to shareholders – basic and diluted	$(0.02)	$(0.02)
Weighted average number of common shares outstanding:	94,444,945	104,695,818

Comprehensive loss attributable to common shareholders

Net loss	$(2,325,676)	$(2,429,568)
Foreign translation adjustment	(11,376)	7,649
Comprehensive loss	(2,337,052)	(2,421,919)

Comprehensive loss attributable to noncontrolling interest	(63,256)	(106,644)
Comprehensive loss attributable to shareholders	$(2,273,796)	$(2,315,275)

See accompanying notes to unaudited consolidated financial statements.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2018

(UNAUDITED)

	Common stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Non- controlling
	Shares	Amount	capital	deficit	loss	interest	Total
Balance, December 31, 2017	104,164,465	$69,871	$97,093,144	$(101,204,846)	$(62,489)	$694,699	$(3,409,621)
Issuance of common stock for service	714,436	482	195,569	—	—	—	196,051
Issuance of common stock for interest	617,072	458	164,609	—	—	—	165,067
Financing fee in stock	252,385	168	84,905	—	—	—	85,073
Sale of stock for cash	658,226	442	167,778	—	—	—	168,220
Stock option compensation expense	—	—	320,090	—	—	—	320,090
Warrants and conversion feature issued as discount on convertible notes payable, note payable and line of credit	—	—	281,571		—	—	281,751
Deemed dividend	—	—	297,439	(297,439)	—	—	—
Net loss	—	—	—	(2,322,924)	—	(106,644)	(2,429,568)
Foreign currency translation	—	—	—	—	7,649	—	7,649

Balance, March 31, 2018	106,406,584	$71,421	$98,605,285	$(103,825,209)	$(54,840)	$588,055	$(4,615,288)

See accompanying notes to unaudited consolidated financial statements.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2018

(UNAUDITED)

	March 31, 2017	March 31, 2018
Cash flows from operating activities
Net loss	$(2,325,676)	$(2,429,568)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock option compensation expense	280,288	320,090
Common stock issued for interest and fees for services from consultants	261,409	361,118
Interest expense related to amortization of the discount on convertible notes payable	771,124	635,297
Deferred offering cost expense	—	3,688
Bad debt expense	15,000	—
Depreciation and amortization expense	7,924	10,323
Changes in assets and liabilities:
Accounts receivable	(9,442)	(7,897)
Inventories	9,818	(2,832)
Prepaid expenses and other current assets	(143,293)	(12,745)
Accounts payable and accrued expenses	36,596	126,895
Officer bonus	(80,000)	—
Net cash used in operating activities	(1,176,252)	(995,631)

Cash flows from investing activities
Leasehold improvements	—	(18,753)
Net cash used in investing activities	—	(18,753)

Cash flows from financing activities
Proceeds from line of credit	175,000	390,000
Proceeds from convertible notes	125,000	380,000
Proceeds from sale of stock to Lincoln Park Capital	—	168,220
Proceeds from exercise of warrants	153,000	—
Net cash provided by financing activities	453,000	938,220

Effect of foreign currency translation	(11,376)	7,649
Net change in cash and cash equivalents	$(734,628)	$(68,515)
Cash and cash equivalents at beginning of period	$1,910,153	$990,457
Cash and cash equivalents at end of period	$1,175,525	$921,942

Supplemental disclosures of cash flow information
Cash paid during the period for:
Interest	$—	$—
Income taxes	$5,350	$—
Non-cash investing and financing activities:
Conversion of accounts payable and salary into stock options	$141,763	$—
Fair value of common stock issued for cash for stock financing offering	$—	$85,073
Fair value of warrants issued in conjunction with convertible notes payable	$125,000	$281,751
Settlement of accounts payable and interest in shares of common stock	$261,409	$—
Deemed dividend	$—	$297,439
Convertible notes into shares of common stock	$400,000	$—

See accompanying notes to unaudited consolidated financial statements

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 1. Business and Liquidity

Description of Business

We are an innovation company driven by our mission to “make life better” by developing breakthrough platform technologies, nurturing and building businesses around the intellectual property, while providing capital and support along the journey from “cradle” to “maturity”. We have two divisions generating operational revenue – Odor-No-More, selling odor control products, and BioLargo Engineering, Science & Technologies, LLC (“BLEST”), providing professional engineering services to third party clients as well as working on our product development projects. We have a research and development facility in Canada, and consolidate our financials with our partially owned subsidiary, Clyra Medical Technologies, Inc., a company focused on commercializing our technologies in the medical field (see Note 9).

Liquidity / Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. As reflected in the accompanying consolidated financial statements, for the three months ended March 31, 2018 we had a net loss of $2,429,568, and used $995,631 cash in operations, and at March 31, 2018, had negative working capital of $3,938,814, current assets of $1,113,802, and an accumulated stockholders’ deficit of $103,825,209. The foregoing factors raise substantial doubt about our ability to continue as a going concern. Ultimately, our ability to continue as a going concern is dependent upon our ability to attract significant new sources of capital, attain a reasonable threshold of operating efficiencies and achieve profitable operations by licensing or otherwise commercializing products incorporating our technologies. The consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

We have been, and anticipate that we will continue to be, limited in terms of our capital resources. Our total cash balance was $921,942 at March 31, 2018. We had revenues of $263,029 in the three months ended March 31, 2018, which amount was not sufficient to fund our operations.  Although our revenue increased, it was not sufficient to fund our operations. We believe our cash position is insufficient to maintain our current level of operations and research/development, and that we will be required to raise substantial additional capital to expand our operations and fund our future business plans. We intend to continue to raise money through private securities offerings for the foreseeable future, and through our agreement with Lincoln Park (see Note 4).

At times in the past we have not had enough cash or sources of capital to pay our accounts payable and expenses as they arise, and have relied on the issuance of stock options and common stock, as well as extended payment terms with our vendors, to continue to operate. We will be required to raise substantial additional capital to expand our operations, including without limitation, hiring additional personnel, additional scientific and third-party testing, costs associated with obtaining regulatory approvals and filing additional patent applications to protect our intellectual property, and possible strategic acquisitions or alliances, as well as to meet our liabilities as they become due for the next 12 months.

The unaudited consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to Rule 8-03 of Regulation S-X under the Securities Act of 1933, as amended. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for annual financial statements.  In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. For some of our activities, we are still operating in the early stages of the sales and distribution process, and therefore our operating results for the three months ended March 31, 2018 are not necessarily indicative of the results that may be expected for the year ending December 31, 2018, or for any other period. These unaudited consolidated financial statements and notes should be read in conjunction with the Company’s audited consolidated financial statements and accompanying notes included in the Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission (the “SEC”) on March 14, 2018.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 2. Summary of Significant Accounting Policies

In the opinion of management, the accompanying balance sheet and related statements of operations, cashflows, and stockholders’ deficit include all adjustments, consisting only of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its majority owned subsidiaries, and Clyra. Management believes Clyra’s financial statements are appropriately consolidated with that of the Company after reviewing the guidance of ASC Topic 810, “Consolidation” and because the Company is Clyra’s largest shareholder, owning 46.3% of its outstanding voting stock at March 31, 2018, and two members of BioLargo’s board of directors are two of three members of Clyra’s board of directors (see Note 9). All intercompany accounts and transactions have been eliminated.

Foreign Currency

The Company has designated the functional currency of BioLargo Water, Inc., our Canadian subsidiary, to be the Canadian dollar. Therefore, translation gains and losses resulting from differences in exchange rates are recorded in accumulated other comprehensive income.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents. Substantially all cash equivalents are held in short-term money market accounts at one of the largest financial institutions in the United States. From time to time, our cash account balances are greater than the Federal Deposit Insurance Corporation insurance limit of $250,000 per owner per bank, and during such times, we are exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the financial institution. We do not anticipate non-performance by our financial institution.

Our cash balances were made up of the following:

	DECEMBER 31, 2017	March 31, 2018
BioLargo, Inc. and wholly owned subsidiaries	$461,914	$574,106
Clyra Medical Technologies, Inc.	528,543	347,836
Total	$990,457	$921,942

Accounts Receivable

Trade accounts receivable are recorded net of allowances for doubtful accounts. Estimates for allowances for doubtful accounts are determined based on payment history and individual customer circumstances. The allowance for doubtful accounts as of December 31, 2017 and March 31, 2018 was $2,500, respectively.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Credit Concentration

The Company had three customers during the three months ended March 31, 2017 and 2018 that each accounted for more than 10% of consolidated revenues in the respective periods as follows:

	March 31, 2017	March 31, 2018
Customer A	28%	39%
Customer B	17%	<10%
Customer C	12%	<10%
Customer D	<10%	18%
Customer E	<10%	18%

The Company had five customers that accounted for more than 10% of consolidated accounts receivable at December 31, 2017 and three customers at March 31, 2018 as follows:

	December 31, 2017	March 31, 2018
Customer A	12%	23%
Customer B	19%	<10%
Customer C	12%	<10%
Customer D	10%	<10%
Customer E	10%	<10%
Customer F	<10%	13%
Customer G	<10%	11%

Inventory

Inventories are stated at the lower of cost or net realizable value using the average cost method. Inventories consisted of:

	DECEMBER 31, 2017	MARCH 31, 2018
Raw material	$34,104	$48,211
Finished goods	19,869	8,594
Total	$53,973	$56,805

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for stock-based transactions, debt transactions, deemed dividends, allowance for bad debt, asset depreciation and amortization, among others.

The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results of our consolidated financial statements.

Share-based Payments

For stock and stock options issued to consultants and other non-employees for services, the Company measures and records an expense as of the earlier of the date at which either: a commitment for performance by the non-employee has been reached or the non-employee’s performance is complete. The equity instruments are measured at the current fair value, and for stock options, the instruments are measured at fair value using the Black Scholes options model.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For equity instruments issued and outstanding where performance is not complete, but the instrument has been recorded, those instruments are measured again at their then current fair market values at each of the reporting dates (they are “marked-to market”) until the performance and the contract are complete.

Warrants

The Unit Offerings of our convertible promissory note and a Series A stock purchase warrant are accounted for under the fair value and relative fair value method.

The warrant is first analyzed per its terms as to whether it has derivative features or not. If the warrant is determined to be a derivative, then it is measured at fair value using the Black Scholes Option Model, and recorded as a liability on the balance sheet. The warrant is re-measured at its then current fair value at each subsequent reporting date (it is “marked-to-market”).

If the warrant is determined to not have derivative features, it is recorded into equity at its fair value using the Black Scholes option model, however, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the convertible note.

The convertible note is recorded at its fair value, limited to a relative fair value based upon the percentage of its fair value to the total fair value including the fair value of the warrant. Further, the convertible promissory note is examined for any intrinsic beneficial conversion feature (“BCF”) of which the convertible price of the note is less than the closing stock price on date of issuance. If the relative fair value method is used to value the convertible promissory note and there is an intrinsic BCF, a further analysis is undertaken of the BCF using an effective conversion price which assumes the conversion price is the relative fair value divided by the number of shares the convertible debt is converted into by its terms. The adjusted BCF value is accounted for as equity.

The warrant and BCF relative fair values are also recorded as a discount to the convertible promissory notes. As present, these equity features of the convertible promissory notes have recorded a discount to the convertible notes that is substantially equal to the proceeds received.

Non-Cash Transactions

We have established a policy relative to the methodology to determine the value assigned to each intangible we acquire, and/or services or products received for non-cash consideration of our common stock. The value is based on the market price of our common stock issued as consideration, at the date of the agreement of each transaction or when the service is rendered or product is received.

Revenue Recognition

We adopted ASU 2014-09, “Revenue from Contracts with Customers”, Topic 606, as of December 15, 2017 and applied for the fiscal year starting January 1, 2018. The guidance focuses on the core principle for revenue recognition.

The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. To achieve that core principle, an entity should apply the following steps:

Step 1:   Identify the contract(s) with a customer.

Step 2:   Identify the performance obligations in the contract.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Step 3:   Determine the transaction price.

Step 4:   Allocate the transaction price to the performance obligations in the contract.

Step 5:   Recognize revenue when (or as) the entity satisfies a performance obligation.

We have revenue from two subsidiaries, Odor-No-More and BLEST. Odor-No-More identifies its contract with the customer through a purchase order whether in writing or verbal, in which the details of the contract are defined including the transaction price and method of shipment. The only performance obligation is to create and ship the product and each product has separate pricing. Odor-No-More recognizes revenue when the order for its goods are shipped, wither FOB warehouse of FOB destination, depending on the customer’s choice of title transfer. Revenue is recognized with a reduction for sales discounts, as appropriate and negotiated in the customer’s purchase order.

BLEST, identifies services to be performed in a written contract, which specifies the performance obligations and the rate at which the services will be billed. Each service is separately negotiated and priced. Revenue is recognized when services are performed and completed. BLEST bills time and materials for the services it provides. To date, there have been no discounts or other financing terms for the contracts.

We also may generate revenues from royalties and license fees from our intellectual property. In the event we do so, we anticipate a licensee would pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. Upon entering into a licensing agreement, we will determine the appropriate method of recognizing the royalty and license fees.

Government Grants

We have been awarded multiple research grants from the Canadian National Research Institute – Industrial Research Assistance Program (NRC-IRAP) and the National Science and Engineering Research Council of Canada (NSERC). The grants received are considered other income and are included in our consolidated statements of operations. We received our first grant in 2015 and have been awarded over 50 grants totaling approximately $1,600,000. Some of the funds from these grants are given directly to third parties (such as the University of Alberta or a third-party research scientist) to support research on our technology. The grants have terms generally ranging between six and eighteen months and support a majority, but not all, of the related research budget costs. This cooperative research allows us to utilize (i) a depth of resources and talent to accomplish highly skilled work, (ii) financial aid to support research and development costs, (iii) independent and credible validation of our technical claims.

The grants typically provide for (i) recurring monthly amounts, (ii) reimbursement of costs for research talent for which we invoice to request payment, and (iii) ancillary cost reimbursement for research talent travel related costs. All awarded grants have specific requirements on how the money is spent, typically to employ researchers. None of the funds may be used for general administrative expenses or overhead in the United States. These grants have substantially increased our level of research and development activities in Canada. We continue to apply for Canadian government and agency grants to fund research and development activities. Not all of our grant applications have been awarded, and no assurance can be made that any pending grant application, or any future grant applications, will be awarded.

Business Segment Information

In 2017, the Company operated with three business segments - Odor-No-More, Clyra, and BioLargo/other.  In 2018, the Company determined that it operates a fourth business segment – BLEST, based on the manner in which the chief operating decision maker now manages the engineering division, including resource allocation and performance assessment.

Odor-No-More is engaged in developing and selling products using the BioLargo technology. Clyra is engaged in developing medical products using the BioLargo technology, with an emphasis in advanced wound care. BLEST is engaged in providing professional engineering services. BioLargo/Other includes certain functional roles that do not engage in revenue generating activities, such as corporate operations and oversight, research and development, and general corporate and administrative functions, including finance, human resources, marketing and legal.

The segment information for the three months ended March 31, 2018, is as follows:

	Odor-No- More	Clyra	BLEST	BioLargo / Other	Total
Revenues	$224,397	$—	$38,632	$—	$263,029
Cost of goods/services	(134,464)	—	(28,728)	—	(163,192)
Depreciation and amortization	4,093	—	6,230	—	10,323
Interest expense	—	—	—	832,408	832,408
Expenditures for assets	—	—	18,753	—	18,753
Equipment, net of depreciation	42,299	—	74,996	—	117,295
Net loss	(200,000)	(198,721)	(46,387)	(1,984,460)	(2,429,568)
Tangible assets, net	293,997	347,836	140,722	448,542	1,231,097

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The segment information for the three months ended March 31, 2017, is as follows (BLEST was not formed or operational during the three months ended March 31, 2017, and is thus not reflected in this table):

	Odor-No- More	Clyra	BioLargo / Other	Total
Revenues	$46,017	$—	$—	$46,017
Cost of goods/services	(22,530)	—	—	(22,530)
Depreciation and amortization	7,924	—	—	7,924
Interest expense	—	8,750	944,886	953,636
Expenditures for assets	—	—	—	—
Equipment, net of depreciation	54,121	—	—	54,121
Net loss	(175,000)	(137,082)	(2,013,594)	(2,325,676)
Tangible assets, net	180,292	268,771	1,015,039	1,464,092

Earnings (Loss) Per Share

We report basic and diluted earnings (loss) per share (“EPS”) for common and common share equivalents. Basic EPS is computed by dividing reported earnings by the weighted average shares outstanding. Diluted EPS is computed by adding to the weighted average shares the dilutive effect if stock options and warrants were exercised into common stock. For the three months ended March 31, 2017 and 2018, the denominator in the diluted EPS computation is the same as the denominator for basic EPS due to the anti-dilutive effect of the warrants and stock options on the Company’s net loss.

Recent Accounting Pronouncements

In May 2017, the FASB issued ASU 2017-09, “Compensation – Stock Compensation (topic 718)”. The amendments in this Update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. An entity should account for the effects of a modification unless all the following are met: (i) the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified, (ii) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified and (iii) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Management has analyzed the new guideline and it has not substantially impacted our accounting for stock compensation awards upon adoption in the current period.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

In March 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-09, “Improvements to Employee Share-Based Payment Accounting,” which simplifies several aspects of the accounting for share-based award transactions and adds two practical expedients for nonpublic entities. The new standards are effective for annual periods beginning after December 15, 2017. An entity that elects early adoption must adopt all the amendments in the same period. Management has analyzed the new guideline and it has not substantially impacted our consolidated financial statements upon adoption during the current period.

In February 2016, the FASB issued Accounting Standards Update No. 2016-02, “Leases”. The new standard establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The new guidelines will create a ROU asset and lease liability for the Company’s lease agreements in place at the time the standard goes into effect. Currently, the Company has two real property leases with terms longer than 12 months.

Note 3. Change in Derivative Liability Treatment

BioLargo adopted ASU 2017-11 as of July 1, 2017. With this adoption, we eliminated the derivative liability, and the changes in the fair value of the derivative liability, related to negative covenants in multiple warrants issued that required a reduction of warrant exercise price under certain circumstances. The Company made a cumulative effect adjustment to the consolidated balance sheet as of January 1, 2017, which adjusted the beginning balance in the accumulated deficit account by $663,560.

Note 4. Lincoln Park Financing

On August 25, 2017, we entered into a stock purchase agreement (“LPC Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park agreed to purchase from us at our request up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time over a period of three years. Concurrently, we entered into a registration rights agreement with Lincoln Park (“LPC RRA”), pursuant to which we were required to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 to register for resale under the Securities Act of 1933, as amended, the shares of common stock that have been or may be issued to Lincoln Park under the LPC Purchase Agreement. The registration statement was filed, and on September 22, 2017, it was deemed effective by the SEC. The LPC Purchase Agreement allows us, from time to time and at our sole discretion, to direct Lincoln Park to purchase shares of our common stock, subject to limitations in both volume and dollar amount. The volume of shares is limited to a maximum of 50,000 shares if our stock closes at less than $0.50 per share, 75,000 if it closes from $0.50 to $0.74 per share, 100,000 if it closes from $0.75 to $1.24 per share, and 200,000 if it closes at or above $1.25 per share. The maximum dollar amount for any single purchase is $500,000. There are no trading volume requirements under the LPC Purchase Agreement, and we alone control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park under the Purchase Agreement is the lower of (i) the lowest sale price on the date of purchase, or (ii) the average of the three lowest closing prices in the prior 12 business days. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the LPC Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the LPC Purchase Agreement or LPC RRA other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

In consideration for entering into the LPC Purchase Agreement, on August 25, 2017, we issued to Lincoln Park 488,998 shares of common stock as an “initial commitment fee.” For no additional consideration, when and if Lincoln Park purchases (at the Company’s discretion) any portion of the $10,000,000 aggregate commitment, we are required to issue up to 488,998 shares, pro-rata, as “additional commitment shares”. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $25,000 of our stock, then we would issue 1,222 additional commitment shares, which is the product of $25,000 (the amount we have elected to sell) divided by $10,000,000 (total amount we can sell Lincoln Park pursuant to the LPC Purchase Agreement) multiplied by 488,998 (the total number of additional commitment shares). The additional commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park.

From inception of the contract in August 2017 through March 31, 2018, we elected to sell Lincoln Park shares of our common stock for which we received $679,305, and issued Lincoln Park 1,825,000 shares, and 33,217 “additional commitment shares”. We recorded the stock sale in our equity statement and the additional shares issued as a fee for the transaction was offset against the shares issued.

During the three-months ended March 31, 2018, we elected to sell to Lincoln Park 650,000 shares of our common stock for which we received $168,220. Additionally, we issued Lincoln Park 8,226 “additional commitment” shares.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 5. Debt Obligations

The following table summarizes our debt obligations outstanding as of December 31, 2017 and March 31, 2018.

	December 31, 2017	March 31, 2018
Current liabilities
Convertible notes payable
One-year convertible notes, mature July 18, 2018	$280,000	$280,000
Convertible notes, mature June 1, 2018	4,468,847	4,468,847
Nine-month convertible note, matures September 18, 2018	500,000	500,000
Nine-month convertible note, matures October 16, 2018	—	150,000
Total convertible notes payable	$5,248,847	$5,398,847

Long-term liabilities:
Line of credit, matures September 1, 2019	$—	$390,000
Convertible notes payable
Convertible note, matures July 20, 2019	440,000	440,000
Convertible notes, mature June 17, 2019	283,571	283,571
Convertible notes, mature December 31, 2019	292,000	292,000
Convertible note, matures March 8, 2020	—	50,000
Convertible notes, mature June 20, 2020	523,700	603,700
Convertible notes, mature April 20, 2021	—	100,000
Total convertible notes payable	$1,539,271	$1,769,271

Total	$6,788,118	$7,558,118

For the three months ended March 31, 2017 and 2018, we recorded $953,636 and $832,408 of interest expense related to the amortization of our discount on our convertible notes payable, line of credit, and interest from our convertible notes and line of credit.

Subsequent to March 31, 2018, holders of notes representing $4,133,738 in the above table agreed to convert their notes prior to maturity (see Note 12).

See our Annual Report on Form 10-K for the year ended December 31, 2017, for a complete description of the debt obligations set forth in the above table. The following describes changes to the debt obligations for the three months ended March 31, 2018.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FirstFire Global Opportunity Fund Investment (matures October 16, 2018)

On January 16, 2018, we entered into a securities purchase agreement (the “FirstFire Purchase Agreement”) and a registration rights agreement (the “FirstFire RRA”) with FirstFire Global Opportunity Fund, LLC (“FirstFire”), and issued a convertible promissory note (the “FirstFire Note”) in the aggregate principal amount of $150,000 at 5% annual interest, which is convertible into shares of common stock of the Company at $0.394 per share, subject to the terms, and certain limitations and conditions set forth in the FirstFire Purchase Agreement and FirstFire Note. FirstFire may convert the FirstFire Note at any time. The Company may require the conversion of the FirstFire Note in the event the Company’s common stock has traded at a price per share of $0.75 or above for the ten trading days immediately preceding the mandatory conversion, and the shares underlying the conversion are subject to an effective registration statement filed with the SEC. The FirstFire Note matures on October 16, 2018.

Pursuant to the FirstFire Purchase Agreement, the Company issued 75,000 shares of common stock to FirstFire as a commitment fee (the “FirstFire Commitment Shares”) at $0.39 per share and $29,250 is recorded as a discount on convertible notes and will amortize to interest expense over the term of the note.

Under the Note and FirstFire Purchase Agreement, the Company has reserved 394,949 shares of common stock for issuance upon conversion of the Note. Pursuant to the FirstFire RRA, the Company agreed to file a registration statement with the SEC registering all shares of common stock into which the FirstFire Note is convertible, and the FirstFire Commitment Shares. The FirstFire Purchase Agreement allows for an adjustment to the number of FirstFire Commitment Shares in the event the closing price of our common stock, on the earlier of the date the registration statement is deemed effective and 20 trading days following the six-month anniversary of the FirstFire Note, is lower than the closing price on January 16, 2018 (which was $0.39). In such event, additional shares would be issued to FirstFire such that the aggregate FirstFire Commitment Shares issued have the same value as the shares issued on January 16, 2018.

Pursuant to the requirements set forth in the registration rights agreements, we filed a registration statement with the SEC which was deemed effective as of February 8, 2018. On February 8, 2018, our common stock last traded at $0.3147 per share. Because the last traded price of our common stock on the date the registration statement was deemed effective was less than the price of our common stock on the dates of the FirstFire Purchase Agreements, at their option, we are required to issue additional “commitment shares”. FirstFire exercised that right, and we issued 36,536 additional shares of our common stock and $11,498 is recorded as additional discount on convertible notes and will amortize to interest expense over the term of the note.

FirstFire represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended). The FirstFire Note, FirstFire Purchase Agreement, and the FirstFire RRA contain customary representations, warranties, agreements and conditions including indemnification rights and obligations of the parties. The FirstFire Note contains a price protection provision such that if we issue a security with any term more favorable to the holder of such security that was not similarly provided in the FirstFire Note, then the Company shall notify FirstFire of such additional or more favorable term and such term, at its option, shall become a part of the FirstFire Note.

Line of credit, matures September 1, 2019

On March 1, 2018, we received $390,000 pursuant to a line of credit, accruing interest at a rate of 18% per annum, for which we have pledged our inventory and accounts receivable as collateral. Interest is paid quarterly, and, at the option of the holder, payable in either (i) cash, (ii) our common stock, calculated based on the 20-day average closing price, or (iii) options to purchase our common stock, priced at the 20-day average closing price, the number of shares doubled, and expiring 10 years from the date of grant. The holder of the line of credit has the right to call due the outstanding principal amount on 30-days’ notice at any time after September 1, 2019.

Each investor, for no additional consideration, received a warrant to purchase our common stock. (See Note 7). The warrant allows for the purchase of the number of common shares equal to the investment amount (e.g., one warrant share for each dollar invested).

Two-Year Convertible Note, matures July 20, 2019

On July 20, 2017, the Company accepted $400,000 and issued a promissory note with a 10% original issue discount in the principal amount of $440,000, matures July 20, 2019 and accrues interest at 12%. The note originally provided that interest was to be paid quarterly beginning October 1, 2017, in either cash, common stock, or an option to purchase common stock, in the holder’s discretion.  On January 25, 2018, the interest provisions in the note were modified such that the 12% annual simple interest is due at maturity.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

At maturity, the principal amount of the note and any accrued and unpaid interest automatically converts, at the holder’s option, into either BioLargo common shares at $0.42 per share, 2,000 shares of Clyra Medical Technologies common stock held by BioLargo, or any combination thereof. The fair value of the beneficial conversion feature resulted in a $171,429 recorded on our consolidated balance sheet as a discount on convertible notes payable, net of current portion. The discount will be amortized monthly as interest expense through July 20, 2019.

Note payable, matures March 8, 2020

On March 8, 2018, we received $50,000 and entered into a note payable. The note is due on upon demand from the noteholder, with sixty days’ notice. The demand may not be made before June 30, 2018, and in the absence of the demand, the maturity date is March 8, 2023. In lieu of interest, we issued the note holder a warrant to purchase 150,000 shares of our common stock at an exercise price of $0.35. The warrant expires February 28, 2023. The shares available for purchase vest in increments of 6,250 shares per month. (See Note 7.)

Convertible Notes, mature June 20, 2020 (Summer 2017 Unit Offering)

On May 24, 2017, we commenced a private securities offering (titled the “Summer 2017 Unit Offering”) which offered the sale of $1,500,000 of “Units,” each Unit consisting of a convertible promissory note and stock purchase warrant. Concurrently, we issued Pricing Supplement No. 1 setting the initial unit/conversion price at $0.42 per share, and the initial warrant exercise price at $0.65 per share. The promissory notes issued to investors mature June 20, 2020, and bear interest at the rate of 12% per annum on the amount invested. Any interest due will be paid quarterly in arrears in cash or shares of common stock. If paid by the issuance of common stock, interest is paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. The principal amount of the note may be paid by the issuance of shares of common stock, or cash, upon maturity at the Company’s election. Promissory notes may be converted at any time by the investor, at maturity by the Company, or by the Company prior to maturity, so long as the following conditions are met: (i) the Shares issued as payment are registered with the SEC; and (ii) the Company’s common stock closes for ten consecutive trading days at or above three times the Unit price.

In addition to the convertible promissory note, each investor received a warrant allowing for the purchase of the number of shares of BioLargo common stock equal to the investment amount divided by the unit/conversion price (e.g., one warrant share for each share of common stock which the investor is eligible to receive through conversion of the note). (See Note 7.) The warrants expire on June 20, 2022. The Company may “call” the warrants, requiring the investor to exercise their warrants within 30 days or forever lose the rights to do so, only if the following conditions have been met: (i) the underlying Shares are registered with the SEC and (ii) the Company’s common stock closes for 10 consecutive trading days at or above two times the exercise price.

Through December 31, 2017, we had received $523,700 in investments in the Summer 2017 Unit Offering, from ten accredited investors, all pursuant to Pricing Supplement No. 1. No investments were received pursuant to a second pricing supplement issued on December 11, 2017, setting the unit price at $0.394 per share. On February 22, 2018, we issued Pricing Supplement No. 3, setting the Unit price to $0.30 and the warrant exercise price at $0.48. During the three months ended March 31, 2018, we received $80,000 in investments from two accredited investors pursuant to this third pricing supplement. The offering was terminated at the conclusion of processing these two investments.

The offering documents assured the investors that in the event a subsequent pricing supplement offered a lower conversion or exercise price, prior investors would be given those favorable terms. Because we issued a third pricing supplement lowering the Unit price to $0.30 per share, the unit price for the prior investors was lowered to $0.30. As a result, the number of warrant shares available for purchase by each investor increased. (See Note 7.)

Subsequent to March 31, 2018, holders of $478,700 of Summer 2017 Offering notes elected to accept the Company’s offer of incentive shares to convert these notes prior to maturity (see Note 12).

Convertible Notes, mature April 20, 2021 (Spring 2018 Unit Offering)

On March 1, 2018, we commenced a private securities offering (titled the “Spring 2018 Unit Offering”) which offered the sale of $1,500,000 of “Units,” each Unit consisting of a convertible promissory note and stock purchase warrant. Concurrently, we issued Pricing Supplement No. 1 setting the initial unit/conversion price at $0.30 per share, and the initial warrant exercise price at $0.48 per share. The promissory notes issued to investors mature April 20, 2021, and bear interest at the rate of 12% per annum on the amount invested. Any interest due will be paid quarterly in arrears in cash or shares of common stock. If paid by the issuance of common stock, interest is paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. The principal amount of the note may be paid by the issuance of shares of common stock, or cash, upon maturity at the Company’s election. Promissory notes may be converted at any time by the investor, at maturity by the Company, or by the Company prior to maturity, so long as the following conditions are met: (i) the Shares issued as payment are registered with the SEC; and (ii) the Company’s common stock closes for ten consecutive trading days at or above three times the Unit price.

In addition to the convertible promissory note, each investor will receive a warrant allowing for the purchase of the number of shares of BioLargo common stock equal to the investment amount divided by the unit/conversion price (e.g., one warrant share for each share of common stock which the investor is eligible to receive through conversion of the note). (See Note 7.)

Through March 31, 2018, we had received one investment for $100,000 in this offering, and issued a warrant to purchase 333,333 shares. This investment was received from an entity owned/controlled by a member of our board of directors.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Note 6. Share-Based Compensation

During the three months ended March 31, 2017 and 2018, we recorded an aggregate $280,288 and $320,090, respectively, in selling general and administrative expense related to the issuance of stock options.

2007 Equity Incentive Plan

On September 7, 2007, and as amended April 29, 2011, the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) was adopted as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants were made under this plan for a period of 10 years. It expired on its terms on September 7, 2017. The Board’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. The Company is in the process of implementing a new stock option plan for 2018.

On February 10, 2017, we extended the engagement agreement with our Chief Financial Officer, retroactive to October 1, 2016. The sole consideration for the one-year extension was the issuance of an option to purchase 300,000 shares of our common stock, at an exercise price of $0.69 per share which was equal to the closing price of our common stock on the date of grant. The option expires February 10, 2027, and vests over the term of the engagement with 125,000 shares having vested as of February 10, 2017, and the remaining shares to vest 25,000 shares monthly beginning March 1, 2017, and each month thereafter, so long as his agreement is in full force and effect. The fair value of the option totaled $207,000, during the three months ended March 31, 2017, $103,500 is recorded as selling, general and administrative expense on our statement of operations. The balance vested monthly through September 30, 2017.

Activity for our stock options under the 2007 Plan for the three months ended March 31, 2017 and 2018 is as follows:

					Weighted
					Average
As of March 31, 2017:	Options	Exercise			Price per
	Outstanding	Price per share			share
Balance, December 31, 2016	9,916,586	$0.23	–	1.89	$0.44
Granted	300,000		0.69		0.69
Expired	—		—		—
Balance, March 31, 2017	10,216,586	$0.23	–	1.89	$0.47

					Weighted
					Average
As of March 31, 2018:	Options	Exercise			Price per
	Outstanding	Price per share			share
Balance, December 31, 2017	9,831,586	$0.23	–	1.89	$0.44
Granted	—		—		—
Expired	(50,000)		1.89		1.89
Balance, March 31, 2018	9,781,586	$0.23	–	1.65	$0.43

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Options issued Outside of the 2007 Equity Incentive Plan

On January 31, 2018, we issued options to purchase 18,071 shares of our common stock at an exercise price of $0.28 per share, expiring 10 years from the date of grant. The fair value of these options total $5,060 and is recorded as selling, general and administrative expenses.

On February 28, 2018, we issued options to purchase 21,429 shares of our common stock at an exercise price of $0.28 per share expiring 10 years from the date of grant. The fair value of these options total $6,000 and is recorded as selling, general and administrative expenses.

On March 31, 2018, we issued options to purchase 565,649 shares of our common stock at an exercise price of $0.26 per share to members of our board of directors for services, an employee in lieu of salary, and to consultants for services. The fair value of these options totaled $146,503 and is recorded as selling, general and administrative expenses.

On February 1, 2017, as part of an agreement we executed with a strategic advisor, we issued an option to purchase 300,000 shares of our common stock with an exercise price of $0.67, the stock price on grant date. The option expires ten years from the date of issuance and the option vests in 12,500 equal amounts over 24 months. The agreement also calls for the strategic advisor to provide deliverables focused in the water industry such as business plans and strategic initiatives for the Company. During the three months ended March 31, 2017, 25,000 options vested resulting in a fair value of $15,000 recorded as selling, general and administrative expense on our statement of operations. This agreement terminated in November 2017, and the remaining unvested 175,000 options were cancelled.

On March 31, 2017, we issued options to purchase 283,526 shares of our common stock at an exercise price of $0.50 per share to members of our board of directors, in lieu of $65,000 in fees and to vendors in lieu or accrued and unpaid fees $56,671. The weighted-average fair value of these options totaled $141,763 and an additional $20,092 was recorded as selling, general and administrative expenses.

Activity of our stock options issued outside of the 2007 Equity Incentive Plan for the three months ended March 31, 2017 and 2018 is as follows:

					Weighted
					Average
As of March 31, 2017:	Options	Exercise			Price per
	Outstanding	Price per share			share
Balance, December 31, 2016	20,148,766	$0.18	–	1.00	$0.40
Granted	583,526	0.50	–	0.67	0.59
Expired	—		—		—
Balance, March 31, 2017	20,732,292	$0.18	–	1.00	$0.41

					Weighted
					Average
As of March 31, 2018:	Options	Exercise			Price per
	Outstanding	Price per share			share
Balance, December 31, 2017	20,018,408	$0.25	–	1.00	$0.51
Granted	619,435	0.26	–	0.28	0.26
Expired	(2,400,000)		0.99		0.99
Balance, March 31, 2018	18,237,843	$0.25	–	1.00	$0.45

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

For employees, we recognize compensation expense for stock option awards on a straight-line basis over the applicable service period of the award, which is the vesting period. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes Option Pricing Model. The following methodology and assumptions were used to calculate share-based compensation for the three months ended March 31:

	2017		2018
	Non Plan	2007 Plan	Non Plan
Risk free interest rate	2.40%	2.40%	2.43%
Expected volatility	601%	601%	563%
Expected dividend yield	—	—	—
Forfeiture rate	—	—	—
Expected life in years	7	7	7

Expected price volatility is the measure by which our stock price is expected to fluctuate during the expected term of an option. Expected volatility is derived from the historical daily change in the market price of our common stock, as we believe that historical volatility is the best indicator of future volatility.

The risk-free interest rate used in the Black-Scholes calculation is based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve. We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

Historically, we have not had significant forfeitures of unvested stock options. A significant number of our stock option grants are fully vested at issuance or have short vesting provisions. Therefore, we have estimated the forfeiture rate of our outstanding stock options as zero.

Note 7. Warrants

Warrants Issued Concurrently with Spring 2018 Unit Offering

During the three months ended March 31, 2018, pursuant to the terms of our Spring 2018 Unit Offering (see Note 5), we issued a warrant to purchase up to an aggregate 333,333 shares of our common stock at an exercise price of $0.48 per share to the investor in the Spring 2018 Offering, a member of our board of directors. The warrant expires April 20, 2023. The relative fair value of the warrant resulted in $49,306 recorded as a discount on our convertible notes on our consolidated balance sheet in the period issued.

The Company may “call” these warrants, requiring the holder to exercise their warrants within 30 days or forever lose the rights to do so, if the following conditions have been met: (i) the shares of common stock underlying the warrants are registered with the SEC and (ii) the Company’s common stock closes for 10 consecutive trading days at or above two times the exercise price.

Warrants Issued Concurrently with Line of Credit Offering

During the three months ended March 31, 2018, pursuant to the terms of our Line of Credit (see Note 5, “Line of Credit, matures September 1, 2019”), we issued warrants to purchase up to an aggregate 390,000 shares of our common stock at an exercise price of $0.35 per share. These warrants expire March 1, 2023. The relative fair value of these warrants resulted in $85,002 recorded as a discount on our “convertible notes payable and line of credit” on our consolidated balance sheet in the period issued.

The Company may “call” these warrants, requiring the holder to exercise their warrants within 30 days or forever lose the rights to do so, if the following conditions have been met: (i) the shares of common stock underlying the warrants are registered with the SEC and (ii) the Company’s common stock closes for 10 consecutive trading days at or above two times the exercise price.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Warrants Issued Concurrently with Note Payable

During the three months ended March 31, 2018, pursuant to the terms of the note payable. (see Note 5, “Note payable, matures March 8, 2020”), we issued warrants to purchase up to an aggregate 150,000 shares of our common stock at an exercise price of $0.35 per share. At the end of each month 6,250 warrants vest as long as the note payable is outstanding. Although the note matures March 8, 2020, the investor may call the note at any time after June 30, 2018. Thus, a minimum of 25,000 warrants will vest, and the fair value of these warrants totaled $6,500. Of this amount $1,625 was recorded as interest expense and the remaining $4,875 is recorded as a discount on our consolidated balance sheet in the period issued. These warrants expire February 28, 2023.

Warrants Issued to Summer 2017 Unit Offering Investors

Pursuant to the Summer 2017 Unit Offering, we issued warrants to purchase the number of shares of stock equal to each investor’s investment amount, divided by the “unit price” set forth in a “pricing supplement”. The offering documents assured the investors that in the event a subsequent pricing supplement offered a lower conversion or exercise price, prior investors would be given those favorable terms. On February 12, 2018, we issued a third pricing supplement, lowering the unit price to $0.30. As a result of this reduction, the number of shares purchasable pursuant to warrants issued to prior investors increased by an aggregate 416,478 shares. Additionally, during the three months ended March 31, 2018, we accepted two final investments in the aggregate amount of $80,000, pursuant to the third pricing supplement, and issued these investors warrants to purchase an aggregate 266,667 shares.  The relative fair value of these warrants, including the increase in purchasable shares, resulted in $103,322 recorded as a discount on our consolidated balance sheet in the period issued.

Warrants Issued Concurrently with One Year Convertible Notes

We have accepted $250,000 investments and issued one-year OID convertible notes on three occasions: July 8, 2016, December 30, 2016, and July 17, 2017. In addition to the notes, the investors received warrants on each of those three dates to purchase an aggregate 400,000 shares of our common stock. These warrants were initially exercisable at $0.65 per share (for July 2016 warrants), $0.70 per share (for December 2016 warrants), and $0.65 per share (for July 2017 warrants), and expire five years from the date of grant. Each of the warrants contain a provision that the exercise price may be reduced in the event we sell our common stock or issue warrants to third parties at a lower prices, with particular exclusions, the details of which are available in our Form 10-K. The exercise price of these warrants has decreased, and the number of shares increased, on multiple occasions prior to December 31, 2017, most recently on December 11, 2017, at which time the exercise price was reduced to $0.394 per share, and the number of shares issuable pursuant to the warrants, in the aggregate, increased from the original 1,200,000 shares, to 2,081,216.

On February 22, 2018, we sold shares of our common stock to Lincoln Park Capital at $0.25 per share (see Note 4).  Since these securities were sold at less that the then previously adjusted $0.394 warrant exercise price, the exercise price of the warrants were decreased from $0.394 to $0.25 per share, and the number of shares issuable pursuant to the warrants increased by an aggregate 1,198,784 shares. The fair value of the warrants issued totaled $297,439 and is recorded as a deemed dividend in our equity statement for the three months ended March 31, 2018.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

We have certain warrants outstanding to purchase our common stock, at various prices, as described in the following table:

	Number of
	Shares	Price Range
As of March 31, 2017
Outstanding as of December 31, 2016	20,035,114	$0.125	–	1.00
Issued	219,298		0.70
Exercised	(510,000)		0.30
Outstanding as of March 31, 2017	19,744,412	0.125	–	1.00

As of March 31, 2018
Outstanding as of December 31, 2017	22,104,817	$0.125	–	1.00
Issued	2,611,513	0.25	–	0.48
Exercised	—		—
Outstanding as of March 31, 2018	24,716,330	$0.125	–	1.00

The fair value of each award grant is estimated on the date of grant using the Black-Scholes option-pricing model. The determination of expense of warrants issued for services or settlement also uses the option-pricing model. The principal assumptions we used in applying this model were as follows for the three months ended March 31:

	2017	2018
Risk free interest rate	1.93%		2.54%
Expected volatility	297%		252%
Expected dividend yield	—		—
Forfeiture rate	—		—
Expected life in years	5	5	-	10

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The risk-free interest rate is based on U.S. Treasury yields in effect at the time of grant. Expected volatilities are based on historical volatility of our common stock.

Note 8. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses included the following:

	December	March
	31, 2017	31, 2018
Accounts payable and accrued expenses	$173,357	$273,817
Accrued interest	50,748	77,183
Total accounts payable and accrued expenses	$224,105	$351,000

Issuance of Common Stock in exchange for payment of payables

Payment of Officer Salaries

On March 31, 2018, we issued 323,030 shares of our common stock at $0.26 per share in lieu of $83,665 of accrued and unpaid obligations to two of our officers. The price-per-share was based on the closing price of our common stock on the last day of the month.

Payment of Consultant Fees and Accrued Interest

During the three months ended March 31, 2018, we issued 391,406 shares of our common stock, at prices ranging between $0.26 - $0.41 per share, in lieu of $112,388 of accrued and unpaid obligations to consultants.

During the three months ended March 31, 2017, we issued 144,545 shares of our common stock, at prices ranging between $0.50 - $0.70, in lieu of $82,480 of accrued and unpaid obligations to consultants.

During the three months ended March 31, 2018, we issued 617,072 shares of our common stock, at $0.25 per share, in lieu of accrued interest totaling $165,067.

During the three months ended March 31, 2017, we issued 310,404 shares of our common stock, at prices ranging between, $0.53 - $0.70 per share, in lieu of accrued interest totaling $178,929.

All of these offerings and sales were made in reliance on the exemption from registration contained in Section 4(2) of the Securities Exchange Act and/or Regulation D promulgated thereunder as not involving a public offering of securities.

Note 9. Noncontrolling Interest

Clyra Medical Technologies

In May 2012, we formed a subsidiary for the purpose of marketing and selling medical products containing our technology, Clyra Medical Technologies, Inc. (“Clyra”). We initially owned 100% of this subsidiary, and then Clyra granted shares to management, such that we owned approximately 85% of Clyra’s shares.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

Clyra Private Securities Offering

On December 30, 2015, Clyra sold shares of its Series A Preferred Stock (“Preferred Shares”) to Sanatio Capital, LLC (“Sanatio”) for $750,000. As a result of the sale, Sanatio owned 40% of Clyra’s issued and outstanding shares, BioLargo owned 54%, and the remainder was owned by management. Concurrent with the sale of the Preferred Shares, the shareholders entered into a shareholders’ agreement that provides for a three-member board of directors, consisting of the company’s president, a person appointed by BioLargo, and a person appointed by Sanatio. BioLargo appointed its president, Dennis P. Calvert, to serve on Clyra’s board. Sanatio appointed its owner, Jack B. Strommen, to serve on the board. In June 2017, Mr. Strommen was elected to BioLargo’s board of directors.

As set forth in Clyra’s Amended and Restated Articles of Incorporation, Preferred Shares accrue an annual dividend of 8% for a period of five years. Although the dividends began to accrue immediately, Clyra has no obligation to declare a dividend until a product of the company has received a premarket approval by the United States Federal Drug Administration (“FDA”), or for which a premarket notification pursuant to form 510(k) has been submitted and for which the FDA has given written clearance to market the product in the United States (either, “FDA Approval”). After FDA Approval, annually on December 20, and unless prohibited by California law governing distributions to shareholders, Clyra is required to declare and pay any accruing dividends to holders of Preferred Shares then accrued but unpaid. As the declaration and payment of such dividends is contingent on an uncertain future event, no liability has been recorded for the dividends. The accumulated and undeclared dividend balance as of March 31, 2018 is $135,000.

Holders of Preferred Shares are entitled to preferential payments in the event of a liquidation, dissolution or winding up of the company, in an amount equal to any accrued and unpaid dividends. After such preference, any remaining assets are distributed pro-rata between holders of Clyra common stock and Preferred Shares as if the Preferred Shares had converted to Clyra common stock. Holders of Preferred Shares may convert the shares to Clyra common stock initially on a one-to-one basis. The conversion formula is subject to change in the event Clyra sells stock at a lower price than the price paid by Sanatio.

In April 2017, BioLargo purchased 500 shares of Clyra common stock from a former member of Clyra’s management for $40,000.

Clyra Line of Credit

On March 31, 2017, Clyra obtained a $250,000 line of credit from Sanatio Capital LLC, accruing interest at a rate of 10% per annum and a 5% original issue discount. The line of credit was scheduled to mature on March 31, 2019, but was subsequently converted to Clyra stock in full payment (see below).

In August 2017, Clyra commenced a private securities offering of its common shares at a price of $160 per share, and accepted $1,000,000 in subscriptions. It issued 6,250 shares of its common stock to two investors. Of that amount, BioLargo invested $250,000 and was issued 1,562.5 shares. On August 4, 2017, Clyra issued 1,690 shares of its common stock at $160 per share to Sanatio in exchange for payment of the $270,400 principal and interest outstanding under the line of credit held by Sanatio (see above). Subsequent to the issuance of shares to investors in the offering, and to Sanatio for the conversion of the line of credit, BioLargo owned 15,297.5 shares of Clyra common stock, which is 46.3% of the outstanding stock at Clyra. Two members of BioLargo’s board of directors (Dennis P. Calvert and Jack B. Strommen) comprise a majority of the three-member Clyra board of directors. Management has determined that BioLargo does control Clyra after reviewing the guidance of ASC Topic 810, “Consolidation”. While BioLargo does not have voting interest control through 50% ownership of Clyra, it does exercise control under the Variable Interest Model. BioLargo is the primary beneficiary since it has the power to direct Clyra’s activities that most significantly impact Clyra’s performance and it has the obligation to absorb losses or receive benefits (through royalties and licensing) that could be potentially significant to Clyra. BioLargo has consolidated Clyra’s operations through March 31, 2018.

On September 27, 2017, Clyra submitted to the FDA an application for premarket notification under Section 510(k) for a wound care product. It is now in the formal review process by the FDA.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

BioLargo Maritime Solutions

The Company has an additional subsidiary, BioLargo Maritime Solutions, whereby if certain factors are met, a noncontrolling equity interest in this subsidiary has been pledged to its management.

Note 10. BioLargo Engineering, Science and Technologies, LLC

In September 2017, we commenced a full service environmental engineering firm and formed a Tennessee entity named BioLargo Engineering, Science & Technologies, LLC (“BLEST”). In conjunction with the start of this subsidiary, we entered into a three-year office lease in the Knoxville Tennessee area, and entered into employment agreements with seven scientists and engineers. These agreements and related operational obligations add approximately $100,000 to our monthly budget for payroll, taxes, benefits, insurance, and other related obligations. The company was capitalized with two classes of membership units: Class A, 100% owned by BioLargo, and Class B, held by management of BLEST, and which initially have no “profit interest,” as that term is defined in Tennessee law. However, over the succeeding five years, the Class B members can earn up to a 30% profit interest. They also have been granted options to purchase up to an aggregate 2,000,000 shares of BioLargo, Inc. common stock. The profit interest and option shares are subject to a five year vesting schedule tied to the performance of the subsidiary, including gross revenue targets that increase over time, obtaining positive cash flow by March 31, 2018, collecting 90% of its account receivables, obtaining a profit of 10% in its first year (and increasing in subsequent years), making progress in the scale-up and commercialization of our AOS system, and using BioLargo research scientists (such as our Canadian team) for billable work on client projects. The details of these transactions were reported on a Form 8-K filed with the SEC on September 8, 2017. Given the significant performance criteria, the Class B units and the stock options will only be recognized in compensation expense if or when the criteria are satisfied. It is still too early to make a determination as to whether BLEST will meet some of the performance criteria. Through March 31, 2018 and as of the end of 2017, BLEST has not met any of the criteria and therefore no portion of the Class B Units and stock options have been earned or vested.

Note 11. Commitments and Contingencies

Calvert Employment Agreement

On May 2, 2017, the Company entered into an employment agreement with its President and Chief Executive Officer Dennis P. Calvert (the “Calvert Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Calvert dated April 30, 2007.

The Calvert Employment Agreement provides that Mr. Calvert will continue to serve as our President and Chief Executive Officer and receive base compensation equal to his current rate of pay of $288,603 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

The Calvert Employment Agreement provides that Mr. Calvert will be granted an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock. The Option shall be a non-qualified stock option, exercisable at $0.45 per share, which represents the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments over five years. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Calvert Employment Agreement. The agreement also provides for a grant of 1,500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

The Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Calvert has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo ontender in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Calvert’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one-half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one-half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Clyra Consulting Agreement

Our partially owned subsidiary Clyra (see Note 9) entered into a consulting agreement with Beach House Consulting, LLC, through which Jack B. Strommen will be providing consulting services to Clyra related to its sales and marketing activities once it has received FDA Approval (as defined in Note 9 and the associated agreement) on a product, at which point the agreement provides that Mr. Strommen is to receive $23,438 per month for a period of four years. This agreement has not started, and the total cash obligation related to the agreement would be $1,125,024 over four years.

Note 12. Subsequent Events.

Management has evaluated subsequent events through the date of the filing of this Quarterly Report and management noted the following for disclosure.

Conversion of Unit Notes

On May 7, 2018, we (BioLargo, Inc., the “Company”) issued 15,747,482 shares of our common stock in satisfaction of $4,133,738 of convertible promissory notes issued in our “unit” offerings at varying conversion prices, maturing on the following dates:

Note Description	Principal Outstanding March 31, 2018	Amount Converted to Stock	Principal Amount Remaining
Convertible notes, mature June 1, 2018	$4,468,847	$(3,154,467)	$1,314,380
Convertible notes, mature June 17, 2019	$283,571	$(283,571)	---
Convertible notes, mature December 31, 2019	$292,000	$(217,000)	$75,000
Convertible notes, mature June 20, 2020	$603,700	$(478,700)	$125,000

These conversions were voluntary on the part of the noteholders and prior to the various maturity dates on notes that were issued in prior “unit” offerings conducted by the Company (2015 Unit Offering, Winter 2016 Unit Offering, and Summer 2017 Unit Offering). We offered these noteholders incentives to convert their notes early.  Noteholders with conversion prices of $0.25 and $0.30 were offered incentive shares equal to one and one-half times the number of shares issuable for the payment of interest that would accrue from the last interest payment date of March 20, 2018, through the maturity of the note, at a fixed price of $0.25 per share (for example, a note that would have yielded $1,000 in interest, would receive 1,000 times 1.5 divided by 0.25 equals 6,000 incentive shares). We offered holders of notes with conversion prices higher than $0.30 the ability to reduce their conversion price to $0.30 by paying additional funds equal to six or twenty percent of their original investment (6% for notes with original conversion prices of $0.35, and 20% for notes with original conversion prices of $0.55 and $0.57). The additional funds did not increase the amount of the note payable, nor did the reduced conversion price affect the number of shares purchasable under the warrant issued with their “unit” investment. Holders of 38 notes elected to pay an aggregate $261,781 to reduce the conversion prices of their notes to $0.30.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders

BioLargo, Inc. and Subsidiaries

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of BioLargo, Inc. and Subsidiaries (the “Company”) as of December 31, 2016 and 2017, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2016 and 2017, and the consolidated results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has experienced recurring losses, negative cash flows from operations, has limited capital resources, and a net stockholders’ deficit. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Change in Accounting Principle

As discussed in Note 3 to the consolidated financial statements, the Company changed its method of accounting for derivative liabilities in 2017 due to the early adoption of a new accounting pronouncement.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

Report of Independent Registered Public Accounting Firm (continued)

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ HASKELL & WHITE LLP

We have served as the Company’s auditor since 2011.

Irvine, California

March 16, 2018

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2016 AND DECEMBER 31, 2017

	DECEMBER 31, 2016	DECEMBER 31, 2017
Assets
Current assets:
Cash and cash equivalents	$1,910,153	$990,457
Accounts receivable, net of allowance	67,994	94,413
Inventories	34,446	53,973
Prepaid expenses and other current assets	4,089	20,000
Total current assets	2,016,682	1,158,843

Equipment, net of depreciation	59,315	108,865
Other non-current assets, net of amortization	36,729	32,530
Deferred offering cost	—	195,182
Total assets	$2,112,726	$1,495,420
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued expenses	$200,103	$224,105
Accrued officer bonus	80,000	—
Convertible notes payable	560,000	5,248,847
Discount on convertible notes payable, net of amortization	(398,910)	(1,257,182)
Derivative warrant liability	663,560	—
Line of credit	50,000	—
Total current liabilities	1,154,753	4,215,770

Long-term liabilities:
Convertible notes payable	5,250,668	1,539,271
Discount on convertible notes payable and line of credit, net of amortization	(3,522,497)	(850,000)
Total liabilities	2,882,924	4,905,041

COMMITMENTS, CONTINGENCIES (Note 12)

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred Series A, $.00067 Par Value, 50,000,000 Shares Authorized, -0- Shares Issued and Outstanding, at December 31, 2016 and December 31, 2017, respectively.	—	—
Common stock, $.00067 Par Value, 200,000,000 Shares Authorized, 92,975,970 and 104,164,465 Shares Issued, at December 31, 2016 and December 31, 2017, respectively.	62,179	69,871
Additional paid-in capital	90,609,774	97,093,144
Accumulated other comprehensive loss	(81,694)	(62,489)
Accumulated deficit	(91,915,426)	(101,204,846)
Total Biolargo Inc. and Subsidiaries stockholders’ equity (deficit)	(1,325,167)	(4,104,320)
Non-controlling interest (Note 10)	554,969	694,699
Total stockholders’ equity (deficit)	(770,198)	(3,409,621)
Total liabilities and stockholders’ equity (deficit)	$2,112,726	$1,495,420

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2017

	DECEMBER 31, 2016	DECEMBER 31, 2017

Revenue
Product revenue	$226,106	$503,982
Service revenue	—	12,231
License revenue	55,000	—
Total revenue	281,106	516,213
Cost of revenue	(105,877)	(322,717)
Gross profit	175,229	193,496

Selling, general and administrative expenses	3,714,398	4,429,100
Research and development	1,381,956	1,629,580
Depreciation and amortization	13,736	29,841
Operating loss	(4,934,861)	(5,895,025)

Other (expense) income
Grant income	161,430	139,549
Tax credit income	—	71,130
Interest expense	(3,129,104)	(3,862,173)
Change in derivative liability	(171,800)	—
Total Other (expense) income	(3,139,474)	(3,651,494)

Net loss	(8,074,335)	(9,546,519)

Net loss attributable to noncontrolling interest	(234,604)	(429,215)
Net loss attributable to common shareholders	$(7,839,731)	$(9,117,304)

Net loss per share attributable to common stockholders:

Loss per share attributable to shareholders – basic and diluted	$(0.09)	$(0.10)
Weighted average number of common shares outstanding:	87,936,783	98,941,169

Comprehensive loss attributable to common shareholders

Net Loss	$(8,074,335)	$(9,546,519)
Foreign translation adjustment	(41,127)	19,205
Comprehensive loss	(8,115,462)	(9,527,314)

Comprehensive loss attributable to noncontrolling interest	(234,604)	(429,215)
Comprehensive loss attributable to shareholders	$(7,880,858)	$(9,098,099)

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2017

	Common stock		Additional paid-in	Accumulated	Accumulated other comprehensive	Non- controlling	Total stockholders’
	Shares	Amount	capital	deficit	loss	interest	equity (deficit)
Balance, December 31, 2015	85,648,015	$57,236	$84,410,821	$(84,075,695)	$40,567	$789,573	$1,141,368
Issuance of common stock to vendors and interest to note holders	2,342,264	1,599	991,479	—	—	—	993,078
Conversion of 2015 Unit offering notes into shares of common stock	2,167,420	1,452	587,919	—	—	—	589,371
Exercise of warrants	2,818,271	1,892	862,117	—	—	—	864,009
Stock option compensation expense	—	—	751,113	—	—	—	751,113
Warrants and conversion feature issued as discount on convertible notes payable and line of credit	—	—	3,006,325	—	—	—	3,006,325
Net loss	—	—	—	(7,839,731)	—	(234,604)	(8,074,335)
Foreign currency translation	—	—	—	—	(41,127)	—	(41,127)

Balance, December 31, 2016	92,975,970	$62,179	$90,609,774	$(91,915,426)	$(81,694)	$554,969	$(770,198)
Issuance of common stock for service	984,070	670	460,643	—	—	—	461,313
Issuance of common stock for interest	1,436,751	1,149	673,161	—	—	—	674,310
Stock to CEO	1,500,000	1,005	(1,005)	—	—	—	—
Conversion of notes	2,316,748	1,553	889,697	—	—	—	891,250
Exercise of warrants	510,000	343	152,657	—	—	—	153,000
Exercise of stock options	2,501,937	1,677	(1,677)	—	—	—	—
Financing fee in stock	738,998	496	304,004	—	—	—	304,500
Sale of stock for cash	1,199,991	799	510,286	—	—	—	511,085
Stock option compensation expense	—	—	1,103,090	—	—	—	1,103,090
Warrants and conversion feature issued as discount on convertible notes payable and line of credit	—	—	1,145,383	—	—	—	1,145,383
Purchase of Clyra shares	—	—	—	—	—	(40,000)	(40,000)
Issuance of Clyra shares	—	—	411,455	—	—	608,945	1,020,400
Deemed dividend for the change in accounting for derivative liability	—	—	343,916	(343,916)	—	—	—
Cumulative effect of change in accounting for derivative liability (Note 3)	—	—	491,760	171,800	—	—	663,560
Net loss	—	—	—	(9,117,304)	—	(429,215)	(9,546,519)
Foreign currency translation	—	—	—	—	19,205	—	19,205

Balance, December 31, 2017	104,164,465	$69,871	$97,093,144	$(101,204,846)	$(62,489)	$694,699	$(3,409,621)

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm.

BIOLARGO, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2016 AND 2017

	DECEMBER 31, 2016	DECEMBER 31, 2017
Cash flows from operating activities
Net loss	$(8,074,335)	$(9,546,519)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock option compensation expense	751,113	1,103,090
Common stock issued for interest, in lieu of salary to officers and fees for services from vendors	993,078	1,095,623
Interest expense related to amortization of the discount on convertible notes payable and line of credit and deferred financing costs	2,610,764	3,058,108
Change in fair value of derivative liability	171,800	—
Deferred offering expense	—	10,818
Amortization and depreciation expense	15,887	29,841
Bad debt expense	—	2,500
Changes in assets and liabilities:
Accounts receivable	(26,563)	(28,919)
Inventories	2,989	(19,527)
Accounts payable and accrued expenses	(124,880)	114,402
Accrued officer bonus	80,000	(80,000)
Deposits	(135,000)	—
Prepaid expenses and other assets	14,235	(22,432)
Net cash used in operating activities	(3,720,912)	(4,283,015)
Cash flows from investing activities
Equipment purchases	(61,931)	(28,671)
Net cash used in investing activities	(61,931)	(28,671)
Cash flows from financing activities
Proceeds from convertible notes payable	2,307,000	1,798,700
Proceeds from the sale of stock in Clyra	—	750,000
Proceeds from sale of stock to Lincoln Park Capital	—	511,085
Proceeds from notes payable	500,000	—
Proceeds from line of credit	300,000	250,000
Proceeds from warrant exercise	864,009	153,000
Repurchase of Clyra shares	—	(40,000)
Repayment of letter of credit	—	(50,000)
Net cash provided by financing activities	3,971,009	3,372,785
Net effect of foreign currency translation	(41,127)	19,205
Net change in cash	147,039	(919,696)
Cash at beginning of year	1,763,114	1,910,153
Cash at end of year	$1,910,153	$990,457
Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$6,731	$8,708
Income taxes	$7,681	$5,350
Non-cash investing and financing activities
Fair value of warrants issued with convertible notes and letter of credit	$3,006,325	$1,145,383
Conversion of lines of credit into convertible notes payable	$250,000	$—
Conversion of convertible notes payable into common stock	$589,371	$891,250
Convertible Notes issued with Original Issue Discount	$—	$70,000
Fair value of stock issued for equipment	$—	$40,000
Fair value of stock issued for financing fees	$—	$304,500
Fair value of stock issued for conversion of Clyra line of credit	$—	$250,000
Stock grant to CEO	$—	$1,005
Exercise of stock options	$—	$1,677
Issuance of Clyra shares	$—	$411,455
Deemed dividend	$—	$343,916
Cumulative effect of change in account for derivative liability	$—	$663,560

See accompanying notes to consolidated financial statements and report of Independent Registered Public Accounting Firm

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Business and Organization

Going concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of our business. For the year ended December 31, 2017, we had a net loss of $9,546,519, and, at December 31, 2017, we had a working capital deficit of $3,056,927, and current assets of $1,158,843. We have convertible debt obligations with an aggregate principal balance of $6,788,118, an accumulated deficit of $101,204,846, and a net stockholders’ deficiency. The foregoing factors raise substantial doubt about our ability to continue as a going concern. Ultimately, our ability to continue as a going concern is dependent upon our ability to attract significant new sources of capital, attain a reasonable threshold of operating efficiencies and achieve profitable operations by generating revenue from commercializing products incorporating our BioLargo technology. These consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

We have been, and anticipate that we will continue to be, limited in terms of our capital resources. Our total cash and cash equivalents were $990,457 at December 31, 2017. During the year ended December 31, 2017, we received $3,462,785 net proceeds from note payables and our private securities offerings, including the exercise of warrants issued in prior offerings. We generated revenues of $516,213 in the year ended December 31, 2017. Although this was an increase over the prior year, it was not sufficient to fund our operations. We believe our cash position is insufficient to maintain our current level of operations and research/development, and that we will be required to raise substantial additional capital to expand our operations and fund our future business plans. We intend to continue to raise money through private securities offerings for the foreseeable future, and through our agreement with Lincoln Park (see Note 4).

Organization

We were initially organized under the laws of the State of Florida in 1989, and in 1991 merged into a Delaware corporation. We have seven wholly-owned subsidiaries: BioLargo Life Technologies, Inc., organized under the laws of the State of California in 2006, Odor-No-More, Inc., organized under the laws of the State of California in 2009, BioLargo Water USA, Inc., organized under the laws of the State of California in 2013, BioLargo Water, Inc., organized under the laws of Canada in 2014, BioLargo Maritime Solutions, Inc. organized under the laws of the State of California in 2016, BioLargo Development Corp., organized under the laws of the State of California in 2016, and BioLargo Engineering Science and Technologies, LLC, organized under the laws of the State of Tennessee in 2017. Additionally, we own 46.3% of Clyra Medical Technologies, Inc. (“Clyra”), organized under the laws of the State of California in 2012 (see Note 10).

Business Overview

We feature three patent protected platform technologies with diverse product opportunities across multiple industries –AOS, CupriDyne, and Isan. Each features the use of the all-natural iodine molecule. While they all use iodine, they are quite different in terms of the methods by which they exploit the use of iodine, the form and composition of iodine used, and therefore their function and value proposition can be quite different for each commercial application.

Note 2. Summary of Significant Accounting Policies

In the opinion of management, the accompanying balance sheets and related statements of operations, cash flows, and stockholders’ deficit include all adjustments, consisting only of normal recurring items, necessary for their fair presentation in conformity with accounting principles generally accepted in the United States of America.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its majority owned subsidiaries, and Clyra. Management believes Clyra’s financial statements are appropriately consolidated with that of the Company because the Company is Clyra’s largest shareholder, owning 46.3% of its outstanding voting stock at December 31, 2017, and two members of BioLargo’s board of directors are two of three members of Clyra’s board of directors (see Note 10). All intercompany accounts and transactions have been eliminated.

Foreign Currency

The Company has designated the functional currency of Biolargo Water, Inc., our Canadian subsidiary, to be the Canadian dollar. Therefore, translation gains and losses resulting from differences in exchange rates are recorded in accumulated other comprehensive income.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents. Substantially all cash equivalents are held in short-term money market accounts at one of the largest financial institutions in the United States. From time to time, our cash account balances are greater than the Federal Deposit Insurance Corporation insurance limit of $250,000 per owner per bank, and during such times, we are exposed to credit loss for amounts in excess of insured limits in the event of non-performance by the financial institution. We do not anticipate non-performance by our financial institution.

Our cash balances were made up of the following:

	DECEMBER 31, 2016	DECEMBER 31, 2017

Biolargo, Inc. and wholly owned subsidiaries	$1,671,857	$461,914
Clyra Medical Technologies, Inc.	238,296	528,543
Total	$1,910,153	$990,457

Accounts Receivable

Trade accounts receivable are recorded net of allowances for doubtful accounts. Estimates for allowances for doubtful accounts are determined based on payment history and individual customer circumstances. The allowance for doubtful accounts as of December 31, 2016 and 2017 was $0 and $2,500, respectively.

Inventory

Inventories are stated at the lower of cost or net realizable value using the average cost method. Inventories consisted of:

	DECEMBER 31, 2016	DECEMBER 31, 2017

Raw material	$14,555	$34,104
Finished goods	19,891	19,869
Total	$34,446	$53,973

Other Assets

Other Assets consisted of payments made to purchase patents related to our commercialization efforts of the Isan system and a security deposit of $32,530 related to our business offices.

For each of the years ended December 31, 2016 and 2017, we recorded amortization expense totaling $10,920 and $10,920. As of December 31, 2017, the patents have been fully amortized.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Impairment

Long-lived and definite lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows from the use of the asset and its eventual disposition is less than the carrying amount of the asset, then an impairment loss is recognized. The impairment loss is measured based on the fair value of the asset. Any resulting impairment is recorded as a reduction in the carrying value of the related asset in excess of fair value and a charge to operating results. For the years ended December 31, 2016 and 2017, management determined that there was no impairment of its long-lived assets.

Business segment information

During 2016 the Company operated as one business segment.  During 2017, the Company determined that it operates three business segments consisting of Odor-No-More, Clyra and Biolargo/other based on the manner in which the chief operating decision maker now manages these businesses, including resource allocation and performance assessment.

Odor-No-More is engaged in developing and selling products using the Biolargo technology. Clyra is engaged in developing medical products using the BioLargo technology, with an emphasis in advanced wound care.  Biolargo/Other includes certain functional roles that do not engage in revenue generating activities, such as corporate operations and oversight, research and development, and general corporate and administrative functions, including finance, human resources, marketing and legal. It also includes the Company’s engineering subsidiary, as it only recently commenced operations and does not have substantial activity as of December 31, 2017.

The 2017 Company segment information is as follows:

	Odor-No-More	Clyra	BioLargo / Other	Total
Revenues	$503,982	$—	$12,231	$516,213
Cost of goods/services	(315,203)	—	(7,514)	(322,717)
Depreciation and amortization	27,843	—	1,998	29,841
Interest expense	—	20,476	3,841,697	3,862,173
Expenditures for assets	4,200	—	24,471	28,671
Equipment, net of depreciation	46,392	—	62,473	108,865
Net loss	(500,000)	(914,622)	(8,267,912)	(9,546,519)
Tangible assets, net	210,725	528,543	756,152	1,495,420

Earnings (Loss) Per Share

We report basic and diluted earnings (loss) per share (“EPS”) for common and common share equivalents. Basic EPS is computed by dividing reported earnings by the weighted average shares outstanding. Diluted EPS is computed by adding to the weighted average shares the dilutive effect if stock options and warrants were exercised into common stock. For the years ended December 31, 2016 and 2017, the denominator in the diluted EPS computation is the same as the denominator for basic EPS due to the anti-dilutive effect of the warrants and stock options on the Company’s net loss.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used when accounting for stock-based transactions, debt transactions, derivative liabilities, allowance for bad debt, asset depreciation and amortization, and payroll taxes, among others.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The methods, estimates and judgments we use in applying these most critical accounting policies have a significant impact on the results of our financial statements.

Share-based Payments

For stock and stock options issued to consultants and other non-employees for services, the Company measures and records an expense as of the earlier of the date at which either: a commitment for performance by the non-employee has been reached or the non-employee’s performance is complete. The equity instruments are measured at the current fair value, and for stock options, the instruments are measured at fair value using the Black Scholes options model.

For equity instruments issued and outstanding where performance is not complete, but the instrument has been recorded, those instruments are measured again at their then current fair market values at each of the reporting dates (they are “marked-to market”) until the performance and the contract are complete.

Non-Cash Transactions

We have established a policy relative to the methodology to determine the value assigned to each intangible we acquire, and/or services or products received for non-cash consideration of our common stock. The value is based on the market price of our common stock issued as consideration, at the date of the agreement of each transaction or when the service is rendered or product is received.

Revenue Recognition

Revenues are recognized as risk and title to products transfers to the customer (which generally occurs at the time shipment is made), the sales price is fixed or determinable, and collectability is reasonably assured. We also may generate revenues from royalties and license fees from our intellectual property. Licensees typically pay a license fee in one or more installments and ongoing royalties based on their sales of products incorporating or using our licensed intellectual property. License fees are recognized over the estimated period of future benefit to the average licensee.

We are obligated to share any revenues under our license agreement on an equal basis with Peter Holdings Pty. Ltd. On July 1, 2016, per the terms of the agreement the $100,000 deposit received in 2014 was recorded to license revenue, offset by the $45,000 share paid to Peter Holdings Pty. Ltd.

Income Taxes

The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of asset and liabilities. Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The effect on deferred tax asset and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

We account for uncertainties in income tax law under a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns as prescribed by generally accepted accounting principles (“GAAP”). Under GAAP, the tax effects of a position are recognized only if it is “more-likely-than-not” to be sustained by the taxing authority as of the reporting date. If the tax position is not considered “more-likely-than-not” to be sustained, then no benefits of the position are recognized.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Fair Value of Financial Instruments

Management believes the carrying amounts of the Company's financial instruments (excluding debt and equity instruments) as of December 31, 2016 and 2017 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, prepaid assets, accounts payable, lines of credit, and other assets and liabilities.

Government Grants

We have been awarded multiple research grants from the Canadian National Research Institute – Industrial Research Assistance Program (NRC-IRAP) and the National Science and Engineering Research Council of Canada (NSERC). The grants received are considered other income and are included in our consolidated statements of operations. We received our first grant in 2015 and have been awarded over 50 grants totaling approximately $1,300,000. Some of the funds from these grants are given directly to third parties (such as the University of Alberta or a third-party research scientist) to support research on our technology. The grants have terms generally ranging between six and eighteen months and support a majority, but not all, of the related research budget costs. This cooperative research allows us to utilize (i) a depth of resources and talent to accomplish highly skilled work, (ii) financial aid to support research and development costs, (iii) independent and credible validation of our technical claims.

The grants typically provide for (i) recurring monthly amounts, (ii) reimbursement of costs for research talent for which we invoice to request payment, and (iii) ancillary cost reimbursement for research talent travel related costs. All awarded grants have specific requirements on how the money is spent, typically to employ researchers. None of the funds may be used for general administrative expenses or overhead in the United States. These grants have substantially increased our level of research and development activities in Canada. We continue to apply for Canadian government and agency grants to fund research and development activities. Not all of our grant applications have been awarded, and no assurance can be made that any pending grant application, or any future grant applications, will be awarded.

Tax Credits

Our research and development activities in Canada may entitle our Canadian subsidiary to claim benefits under the “Scientific Research and Experimental Development (SR&ED) Program”, a Canadian federal tax incentive program designed to encourage Canadian businesses of all sizes and in all sectors to conduct research and development in Canada. Benefits under the program include credits to taxable income. If our Canadian subsidiary does not have taxable income in a reporting period, we instead receive a tax refund from the Canadian Revenue Authority. Those refunds are classified as Other Income on our statement of operations.

Recent Accounting Pronouncements

In July 2017, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) No. 2017-11, “Earnings Per Share (Topic 260), Distinguishing Liabilities from Equity (Topic 480), Derivatives and Hedging (Topic 815).” The relevant section for Biolargo is Topic 815 where it pertains to accounting for certain financial instruments with down round features. Until the issuance of this ASU, financial instruments with down round features required fair value measurement and subsequent changes in fair value were recognized in earnings. As a result of this ASU, financial instruments with down round features are no longer treated as a derivative liability measured at fair value. Instead, when the down round feature is triggered, the effect is treated as a dividend and as a reduction of income available to common shareholders in basic EPS. For public entities, the ASU is effective for fiscal years and interim periods within those fiscal years, beginning after December 15, 2018. Early adoption is permitted, including adoption in an interim period. Biolargo has elected early adoption as of July 1, 2017. (See Note 3.)

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In May 2017, the FASB issued ASU 2017-09, “Compensation – Stock Compensation (topic 718)”. The amendments in this Update provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. An entity should account for the effects of a modification unless all the following are met: (i) the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the modified award is the same as the fair value (or calculated value or intrinsic value, if such an alternative measurement method is used) of the original award immediately before the original award is modified, (ii) The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified and (iii) the classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The amendments in this Update are effective for all entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Management has analyzed the new guideline and it will not substantially impact our accounting for stock compensation awards.

In April 2016, the FASB issued ASU 2016-10, “Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing”. The amendments in this Update affect the guidance in Accounting Standards Update 2014-09, Revenue from Contracts with Customers (Topic 606), which we are required to apply for annual and interim periods beginning after December 15, 2017. Management’s current analysis is that the new guidelines currently will not substantially impact our revenue recognition. However, future licenses, if any, will require specific contract terms for the basis of royalty payments and for support and maintenance of the intellectual property that is the subject of the license.

In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting,” which simplifies several aspects of the accounting for share-based award transactions and adds two practical expedients for nonpublic entities. The new standards are effective for annual periods beginning after December 15, 2017. Management’s current analysis is that the new guidelines will not substantially impact our accounting for share-based payments.

In February 2016, the FASB issued ASU No. 2016-02, "Leases". The new standard establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. Although management is still evaluating the potential impact of the adoption of this standard, its preliminary analysis is that the new guidelines will create a ROU asset and lease liability for the Company’s lease agreements in place at the time the standard goes into effect. Currently, the Company has two real property leases with terms longer than 12 months (see Note 12).

Note 3. Change in Derivative Liability Treatment

As discussed in Note 2, “Recent Accounting Pronouncements,” Biolargo has adopted ASU 2017-11 as of July 1, 2017. With this adoption, we eliminated the derivative liability, and the changes in the fair value of the derivative liability, related to negative covenants in multiple warrants issued that required a reduction of warrant exercise price under certain circumstances. The Company made a cumulative effect adjustment to the balance sheet as of January 1, 2017, which adjusted the beginning balance in the accumulated deficit account by $663,560. During 2017, we adjusted downward the warrant exercise price three times, and each time a divided was recognized in equity, as follows: (i) May 2017, a $216,000 dividend was recognized; (ii) in September 2017, a $83,111 dividend was recognized; and, (iii) in December 2017, a $44,805 dividend was recognized.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 4. Lincoln Park Financing

On August 25, 2017, we entered into a stock purchase agreement (“LPC Purchase Agreement”) with Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to which Lincoln Park agreed to purchase from us at our request up to an aggregate of $10,000,000 of our common stock (subject to certain limitations) from time to time over a period of three years. Concurrently, we entered into a registration rights agreement with Lincoln Park (“LPC RRA”), pursuant to which we were required to file with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-1 to register for resale under the Securities Act of 1933, as amended, the shares of common stock that have been or may be issued to Lincoln Park under the LPC Purchase Agreement. The registration statement was filed, and on September 22, 2017, it was deemed effective by the SEC. The LPC Purchase Agreement allows us, from time to time and at our sole discretion, to direct Lincoln Park to purchase shares of our common stock, subject to limitations in both volume and dollar amount. The volume of shares is limited to a maximum of 50,000 shares if our stock closes at less than $0.50 per share, 75,000 if it closes from $0.50 to $0.74 per share, 100,000 if it closes from $0.75 to $1.24 per share, and 200,000 if it closes at or above $1.25 per share. The maximum dollar amount for any single purchase is $500,000. There are no trading volume requirements under the LPC Purchase Agreement, and we alone control the timing and amount of any sales of our common stock to Lincoln Park. The purchase price of the shares that may be sold to Lincoln Park under the Purchase Agreement is the lower of (i) the lowest sale price on the date of purchase, or (ii) the average of the three lowest closing prices in the prior 12 business days. The purchase price per share will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute such price. We may at any time in our sole discretion terminate the LPC Purchase Agreement without fee, penalty or cost upon one business day notice. There are no restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the LPC Purchase Agreement or LPC RRA other than a prohibition on entering into a “Variable Rate Transaction,” as defined in the Purchase Agreement. Lincoln Park may not assign or transfer its rights and obligations under the Purchase Agreement.

In consideration for entering into the LPC Purchase Agreement, on August 25, 2017, we issued to Lincoln Park 488,998 shares of common stock as an “initial commitment fee.” For no additional consideration, when and if Lincoln Park purchases (at the Company’s discretion) any portion of the $10,000,000 aggregate commitment, we are required to issue up to 488,998 shares, pro-rata, as “additional commitment shares”. For example, if we elect, at our sole discretion, to require Lincoln Park to purchase $25,000 of our stock, then we would issue 1,222 additional commitment shares, which is the product of $25,000 (the amount we have elected to sell) divided by $10,000,000 (total amount we can sell Lincoln Park pursuant to the LPC Purchase Agreement) multiplied by 488,998 (the total number of additional commitment shares). The additional commitment shares will only be issued pursuant to this formula as and when we elect at our discretion to sell stock to Lincoln Park.

During the year ended December 31, 2017, we elected to sell Lincoln Park shares of our common stock for which we received $511,085, and issued Lincoln Park 1,175,000 shares, and 24,991 “additional commitment shares”. We recorded the stock sale in our equity statement and the additional shares issued as a fee for the transaction was offset against the shares issued. Subsequent to December 31, 2017, additional sales were made (see Note 13, “Subsequent Events”).

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5. Debt Obligations

The following table summarizes our debt obligations outstanding as of December 31, 2016 and 2017.

	2016	2017
Current liabilities
Line of credit	$50,000	$—
Convertible notes payable
One-year convertible notes, mature July 8, 2017	$280,000	$—
One-year convertible notes, mature December 30, 2017	280,000	—
One-year convertible notes, mature July 18, 2018	—	280,000
Convertible notes, mature June 1, 2018*	—	4,468,847
Nine-month convertible note, matures September 18, 2018	—	500,000
Total convertible notes payable	$560,000	$5,248,847

Long-term liabilities:
Convertible notes payable, net of current portion
Convertible notes, mature June 1, 2018*	$4,800,097	$—
Convertible notes, mature September 17, 2019	283,571	283,571
Convertible notes, mature December 31, 2019	167,000	292,000
Convertible notes, mature July 20, 2019	—	440,000
Convertible notes, mature June 20, 2020	—	523,700
Total convertible notes payable, net of current portion	$5,250,668	$1,539,271

Total	$5,860,668	$6,788,118

* The convertible notes that mature June 1, 2018, were considered “long-term” liabilities as of December 31, 2016, and “current” liabilities (due within one year) as of December 31, 2017. As such, those same liabilities are in both the “long-term” and “current” liabilities section in the above table.

For the years ended December 31, 2016 and 2017 we recorded $3,129,364 and $3,862,173 of interest expense related to the amortization of our discount on our convertible notes payable and interest from our convertible notes and line of credit.

Line of Credit

On June 6, 2016, we received $300,000 pursuant to a line of credit, accruing interest at a rate of 18% per annum, for which we have pledged our inventory and accounts receivable as collateral. At any time after December 1, 2017, the holder of the line of credit may call it due by providing 30 days’ notice of the due date, at which time all principal and outstanding interest is due and payable. Each investor, for no additional consideration, received a warrant to purchase our common stock. (See Note 7.) The warrant allows for the purchase of the number of common shares equal to the investment amount (e.g., one warrant share for each dollar invested).

On September 17, 2016, investors holding $250,000 of the line of credit converted their line of credit into convertible promissory notes and stock purchase warrants on the same terms and notes issued in the 2015 Unit Offering.

On December 20, 2017, we paid $51,907 to an investor holding $50,000 line of credit and $1,907 of accrued interest.

As of December 31, 2017, there are no lines of credit outstanding.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

One-Year Convertible Notes, mature July 8, 2017

On July 8, 2016, we received $250,000 and issued convertible promissory notes, convertible at $0.45 per share, with a maturity date of July 8, 2017, to two accredited investors, in the aggregate principal amount of $280,000. Interest was charged upon issuance at 3% per annum. In addition, we issued the two investors stock purchase warrants to purchase an aggregate 400,000 shares of our common stock exercisable at $0.65 per share, which expire five years from the date of grant. (See Note 7.)

On January 13, 2017, at the election of the holders of these notes, the principal amount was converted into 622,222 shares of our common stock.

One-Year Convertible Notes, mature December 30, 2017

On December 30, 2016, we received $250,000 and issued convertible promissory notes, convertible at $0.57 per share, with a maturity date of December 30, 2017, to two accredited investors, in the aggregate principal amount of $280,000. Interest was charged upon issuance at 3% per annum. The notes are convertible by the holders at any time. We have the right to convert the notes at any time after June 30, 2017, provided that our common stock closes at two times the conversion price for 10 consecutive business days. In addition, we issued the two investors warrants to purchase an aggregate 400,000 shares of our common stock exercisable at $0.75 per share, which expire five years from the date of grant. (See Note 7.)

The notes contain a conversion price protection feature such that if the Company issues a convertible promissory note at a lower conversion price, the holder may exchange the note for an investment on the same terms offered to the other investor. On July 18, 2017, because we issued notes at a $0.42 conversion price (see “One-Year Convertible Notes, mature July 18, 2018,” below), the holder elected to exchange these notes for notes on similar terms, reducing the conversion price of these notes from $0.57 to $0.42. Concurrently, the noteholders exercised their right to convert the principal into 666,667 shares of our common stock.

One-Year Convertible Notes, mature July 18, 2018

On July 18, 2017, we received $250,000 and issued convertible promissory notes, convertible at $0.42 per share, with a maturity date of July 18, 2018, to two accredited investors in the aggregate principal amount of $280,000. Interest was charged upon issuance at 3% per annum. The notes are convertible by the holders at any time. We have the right to convert the notes at any time after January 18, 2018, provided that our common stock closes at two times the conversion price for 10 consecutive business days. In addition, we issued the two investors warrants to purchase an aggregate 400,000 shares of our common stock exercisable at $0.65 per share, which expire five years from the date of grant. (See Note 7.)

The notes contain a conversion price protection feature such that if the Company issues a convertible promissory note at a lower conversion price, the holder may exchange the note for an investment on the same terms offered to the other investor.

Convertible Notes, mature June 1, 2018 (2015 Unit Offering)

On January 15, 2015, we commenced a private securities offering of “Units”, each Unit consisting of a convertible promissory note and Series A stock purchase warrant (“2015 Unit Offering”), which was closed on September 16, 2016. The price and availability of the Units were set forth in five “Pricing Supplements” issued from time-to-time. Each note issued is convertible into the Company’s common stock, at our discretion, at the Unit price set forth in the particular pricing supplement, and matures June 1, 2018.

During the year ended December 31, 2016, we received $2,140,000 from investors in the 2015 Unit Offering, and issued unsecured convertible promissory notes with a maturity date of June 1, 2018, which accrue interest at the rate of 12% per annum.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest due may be paid quarterly in cash or shares of common stock at our discretion; all interest due thus far has been paid in shares of common stock. If paid by the issuance of common stock, interest is paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. The principal amount of the note may be paid by the issuance of shares of common stock, or cash, upon maturity at the Company’s election. When paid in shares, the number of shares to be issued shall be calculated by dividing the principal amount invested by the Unit price, as it is established at the time of the original investment by the applicable Pricing Supplement. The notes may be converted at any time by the investor, at maturity by the Company, or by the Company prior to maturity, so long as all of the following conditions are met: (i) the shares issued as payment are registered with the SEC, (ii) the Company’s common stock closes for ten consecutive trading days at or above three times the Unit price. On June 15, 2017, a registration statement registering the shares issuable upon conversion was deemed effective by the SEC.

Each investor, for no additional consideration, received a Series A stock purchase warrant. (See Note 7.)

As of December 31, 2017, the outstanding balance for notes issued in the 2015 Unit Offering, maturing June 1, 2018 is as follows:

Unit/Conversion Price	Warrant Exercise Price	Total
$0.25	$0.40	$1,626,134
$0.35	$0.45	1,726,046
$0.55	$0.70	1,116,667
		$4,468,847

During year ended December 31, 2017, investors elected to convert an aggregate $331,250 principal amount of promissory notes issued in our 2015 Unit Offering into 1,009,192 shares of our common stock.

During the year ended December 31, 2016, investors elected to convert an aggregate $589,371 principal amount promissory notes issued in our 2015 Unit Offering into 2,167,420 shares of our common stock.

Convertible Note, matures September 18, 2018 (Vista Capital)

On December 18, 2017, we received $500,000 pursuant to a securities purchase agreement (the “Vista Purchase Agreement”) and a registration rights agreement (the “Vista RRA”) with Vista Capital Investments, LLC (“Vista Capital”), and issued a Note (the “Vista Note”) in the aggregate principal amount of $500,000 at 5% annual interest, which is convertible into shares of common stock of the Company at $0.394 per share, subject to the terms, and certain limitations and conditions, set forth in the Vista Purchase Agreement and Vista Note. The Vista Note matures on September 18, 2018. The Company has reserved 1,269,036 shares of common stock for issuance upon conversion of the Vista Note.

Pursuant to the Vista Purchase Agreement, the Company issued 250,000 shares of common stock to Vista Capital as a commitment fee at $0.39 per share and $98,500 is recorded as a discount on convertible notes and will amortize to interest expense over the term of the note.

Pursuant to the Vista RRA, the Company agreed to file a registration statement with the SEC registering all shares of common stock into which the Vista Note is convertible, and the 250,000 shares issued as a commitment fee. The Vista Purchase Agreement requires additional shares be issued for the commitment fee in the event the closing price of our common stock on the date the registration statement is deemed effective is lower than the closing price on December 18, 2017, (which was $0.41). In such event, additional shares would be issued such that the aggregate shares issued have the same value as the 250,000 shares issued on December 18, 2017. The beneficial conversion feature resulted in a $20,305 relative fair value recorded as a discount. The discount will be amortized monthly to interest expense through September 18, 2018.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Vista Capital represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended). The Vista Note, Vista Purchase Agreement, and Vista RRA contain customary representations, warranties, agreements and conditions including indemnification rights and obligations of the parties. The Vista Note contains a price protection provision such that if we issue a security with any term more favorable to the holder of such security that was not similarly provided in the Vista Note, then we shall notify Vista Capital of such additional or more favorable term and such term, at its option, shall become a part of the Vista Note.

Convertible Notes, mature September 17, 2019

On September 17, 2016, investors in the line of credit (see “Line of Credit” above), converted an aggregate principal amount of $250,000 plus accrued interest of $33,571 promissory notes convertible at $0.55 per share. Other than the maturity date of September 17, 2019, these notes contain the same terms as the notes issued in the 2015 Unit Offering. Our common stock closed at $0.70 on September 17, 2016. In addition to the convertible promissory notes, the investors received a Series A stock purchase warrant to purchase an aggregate 515,583 shares of our common stock at an exercise price of $0.70 per share (see Note 7).

Convertible Notes, mature December 31, 2019 (Winter 2016 Unit Offering)

On December 27, 2016, we commenced a private securities offering (titled the “Winter 2016 Unit Offering”) which offered the sale of $600,000 of “Units,” each Unit consisting of a convertible promissory note and stock purchase warrant. The promissory notes issued to investors were convertible at $0.57 per share, a discount to the market price of our stock on that date of $0.86, mature December 31, 2019, and bear interest at the rate of 12% per annum on the amount invested. Any interest due will be paid quarterly in arrears in cash or shares of common stock. If paid by the issuance of common stock, interest is paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. The principal amount of the note may be paid by the issuance of shares of common stock, or cash, upon maturity at the Company’s election.

When paid in shares, the number of shares to be issued shall be calculated by dividing the principal amount invested by the $0.57 conversion price. Promissory notes may be converted at any time by the investor, at maturity by the Company, or by the Company prior to maturity, so long as the following conditions are met: (i) the Shares issued as payment are registered with the SEC; and (ii) the Company’s common stock closes for ten consecutive trading days at or above three times the Unit price. In addition to the convertible promissory note, each investor received a warrant allowing for the purchase of the number of shares of BioLargo common stock equal to the investment amount divided by $0.57 (e.g., one warrant share for each share of common stock which the investor is eligible to receive through conversion of his original convertible note). The exercise price of the warrant is $0.70 per share of common stock and expire on December 31, 2021 (see Note 7). The Company may “call” the warrants, requiring the investor to exercise their warrants within 30 days or forever lose the rights to do so, only if the following conditions have been met: (i) the underlying Shares are registered with the SEC and (ii) the Company’s common stock closes for 10 consecutive trading days at or above two times the exercise price. The shares underlying the warrants contain “piggy back” registration rights for any registrations subsequent to the Form S-1 filed January 24, 2017.

From inception of the offering through its termination on January 13, 2017, we received $292,000 from six investors, issued convertible notes in the aggregate of $292,000, and issued warrants to purchase 512,281 shares of our common stock.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Convertible Notes, mature June 20, 2020 (Summer 2017 Unit Offering)

On May 24, 2017, we commenced a private securities offering (titled the “Summer 2017 Unit Offering”) which offered the sale of $1,500,000 of “Units,” each Unit consisting of a convertible promissory note and stock purchase warrant. Concurrently, we issued Pricing Supplement No. 1., setting the initial unit/conversion price at $0.42 per share, and the initial warrant exercise price at $0.65 per share. The promissory notes issued to investors mature June 20, 2020, and bear interest at the rate of 12% per annum on the amount invested. Any interest due will be paid quarterly in arrears in cash or shares of common stock. If paid by the issuance of common stock, interest is paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. The principal amount of the note may be paid by the issuance of shares of common stock, or cash, upon maturity at the Company’s election. Promissory notes may be converted at any time by the investor, at maturity by the Company, or by the Company prior to maturity, so long as the following conditions are met: (i) the Shares issued as payment are registered with the SEC; and (ii) the Company’s common stock closes for ten consecutive trading days at or above three times the Unit price.

In addition to the convertible promissory note, each investor received a warrant allowing for the purchase of the number of shares of BioLargo common stock equal to the investment amount divided by the unit/conversion price (e.g., one warrant share for each share of common stock which the investor is eligible to receive through conversion of the note). (See Note 7.) The warrants expire on June 20, 2022. The Company may “call” the warrants, requiring the investor to exercise their warrants within 30 days or forever lose the rights to do so, only if the following conditions have been met: (i) the underlying Shares are registered with the SEC and (ii) the Company’s common stock closes for 10 consecutive trading days at or above two times the exercise price.

Through December 31, 2017, we had received $523,700 in investments in the Summer 2017 Unit Offering, from ten accredited investors.

The offering documents assured the investors that in the event a subsequent pricing supplement offered a lower conversion or exercise price, prior investors would be given those favorable terms. On December 29, 2017, we issued a second pricing supplement, lowering the conversion price to $0.394. As a result of this reduction, we notified each investor of the decrease in conversion price, and increased the number of warrant shares available to each investor. (See Note 7.)

Two-Year Convertible Note, matures July 20, 2019

On July 20, 2017, the Company accepted $400,000 and issued a promissory note with a 10% original issue discount in the principal amount of $440,000, due in two years, that accrues interest at 12%. Interest is to be paid quarterly beginning October 1, 2017, in either cash, common stock, or an option to purchase common stock, in the holder’s discretion. Subsequent to December 31, 2017, the terms of the payment of interest was modified in an amendment to the note (see Note 13).At maturity, the note automatically converts, at the holder’s option, into either BioLargo common shares at $0.42 per share, 2,000 shares of Clyra Medical Technologies common stock held by BioLargo, or any combination thereof. The fair value of the beneficial conversion feature resulted in a $171,429 discount recorded on our balance sheet as a discount on convertible notes payable, net of current portion. The discount will be amortized monthly as interest expense through July 20, 2019.

Note 6. Share-Based Compensation

Common Stock

On May 2, 2017, pursuant to an employment agreement with the Company’s president, Dennis Calvert (see Note 12), we issued Mr. Calvert 1,500,000 shares of common stock, subject to a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Company will expense the fair value of the stock if and when it is probable that any of the conditions above are met.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

During the year ended December 31, 2016 and 2017, we issued 2,342,264 and 2,420,821 shares of common stock in lieu of cash for fees for service provided by consultants, for equipment, to settle accrued and unpaid salary to officers and to settle our accrued interest liability, resulting in an aggregate grant date fair value of $993,078 and $1,135,623, which is recorded in selling general and administrative expense and as interest expense.

Stock Option Expense

During the year ended December 31, 2016 and 2017, we recorded an aggregate $751,113 and $1,103,090, respectively, in selling general and administrative expense related to the issuance of stock options. We issued options through our 2007 Equity Incentive Plan and outside of our 2007 Equity Incentive Plan.

2007 Equity Incentive Plan

On September 7, 2007, and as amended April 29, 2011, the BioLargo, Inc. 2007 Equity Incentive Plan (“2007 Plan”) was adopted as a means of providing our directors, key employees and consultants additional incentive to provide services. Both stock options and stock grants may be made under this plan for a period of 10 years, which expired on September 7, 2017. The Board’s Compensation Committee administers this plan. As plan administrator, the Compensation Committee has sole discretion to set the price of the options. As of September 2017, the Plan was closed to further stock option grants. The Company is in the process of implementing a new stock option plan for 2018.

On June 19, 2017, the date of our annual stockholders’ meeting, we recorded the issuance of options to purchase an aggregate 40,000 shares of our common stock to the non-employee members of our Board of Directors, pursuant to the terms of the 2007 Equity Plan which calls for an annual automatic issuance. The exercise price of $0.43 equals the price of our common stock on the grant date. The fair value of these options totaled $15,600 and was recorded as selling, general and administrative expense.

On February 10, 2017, we extended our engagement agreement with our Chief Financial Officer. The sole consideration for the one-year extension was the issuance of an option to purchase 300,000 shares of our common stock, at an exercise price of $0.69 per share which was equal to the closing price of our common stock on the date of grant. The option expires February 10, 2027, and vests over the term of the engagement with 125,000 shares having vested as of February 10, 2017, and the remaining shares to vest 25,000 shares monthly beginning March 1, 2017, and each month thereafter, so long as his agreement is in full force and effect. The fair value of the option totaled $207,000 and is recorded in selling, general and administrative expense on our statement of operations. The option has fully vested.

On June 20, 2016, we recorded the issuance of options to purchase an aggregate 40,000 shares of our common stock to the non-employee members of our Board of Directors, pursuant to the terms of the 2007 Equity Plan which calls for an annual automatic issuance. The exercise price of $0.45 equals the price of our common stock on the grant date. The fair value of these options totaled $18,000 and was recorded as selling, general and administrative expense.

On March 21, 2016, our Board of Directors extended by five years the expiration of options to purchase 307,777 shares of our common stock issued to our Board of Directors and vendors in March 2011. The options were originally issued in exchange for unpaid obligations and now expire on March 21, 2021. The weighted-average fair value of the options resulted in additional $119,971 of selling, general and administrative expenses.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity for our stock options under the 2007 Plan for the years ended December 31, 2016 and 2017 is as follows:

						Weighted
						Average
	Options	Shares	Exercise			Price per
	Outstanding	Available	price per share			share
Balances as of December 31, 2015	10,241,086	1,758,914	$0.22	–	1.89	$0.44
Granted	40,000	(40,000)			0.45	0.45
Exercised	(102,000)	—			0.35	0.35
Expired	(262,500)	262,500			0.40	0.40
Balance, December 31, 2016	9,916,586	1,981,414	0.22	–	1.89	0.44
Granted	340,000	—	0.39	–	0.69	0.65
Expired	(425,000)	—	0.40	–	0.94	0.91
Not issued, 2007 Plan closed September 2017	—	(1,981,414)			—	—
Balance, December 31, 2017	9,831,586	—	$0.22	–	1.89	$0.44

The following table summarizes the stock options issued under the 2007 Equity Plan outstanding at December 31, 2017.

Options outstanding and exercisable at December 31, 2017	Exercise price per share			Weighted average remaining years contractual life	Weighted average exercise price	Aggregate intrinsic value

100,000	$1.10	–	1.89	.5	$1.67	$—
892,135	0.28	–	0.99	1	0.51	6,900
1,020,000	0.25	–	0.70	2	0.55	3,400
3,650,528	0.22	–	0.51	3	0.37	192,206
1,656,262	0.34	–	0.40	4	0.36	54,044
715,161	0.28	–	0.40	5	0.36	23,455
640,000	0.30	–	0.65	6	0.48	27,000
477,500	0.40	–	0.60	7	0.42	—
340,000	0.45	–	0.57	8	0.56	—
340,000	0.39	–	0.69	9	0.65	—
9,831,586	$0.22	–	1.89	4	$0.44	$307,005

Options issued Outside of the 2007 Equity Incentive Plan

During the year ended December 31, 2017, we issued options to purchase 580,702 shares of our common stock at exercise prices ranging between $0.39 – $0.51 per share to members of our board of directors for fees for services totaling $262,501.

During the year ended December 31, 2017, we issued options to purchase 853,297 shares of our common stock at exercise prices ranging between $0.39 – $0.67 per share to vendors and employees in lieu of accrued and unpaid fees and salary totaling $453,170.

On December 29, 2017, we extended our engagement agreement with our Chief Financial Officer. The sole consideration for the one-year extension was the issuance of an option to purchase 300,000 shares of our common stock, at an exercise price of $0.39 per share which was equal to the closing price of our common stock on the date of grant. The option expires December 19, 2027, and vests over the term of the engagement with 75,000 shares having vested as of December 19, 2017 and the remaining shares to vest 25,000 shares monthly through September 30, 2018, so long as his agreement is in full force and effect. The fair value of the option totaled $117,000, and during the year ended December 31, 2017, we recorded $29,250 of selling, general and administrative expense.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On October 23, 2017, we issued to our Secretary an option to purchase 100,000 shares of our common stock at $0.45 per share, which expires October 23, 2027, and vests monthly in 10,000 share increments beginning November 23, 2017. The fair value of this option totaled $45,000, of which $9,000 was recorded as selling, general and administrative expense during 2017. The remaining fair value will be expensed through August 2018.

On October 17, 2017, we issued to an employee of our BioLargo Maritime Solutions, Inc. an option to purchase 100,000 shares of our common stock at $0.47 per share, which expires October 17, 2027, and vests monthly in 10,000 share increments beginning November 23, 2017. The fair value of these options totaled $94,000, of which $18,800 was recorded as selling, general and administrative expense during 2017. The remaining fair value will be expensed through August 2018.

On September 5, 2017, we issued options to purchase 2,000,000 shares of our common stock to the employees of our newly created engineering subsidiary (see Note 11). The options are non-qualified stock options, exercisable at $0.45 per share, the closing price of our common stock as of September 5th, exercisable for ten years from the date of grant and subject to vesting in five equal increments on the anniversary of the agreement for five years based on certain performance milestones related to the operations of the subsidiary. (See Note 11 for details of the performance milestones.) The options contain other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. The fair value of these options totals $900,000. Management chose not to expense the fair value of the options at this time because the subsidiary is just beginning operations and therefore reaching the performance milestones by September 2018 is uncertain.

On May 2, 2017, pursuant to his employment agreement (see Note 12), we granted to our president, Dennis P. Calvert, an option to purchase 3,731,322 shares of the Company’s common stock. The option is a non-qualified stock option, exercisable at $0.45 per share, the closing price of our common stock on the grant date, exercisable for ten years from the date of grant, and vesting in equal increments on the anniversary of the agreement for five years. Any portion of the option which has not yet vested shall immediate vest in the event of, and prior to, a change of control, as defined in the employment agreement. The option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise. The fair value of this option totaled $1,679,095 and will be expensed monthly through May 2, 2022. During the year ended December 31, 2017, we recorded $195,894, of selling, general and administrative expense related to the option.

During the year ended December 31, 2016, we issued options to purchase 1,009,718 shares of our common stock at exercise prices ranging between $0.33 – $0.83 per share to vendors and to our members of our board of directors, in lieu of $316,007 in accrued and unpaid fees. The aggregate fair value of these options totaled $357,312 and is recorded as selling, general and administrative expenses.

The compensation expense of the previously issued options that vested during the year ended December 31, 2016 and 2017 was $99,600 and $250,425, respectively.

Exercise of Stock Option

On April 30, 2017, our president, Dennis P. Calvert, delivered a notice of exercise of 3,866,630 shares pursuant to his stock option agreement dated April 30, 2007. The exercise price was $0.18 per share, and the Company issued to Mr. Calvert 2,501,937 shares, calculated by multiplying the difference between the market price of $0.51 and the exercise price of $0.18 with the number of shares exercised, and dividing that amount by the market price. No cash consideration was tendered with respect to the exercise. The remaining 3,866,629 shares available for purchase under the option agreement expired unexercised.

Pursuant to a “lock-up agreement” dated April 30, 2017, Mr. Calvert agreed to restrict the sales of the shares received until the earlier of (i) the consummation of a sale (in a single transaction or in a series of related transactions) of the Company by means of a sale of (a) a majority of the then outstanding common stock (whether by merger, consolidation, sale or transfer of common stock, reorganization, recapitalization or otherwise) or (b) all or substantially all of its assets; and (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology; and (iii) the Company’s breach of the employment agreement between the Company and Calvert dated May 2, 2017 and resulting in Calvert’s termination.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Activity of our stock options issued outside of the 2007 Plan for the year ended December 31, 2016 and 2017 is as follows:

					Weighted
					average
	Options	Exercise			price per
	outstanding	price per share			share
Balance, December 31, 2015	19,394,975	$0.18	–	1.00	$0.40
Granted	1,009,718	0.33	–	0.83	0.48
Exercised	(255,927)			0.25	0.25
Balance, December 31, 2016	20,148,766	0.18	–	1.00	0.40
Granted	7,765,401	0.39	–	0.69	0.46
Exercised	(3,866,630)			0.18	0.18
Expired	(4,029,129)			0.18	0.18
Balance, December 31, 2017	20,018,408	$0.25	–	1.00	$0.51

The following table summarizes the stock options issued outside of the 2007 Equity Incentive Plan outstanding at December 31, 2017.

Number of shares outstanding at December 31, 2017	Exercise price range			Weighted average remaining years contractual life	Weighted average exercise price (outstanding)	Number of shares exercisable at December 31, 2017	Weighted average exercise price (exercisable)	Aggregate intrinsic value

2,400,000			$0.99	.04	$0.99	2,400,000	$0.99	$—
691,975			0.55	1	0.55	691,975	0.55	—
800,000			1.00	4	1.00	800,000	1.00	—
1,666,736	0.30	–	0.40	5	0.31	1,666,736	0.31	134,819
3,122,093	0.25	–	0.65	6	0.32	3,122,093	0.32	292,583
2,120,947	0.33	–	0.47	7	0.37	2,120,947	0.37	68,517
1,388,116	0.33	–	0.65	8	0.47	1,388,116	0.47	23,811
4,615,342	0.43	–	0.83	9	0.47	884,020	0.57	—
3,213,200	0.39	–	0.51	10	0.44	740,200	0.44	—
20,180,908	$0.22	–	1. 00	6.5	$0.51	13,882,086	$0.53	$519,731

We recognize compensation expense for stock option awards on a straight-line basis for employees over the applicable service period of the award, which is the vesting period. We recognize compensation expense for stock option awards for non-employees at the fair value on the grant date. Generally the options issued to non-employees have been earned upon issuance. For the instances that options are issued to non-employees with a vesting schedule, the fair value is recorded on each vesting date. Share-based compensation expense is based on the grant date fair value estimated using the Black-Scholes Option Pricing Model.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following methodology and assumptions were used to calculate share-based compensation for the years ended December 31:

	2016						2017
	Non Plan			2007 Plan			Non Plan			2007 Plan
Risk free interest rate	1.91	–	2.49%	1.36	–	2.14%	2.29	–	2.43%	2.31	–	2.40%
Expected volatility	623	–	738%	315	–	738%	563	–	601%	578	–	601%
Expected dividend yield			—			—			—			—
Forfeiture rate			—			—			—			—
Life in years			7	3	–	7			7			5

Expected price volatility is the measure by which our stock price is expected to fluctuate during the expected term of an option. Expected volatility is derived from the historical daily change in the market price of our common stock, as we believe that historical volatility is the best indicator of future volatility.

The risk-free interest rate used in the Black-Scholes calculation is based on the prevailing U.S. Treasury yield as determined by the U.S. Federal Reserve. We have never paid any cash dividends on our common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future.

Historically, we have not had significant forfeitures of unvested stock options granted to employees and Directors. A significant number of our stock option grants are fully vested at issuance or have short vesting provisions. Therefore, we have estimated the forfeiture rate of our outstanding stock options as zero.

Note 7. Warrants

 We have certain warrants outstanding to purchase our common stock, at various prices, as described in the following table:

	Number of
	Shares	Price Range
Outstanding as of December 31, 2015	13,779,438	$0.125	–	1.00
Prior year extensions	4,634,637			0.30
Issued	6,822,855	0.35	–	0.75
Exercised	(2,818,271)	0.25	–	0.40
Expired	(2,383,545)	0.55	–	0.75
Outstanding as of December 31, 2016	20,035,114	$0.125	–	1.00
Issued	2,829,703	0.39	–	0.70
Exercised	(510,000)			0.30
Expired	(250,000)			0.40
Outstanding as of December 31, 2017	22,104,817	$0.125	–	1.00

Warrants Issued to Summer 2017 Unit Offering Investors

Pursuant to the terms of our Summer 2017 Unit Offering (see Note 5), we issued warrants to purchase an aggregate 1,246,906 shares of our common stock, at an exercise price of $0.65 per share. These warrants expire June 20, 2022. The relative fair value of these warrants resulted in $523,700 recorded as a long-term discount on our convertible notes.

The offering documents assured the investors that in the event a subsequent pricing supplement offered a lower conversion or exercise price, prior investors would be given those favorable terms. On December 29, 2017, we issued a second pricing supplement, lowering the conversion price to $0.394. As a result of this reduction, we notified each investor of the decrease in conversion price, and increased the number of warrant shares available to each investor. In the aggregate, the number of warrant shares increased by 82,283, such that the warrants, in the aggregate, allow for the purchase of 1,329,189 shares. The relative fair value of these additional warrants resulted in $32,090 recorded as a long-term discount on our convertible notes.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Warrants Issued to Winter 2016 Unit Offering Investors

Pursuant to the terms of our Winter 2016 Unit Offering (see Note 5), we issued warrants to purchase an aggregate 512,281 shares of our common stock at an exercise price of $0.70 per share. Of this amount, warrants to purchase 292,983 shares were issued during the year ended December 30, 2016, and 219,298 shares were issued during the year ended March 31, 2017. These warrants expire December 31, 2021. The relative fair value of these warrants resulted in $167,000 and $125,000 in the years ended December 31, 2016 and 2017, respectively, recorded as a discount on our convertible notes. This offering is closed and no further warrants will be issued.

Warrants Issued Concurrently with One-Year Convertible Notes

On July 8, 2016, we issued warrants to purchase an aggregate 400,000 shares of our common stock to two investors who received one-year convertible notes with a maturity date of July 8, 2017 (see Note 5). These warrants were initially exercisable at $0.65 per share, and are scheduled to expire on July 8, 2021. The fair value of these warrants resulted in $160,000 discount on the one-year convertible notes. The warrants contain a provision that the exercise price may be reduced in the event we sell our common stock or issue warrants to third parties at a lower price, other than through our 2015 Unit Offering. On May 24, 2017, we commenced the Summer 2017 Unit Offering (see Note 5), offering promissory notes convertible at $0.42 per share. Since these securities were sold at less than the exercise price of the July 8, 2016 warrants, the exercise price of the warrants was decreased from $0.65 to $0.42 per share, and the number of shares issuable under the warrant increased by 219,048 shares to a total of 619,048 shares.

On December 30, 2016, we issued warrants to purchase an aggregate 400,000 shares of our common stock to two investors who received one-year convertible notes with a maturity date of December 30, 2017 (see Note 5). These warrants are initially exercisable at $0.75 per share and expire December 31, 2021. The stock price on the date of grant was $0.83. The fair value of warrants issued resulted in $280,000 discount on the one-year convertible notes. The warrants contain a provision that the exercise price may be reduced in the event we sell our common stock or issue warrants with a lower price, other than through our Winter 2016 Unit Offering, or stock or stock options to persons providing services to our company. On May 24, 2017, we commenced the Summer 2017 Unit Offering (see Note 5), offering promissory notes convertible at $0.42 per share. Since these securities were sold at less than the exercise price of the December 30, 2016 warrants, the exercise price of the warrants was decreased from $0.75 to $0.42 per share, and the number of shares issuable under the warrant increased by 314,285 shares to a total of 714,285 shares.

On July 18, 2017, we issued warrants to purchase an aggregate 400,000 shares of our common stock to two investors who received one-year convertible notes with a maturity date of July 18, 2018 (see Note 5). These warrants are initially exercisable at $0.65 per share and expire July 31, 2022. The warrants contain a provision that the exercise price may be reduced in the event we sell our common stock or issue warrants with a lower price, other than through our Summer 2017 Unit Offering, securities issued for the payment of interest on notes, any convertible note, warrants issued to these two investors, or stock or stock options issued for the reduction of accounts payable.  The fair value of these warrants resulted in a $280,000 discount recorded on our balance sheet as a discount on convertible note payable and will be amortized monthly as interest expense through July 18, 2022.

On September 26, 2017, we sold shares of our common stock to Lincoln Park (see Note 4) at $0.42 per share, and thus the exercise price of the warrants issued in July 2017 were decreased from $0.65 to $0.45 per share, and the number of shares issuable under the warrants increased by an aggregate 177,777 shares to a total of 577,777 shares. On October 23, 2017, we sold shares of our common stock to Lincoln Park (see Note 4) at $0.42 per share, and thus the exercise price of the warrants issued in July 2017, were decreased from $0.45 to $0.42 per share, and the number of shares issuable under the warrants increased by an aggregate 41,270  shares to a total of 619,047 shares. On December 11, 2017, we sold shares of our common stock to Lincoln Park (see Note 4) at $0.394 per share, and thus the exercise price of the warrants issued in July 2016, December 2016, and July 2017, were decreased from $0.42 to $0.394 per share, and the number of shares issuable under the warrants increased by an aggregate 128,838 shares to a total of 2,081,216 shares.

These warrants are no longer treated as derivative liabilities. Any adjustments in the warrant price and shares due to a down round will be treated as a dividend. (See Note 3).

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2015 Unit Offering Warrants

Pursuant to the terms of our 2015 Unit Offering, during the year ended December 31, 2016, we issued warrants to purchase up to an aggregate 5,429,872 shares of our common stock. Of this amount, warrants to purchase an aggregate 2,814,286 shares were issued at an exercise price of $0.45 per share, and warrant to purchase an aggregate 2,615,586 shares were issued at an exercise price of $0.70 per share. These warrants were issued to investors in our 2015 Unit Offering (see Note 5), as commissions to licensed brokers in conjunction therewith, and to other investors who converted their investments into notes on the same terms as the 2015 Unit Offering and Series A warrants. Series A Warrants totaling 4,059,744 expire June 1, 2020 and 854,545 expire July 31, 2021. The relative fair value of these warrants resulted in $2,115,874 recorded as a discount on our convertible notes on our consolidated balance sheets in the periods presented.

Warrants Issued Concurrently with Line of Credit

During the year ended December 31, 2016 we issued warrants to purchase an aggregate 300,000 shares of our common stock. These warrants are exercisable at $0.35 per share and expire in June 2021. The relative fair value of warrants issued resulted in $237,405 discount on the line of credit.

Pursuant to the terms of our line of credit, five line of credit holders exchanged their line of credit and accrued interest for notes and warrants on the terms offered in our 2015 Unit Offering totaling $283,571 (see Note 5). With the exchange, these note holders received additional warrants to purchase an aggregate 515,583 of our common stock at an exercise price of $0.70 which expire June 1, 2018. The fair value of the warrants and the intrinsic value of the beneficial conversion feature resulted in an aggregate $283,571 recorded as a discount on convertible notes payable.

Exercise of Warrants

During the year ended December 31, 2016 and 2017, we issued 2,818,271 and 510,000 shares, respectively, of our common stock from the exercise of outstanding stock purchase warrants and in exchange we received proceeds totaling $864,009 and $153,000, respectively.

To determine interest expense related to our outstanding warrants issued in conjunction with debt offerings, the fair value of each award grant is estimated on the date of grant using the Black-Scholes option-pricing model and the relative fair values are amortized over the life of the warrant. The determination of expense of warrants issued for services or settlement also uses the option-pricing model. The principal assumptions we used in applying this model were as follows:

	2016			2017
Risk free interest rate	.95	–	1.96%	1.71	–	2.10%
Expected volatility	301	–	315%	221	–	297%
Expected dividend yield			—			—
Forfeiture rate			—			—
Expected life in years	3	–	5	3	–	5

The risk-free interest rate is based on U.S. Treasury yields in effect at the time of grant. Expected volatilities are based on historical volatility of our common stock. The expected life in years is based on the contract term of the warrant.

Note 8. Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses included the following:

	December	December
	31, 2016	31, 2017
Accounts payable	$22,231	$171,872
Uncertain tax liability	137,500	1,485
Officer bonus	80,000	—
Accrued interest	40,372	50,748
Total accounts payable and accrued expenses	$280,103	$224,105

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The payroll tax liability is our estimate of payroll taxes due on the past services of independent contractors. Subsequent to December 31, 2017, we entered into an agreement with the IRS pursuant to its “Voluntary Classification Settlement Program”, and paid a settlement amount of $1,485 to the IRS in full satisfaction of this obligation, thereby reducing the liability as of December 31, 2017 to the settlement amount we paid subsequent to December 31, 2017.

On September 27, 2016, the board approved a $60,000 bonus for each of our Chief Executive and Chief Science Officers. As of December 31, 2016, $80,000 of this bonus remains to be paid. In January 2017, $40,000 was paid to each of our Chief Executive and Chief Science Officer.

Issuance of Common Stock in exchange for payment of payables

Payment of Officer Salaries

During 2017 we issued 148,705 shares of our common stock at $0.39 per share in lieu of $57,994 of accrued and unpaid obligations to our officers. During 2016 we did not issue stock for service to our officers as their salaries were paid in cash.

Payment of Consultant Fees and Accrued Interest

During 2017 we issued 2,272,116 shares of our common stock at a range of $0.39 – $0.70 per share in lieu of $1,077,629 of accrued interest and accrued and unpaid obligations to consultants.

During 2016, we issued 2,342,264 shares of our common stock at a range of $0.25 - $0.83 per share in lieu of $993,078 of accrued interest and accrued and unpaid obligations to consultants.

All of these offerings and sales were made in reliance on the exemption from registration contained in Section 4(2) of the Securities Exchange Act and/or Regulation D promulgated thereunder as not involving a public offering of securities.

Note 9. Provision for Income Taxes

Given our historical losses from operations, income taxes have been limited to the minimum franchise tax assessed by the State of California.

At December 31, 2017, we had federal and California tax net operating loss carry-forwards (“NOLs”) of approximately $52.9 million. Due to changes in our ownership through various common stock issuances during 2002 and 2007, the utilization of NOLs may be subject to annual limitations and discounts under provisions of the Internal Revenue Code. We have not conducted a complete analysis to determine the extent of these limitations or any future limitation. Such limitations could result in the permanent loss of a significant portion of the NOLs. Given the impact of the Tax Cuts and Jobs Act signed into law on December 22, 2017, the future expected corporate tax rate was reduced to 21%. Accordingly, the Company remeasured its deferred tax asset for these NOLS. Management’s best estimate of the NOL deferred tax asset is $11.1 million for federal, and $4.6 million for California. Additionally, NOLs expire after 20 years. As such, ours will begin to expire in 2021. Realization of our deferred tax assets, which relate to operating loss carry-forwards and timing differences, is dependent on future earnings. The timing and amount of future earnings are uncertain and therefore we have established a 100% valuation allowance.

At December 31, 2017, our U.S. Federal and California State income tax returns related to the years 2014 – 2016 remain open to examination by tax authorities. However, given our history of net operating losses, as discussed above, the statute of limitations could remain open to examine years prior to 2007 for the year(s) in which net operating losses were originally incurred if or when we reach profitability and begin to utilize our net operating losses to offset taxable income.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10. Noncontrolling Interest

Clyra Medical Technologies

In May 2012, we formed a subsidiary for the purpose of marketing and selling medical products containing our technology, Clyra Medical Technologies, Inc. (“Clyra”). We initially owned 100% of this subsidiary, and then Clyra granted shares to management, such that we owned approximately 85% of Clyra’s shares.

On December 30, 2015, Clyra sold shares of its Series A Preferred Stock (“Preferred Shares”) to Sanatio Capital, LLC (“Sanatio”) for $750,000. As a result of the sale, Sanatio owned 40% of Clyra’s issued and outstanding shares, BioLargo owned 54%, and the remainder was owned by management. Concurrent with the sale of the Preferred Shares, the shareholders entered into a shareholders’ agreement that provides for a three-member board of directors, consisting of the company’s president, a person appointed by BioLargo, and a person appointed by Sanatio. BioLargo appointed its president, Dennis P. Calvert, to serve on Clyra’s board. Sanatio appointed its owner, Jack B. Strommen, to serve on the board. In June 2017, Mr. Strommen was elected to BioLargo’s board of directors.

As set forth in Clyra’s Amended and Restated Articles of Incorporation, Preferred Shares accrue an annual dividend of 8% for a period of five years. Although the dividends began to accrue immediately, Clyra has no obligation to declare a dividend until a product of the company has received a premarket approval by the United States Federal Drug Administration (“FDA”), or for which a premarket notification pursuant to form 510(k) has been submitted and for which the FDA has given written clearance to market the product in the United States (either, “FDA Approval”). After FDA Approval, annually on December 20, and unless prohibited by California law governing distributions to shareholders, Clyra is required to declare and pay any accruing dividends to holders of Preferred Shares then accrued but unpaid. As the declaration and payment of such dividends is contingent on an uncertain future event, no liability has been recorded for the dividends. The accumulated and undeclared dividend balance as of December 31, 2017 is $120,000.

Holders of Preferred Shares are entitled to preferential payments in the event of a liquidation, dissolution or winding up of the company, in an amount equal to any accrued and unpaid dividends. After such preference, any remaining assets are distributed pro-rata between holders of Clyra common stock and Preferred Shares as if the Preferred Shares had converted to Clyra common stock. Holders of Preferred Shares may convert the shares to Clyra common stock initially on a one-to-one basis. The conversion formula is subject to change in the event Clyra sells stock at a lower price than the price paid by Sanatio.

In April 2017, BioLargo purchased 500 shares of Clyra common stock from a former member of Clyra’s management for $40,000.

Clyra Line of Credit

On March 31, 2017, Clyra obtained a $250,000 line of credit from Sanatio Capital LLC, accruing interest at a rate of 10% per annum and a 5% original issue discount. The line of credit was scheduled to mature on March 31, 2019, but was subsequently converted to Clyra stock in full payment (see below).

In August 2017, Clyra commenced a private securities offering of its common shares at a price of $160 per share, and accepted $1,000,000 in subscriptions. It issued 6,250 shares of its common stock to two investors. Of that amount, BioLargo invested $250,000 and was issued 1,562.5 shares. On August 4, 2017, Clyra issued 1,690 shares of its common stock at $160 per share to Sanatio in exchange for payment of the $270,400 principal and interest outstanding under the line of credit held by Sanatio (see above). Subsequent to the issuance of shares to investors in the offering, and to Sanatio for the conversion of the line of credit, BioLargo owned 15,297.5 shares of Clyra common stock, which is 46.3% of the outstanding stock at Clyra. Two members of BioLargo’s board of directors (Dennis P. Calvert and Jack B. Strommen) comprise a majority of the three-member Clyra board of directors. Management has determined that Biolargo does control Clyra after reviewing the guidance of ASC Topic 810, “Consolidation”. While Biolargo does not have voting interest control through 50% ownership of Clyra, it does exercise control under the Variable Interest Model. Biolargo is the primary beneficiary since it has the power to direct Clyra’s activities that most significantly impact Clyra’s performance and it has the obligation to absorb losses or receive benefits (through royalties and licensing) that could be potentially significant to Clyra. Biolargo has consolidated Clyra’s operations through December 31, 2017.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On September 27, 2017, Clyra submitted to the FDA an application for premarket notification under Section 510(k) for a wound care product. It is now in the formal review process by the FDA.

Biolargo Maritime Solutions

The Company has an additional subsidiary, Biolargo Maritime Solutions, whereby if certain factors are met, a noncontrolling equity interest in this subsidiary has been pledged to its management.

Note 11. Biolargo Engineering, Science and Technologies, LLC

In September 2017, we commenced a full service environmental engineering firm and formed a Tennessee entity named BioLargo Engineering, Science & Technologies, LLC (“BLEST”). In conjunction with the start of this subsidiary, we entered into a three-year office lease in the Knoxville Tennessee area (see Note 12), and entered into employment agreements with seven scientists and engineers. These agreements and related operational obligations add approximately $100,000 to our monthly budget for payroll, taxes, benefits, insurance, and other related obligations. The company was capitalized with two classes of membership units: Class A, 100% owned by Biolargo, and Class B, held by management of BLEST, and which initially have no “profit interest,” as that term is defined in Tennessee law. However, over the succeeding five years, the Class B members can earn up to a 30% profit interest. They also have been granted options to purchase up to an aggregate 2,000,000 shares of BioLargo, Inc. common stock. The profit interest and option shares are subject to a five year vesting schedule tied to the performance of the subsidiary, including gross revenue targets that increase over time, obtaining positive cash flow by March 31, 2018, collecting 90% of its account receivables, obtaining a profit of 10% in its first year (and increasing in subsequent years), making progress in the scale-up and commercialization of our AOS system, and using BioLargo research scientists (such as our Canadian team) for billable work on client projects. The details of these transactions were reported on a Form 8-K filed with the SEC on September 8, 2017. Given the significant performance criteria, the Class B units and the stock options will only be recognized in compensation expense if or when the criteria are satisfied. It is still too early to make a determination as to whether BLEST will meet some of the performance criteria. As of the end of 2017, BLEST has not met any of the criteria and therefore no portion of the Class B Units and stock options have been earned or vested.

Note 12. Commitments and Contingencies

Calvert Employment Agreement

On May 2, 2017, the Company entered into an employment agreement with its President and Chief Executive Officer Dennis P. Calvert (the “Calvert Employment Agreement”), replacing in its entirety the previous employment agreement with Mr. Calvert dated April 30, 2007.

The Calvert Employment Agreement provides that Mr. Calvert will continue to serve as our President and Chief Executive Officer and receive base compensation equal to his current rate of pay of $288,603 annually. In addition to this base compensation, the agreement provides that he is eligible to participate in incentive plans, stock option plans, and similar arrangements as determined by the Company’s Board of Directors, health insurance premium payments for himself and his immediate family, a car allowance of $800 per month, paid vacation of four weeks per year, and bonuses in such amount as the Compensation Committee may determine from time to time.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Calvert Employment Agreement provides that Mr. Calvert will be granted an option (the “Option”) to purchase 3,731,322 shares of the Company’s common stock. The Option shall be a non-qualified stock option, exercisable at $0.45 per share, which represents the market price of the Company’s common stock as of the date of the agreement, exercisable for ten years from the date of grant and vesting in equal increments over five years. Notwithstanding the foregoing, any portion of the Option which has not yet vested shall be immediately vested in the event of, and prior to, a change of control, as defined in the Calvert Employment Agreement. The agreement also provides for a grant of 1,500,000 shares of common stock, subject to the execution of a “lock-up agreement” whereby the shares remain unvested unless and until the earlier of (i) a sale of the Company, (ii) the successful commercialization of the Company’s products or technologies as demonstrated by its receipt of at least $3,000,000 in cash, or the recognition of $3,000,000 in revenue, over a 12-month period from the sale of products and/or the license of technology, and (iii) the Company’s breach of the employment agreement resulting in his termination. The Option contains the other terms standard in option agreements issued by the Company, including provisions for a cashless exercise.

The Calvert Employment Agreement has a term of five years, unless earlier terminated in accordance with its terms. The Calvert Employment Agreement provides that Mr. Calvert’s employment may be terminated by the Company due to his death or disability, for cause, or upon a merger, acquisition, bankruptcy or dissolution of the Company. “Disability” as used in the Calvert Employment Agreement means physical or mental incapacity or illness rendering Mr. Calvert unable to perform his duties on a long-term basis (i) as evidenced by his failure or inability to perform his duties for a total of 120 days in any 360-day period, or (ii) as determined by an independent and licensed physician whom Company selects, or (iii) as determined without recourse by the Company’s disability insurance carrier. “Cause” means that Mr. Calvert has (i) engaged in willful misconduct in connection with the Company’s business; or (ii) been convicted of, or plead guilty or nolo contendre in connection with, fraud or any crime that constitutes a felony or that involves moral turpitude or theft. If Mr. Calvert’s employment is terminated due to merger or acquisition, then he will be eligible to receive the greater of (i) one year’s compensation plus an additional one-half year for each year of service since the effective date of the employment agreement or (ii) one year’s compensation plus an additional one-half year for each year remaining in the term of the agreement. Otherwise, he is only entitled to receive compensation due through the date of termination.

The Calvert Employment Agreement requires Mr. Calvert to keep certain information confidential, not to solicit customers or employees of the Company or interfere with any business relationship of the Company, and to assign all inventions made or created during the term of the Calvert Employment Agreement as “work made for hire”.

Office Leases

We have long-term operating leases for office, industrial and laboratory space in Westminster, California, Oak Ridge, Tennessee, and Alberta, Canada. Payments made under operating leases are charged to the consolidated statement of operations on a straight-line basis over the term of the operating lease agreement. For the years ended December 31, 2016 and 2017, total rental expense was $88,749 and $183,401.

Future minimum lease payments as of December 31, 2017 are as follows:

Total
2018	$190,753
2019	165,348
2020	88,632
Total lease	$444,733

Clyra Consulting Agreement

Our partially owned subsidiary Clyra (see Note 10) entered into a consulting agreement with Beach House Consulting, LLC, through which Jack B. Strommen will be providing consulting services to Clyra related to its sales and marketing activities once it has received FDA Approval (as defined in Note 10 and the associated agreement) on a product, at which point the agreement provides that Mr. Strommen is to receive $23,438 per month for a period of four years. This agreement has not started, and the total cash obligation related to the agreement would be $1,125,024.

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 13. Subsequent Events.

Management has evaluated subsequent events through the date of the filing of this Annual Report and management noted the following for disclosure.

Sales of Stock to Lincoln Park

Subsequent to December 31, 2017, up to and including March 13, 2017, we sold to Lincoln Park (see Note 4) 600,000 shares of our common stock, and received $155,695. Associated with these sales, we issued Lincoln Park 7,614 “additional commitment shares.”

FirstFire Global Opportunity Fund Investment

On January 16, 2018, we entered into a securities purchase agreement (the “FirstFire Purchase Agreement”) and a registration rights agreement (the “FirstFire RRA”) with FirstFire Global Opportunity Fund, LLC (“FirstFire”), and issued a convertible promissory note (the “FirstFire Note”) in the aggregate principal amount of $150,000 at 5% annual interest, which is convertible into shares of common stock of the Company at $0.394 per share, subject to the terms, and certain limitations and conditions set forth in the FirstFire Purchase Agreement and FirstFire Note. FirstFire may convert the FirstFire Note at any time. The Company may require the conversion of the FirstFire Note in the event the Company’s common stock has traded at a price per share of $0.75 or above for the ten trading days immediately preceding the mandatory conversion, and the shares underlying the conversion are subject to an effective registration statement filed with the SEC. The FirstFire Note matures on October 16, 2018.

 Pursuant to the FirstFire Purchase Agreement, the Company issued 75,000 shares of common stock to FirstFire as a commitment fee (the “FirstFire Commitment Shares”).

 Under the Note and FirstFire Purchase Agreement, the Company has reserved 394,949 shares of common stock for issuance upon conversion of the Note. Pursuant to the FirstFire RRA, the Company agreed to file a registration statement with the SEC registering all shares of common stock into which the FirstFire Note is convertible, and the FirstFire Commitment Shares. The FirstFire Purchase Agreement allows for an adjustment to the number of FirstFire Commitment Shares in the event the closing price of our common stock, on the earlier of the date the registration statement is deemed effective and 20 trading days following the six-month anniversary of the FirstFire Note, is lower than the closing price on January 16, 2018 (which was $0.39). In such event, additional shares would be issued to FirstFire such that the aggregate FirstFire Commitment Shares issued have the same value as the shares issued on January 16, 2018.

FirstFire represented to the Company, among other things, that it was an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended). The FirstFire Note, FirstFire Purchase Agreement, and the FirstFire RRA contain customary representations, warranties, agreements and conditions including indemnification rights and obligations of the parties. The FirstFire Note contains a price protection provision such that if we issue a security with any term more favorable to the holder of such security that was not similarly provided in the FirstFire Note, then the Company shall notify FirstFire of such additional or more favorable term and such term, at its option, shall become a part of the FirstFire Note.

We expect that proceeds from the FirstFire Note will be used for working capital and general corporate purposes.

Registration of Shares underlying Vista and FirstFire Investments

On December 18, 2017, we entered into the Vista Purchase Agreement and Vista RRA (see Note 5, “Convertible Note, matures September 18, 2018 (Vista Capital)”.) On January 16, 2018, we entered into the FirstFire Purchase Agreement and FirstFire RRA on similar terms as the Vista Purchase Agreement and Vista RRA.(See Note 13, “FirstFire Global Opportunity Fund Investment”.)

BIOLARGO, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to the requirements set forth in the registration rights agreements, we filed a registration statement with the SEC which was deemed effective as of February 9, 2018. On February 9, 2018, our common stock last traded at $0.29 per share. Because the last traded price of our common stock on the date the registration statement was deemed effective was less than the price of our common stock on the dates of the Vista and FirstFire Purchase Agreements, at their option, we are required to issue additional “commitment shares”. Both companies have exercised that right, and we issued 140,849 and 36,536 additional shares of our common stock to Vista Capital and FirstFire, respectively.

Summer 2017 Offering

On February 12, 2018, we issued a third pricing supplement for our Summer 2017 Unit Offering (see Note 5), lowering the unit price (the conversion price of the notes) to $0.30, and the warrant exercise price to $0.48. As a result of this reduction in the unit price, pursuant to our commitment in the offering memorandum, we reduced the unit prior of the prior investors in the offering to $0.30, and issued amended notes reflecting the lower conversion price, and amended warrants, reflecting new share amounts and the lower exercise price. In the aggregate, the number of shares purchasable by the prior investors increased by 498,761, from the original amount of 1,246,906, to 1,745,667.

On March 8, 2018, we received a $50,000 investment from one investor, and issued a promissory note convertible at $0.30 per share, and a warrant to purchase 166,668 shares of common stock at $0.48 per share.

Two-Year Convertible Note, matures July 20, 2019

On January 25, 2018, we and the holder of the convertible note due July 20, 2019, agreed to modify the interest provisions in the note, such that the 12% annual simple interest is due at maturity, and payable pursuant to the conversion features of the note.

Additional Warrants to One-Year Note Holders

Subsequent to December 31, 2017, we issued stock to Lincoln Park pursuant to the LPC Purchase Agreement (see Note 4) at $0.25. Doing so triggers a reduction in the purchase price of the warrants issued concurrently with one-year convertible notes (see Note 7), and a corresponding increase in the number of shares available to purchase pursuant to those warrants.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by us in connection with the issuance and distribution of the securities being registered.

SEC Registration	$1,056	(1)
Legal Fees and Expenses*	$25,000
Accounting Fees*	$5,000
Miscellaneous*	$3,112
Total	$33,112

(1) paid upon filing of Form S-1 on Septemeber 15, 2017.

* Estimated.

Item 14. Indemnification of Directors and Officers.

As permitted by the Delaware general corporation law, we have included a provision in our certificate of incorporation to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of the director’s duty of loyalty to our company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware general corporation law or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation also provides that our company shall, to the full extent permitted by section 145 of the Delaware general corporation law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

Item 15. Recent Sales of Unregistered Securities

May 2018 Debt Conversion

On May 7, 2018, we (BioLargo, Inc., the “Company”) issued 15,747,482 shares of our common stock in satisfaction of $4,133,738 of convertible promissory notes issued in our “unit” offerings at varying conversion prices, maturing on the following dates:

Note Description	Principal Outstanding March 31, 2018	Amount Converted to Stock	Principal Amount Remaining
Convertible notes, mature June 1, 2018	$4,468,847	$(3,154,467)	$1,314,380
Convertible notes, mature June 17, 2019	$283,571	$(283,571)	---
Convertible notes, mature December 31, 2019	$292,000	$(217,000)	$75,000
Convertible notes, mature June 20, 2020	$603,700	$(478,700)	$125,000

These conversions were voluntary on the part of the noteholders and prior to the various maturity dates on notes that were issued in prior “unit” offerings conducted by the Company (2015 Unit Offering, Winter 2016 Unit Offering, and Summer 2017 Unit Offering). We offered these noteholders incentives to convert their notes early.  Noteholders with conversion prices of $0.25 and $0.30 were offered incentive shares equal to one and one-half times the number of shares issuable for the payment of interest that would accrue from the last interest payment date of March 20, 2018, through the maturity of the note, at a fixed price of $0.25 per share (for example, a note that would have yielded $1,000 in interest, would receive 1,000 times 1.5 divided by 0.25 equals 6,000 incentive shares). We offered holders of notes with conversion prices higher than $0.30 the ability to reduce their conversion price to $0.30 by paying additional funds equal to six or twenty percent of their original investment (6% for notes with original conversion prices of $0.35, and 20% for notes with original conversion prices of $0.55 and $0.57). The additional funds did not increase the amount of the note payable, nor did the reduced conversion price affect the number of shares purchasable under the warrant issued with their “unit” investment. Twenty-seven holders of 38 notes elected to pay an aggregate $261,781 to reduce the conversion prices of their notes to $0.30. This offer and sale of securities was exempt from registration pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

Of the 15,747,482 shares issued, 10,649,574 shares were registered with the Securities and Exchange Commission (“SEC”) on Form S-1, filed June 7, 2017, and effective June 15, 2017. The remaining shares have not been registered with the SEC.

Summer 2017 Private Securities Offering

On May 24, 2017, we commenced a private securities offering (titled the “Summer 2017 Unit Offering”) which offered the sale of $1,500,000 of “Units,” each Unit consisting of a convertible promissory note and stock purchase warrant. The promissory notes issued to investors thus far are convertible at $0.42 cents per share, mature June 20, 2020, and bear interest at the rate of 12% per annum on the amount invested. Any interest due will be paid quarterly in arrears in cash or shares of common stock. If paid by the issuance of common stock, interest is paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. The principal amount of the note may be paid by the issuance of shares of common stock, or cash, upon maturity at the Company’s election.

When paid in shares, the number of shares to be issued shall be calculated by dividing the principal amount invested by the $0.42 conversion price. Promissory notes may be converted at any time by the investor, at maturity by the Company, or by the Company prior to maturity, so long as the following conditions are met: (i) the Shares issued as payment are registered with the SEC; and (ii) the Company’s common stock closes for ten consecutive trading days at or above three times the Unit price. In addition to the convertible promissory note, each investor received a warrant allowing for the purchase of the number of shares of BioLargo common stock equal to the investment amount divided by $0.42 (e.g., one warrant share for each share of common stock which the investor is eligible to receive through conversion of his original convertible note). The exercise price of the warrant is $0.65 per share of common stock and expire on June 20, 2022. The Company may “call” the warrants, requiring the investor to exercise their warrants within 30 days or forever lose the rights to do so, only if the following conditions have been met: (i) the underlying Shares are registered with the SEC and (ii) the Company’s common stock closes for 10 consecutive trading days at or above two times the exercise price.

During the three months ended June 30, 2017, we received an aggregate $100,000 from two investors and issued convertible promissory notes with a maturity date of June 20, 2020, convertible into our common stock at $0.42 per share. Each investor, for no additional consideration, received a stock purchase warrant exercisable at $0.65 per share, which right terminates June 20, 2022. We issued warrants to purchase an aggregate 238,096 shares to the two investors.

During the three months ended September 30, 2017, we received an aggregate $391,200 from seven investors and issued convertible promissory notes with a maturity date of June 20, 2020, convertible into our common stock at $0.42 per share. Each investor, for no additional consideration, received a stock purchase warrant exercisable at $0.65 per share, which right terminates June 20, 2022. We issued warrants to purchase an aggregate 931,429 shares to the two investors.

Winter 2016 Unit Offering

On December 27, 2016, we commenced a private offering (the “Winter 2016 Unit Offering”) which offered the sale of $600,000 of “Units,” each Unit consisting of a convertible promissory note and stock purchase warrant. The promissory notes issued to investors were convertible at $0.57 cents per share, mature December 31, 2019, and bear interest at the rate of 12% per annum on the amount invested. Any interest due will be paid quarterly in arrears in cash or shares of common stock. If paid by the issuance of common stock, interest is paid at a conversion price equal to the average closing price of the Company’s common stock over the 20 trading days prior to the interest payment due date. To date, the Company has paid $7,175 in interest in common stock. The principal amount of the note may be paid by the issuance of shares of common stock, or cash, upon maturity at the Company’s election.

When paid in shares, the number of shares to be issued shall be calculated by dividing the principal amount invested by the $0.57 conversion price. Promissory notes may be converted at any time by the investor, at maturity by the Company, or by the Company prior to maturity, so long as the following conditions are met: (i) the Shares issued as payment are registered with the SEC; and (ii) the Company’s common stock closes for ten consecutive trading days at or above three times the Unit price. In addition to the convertible promissory note, each investor received a warrant allowing for the purchase of the number of shares of BioLargo common stock equal to the investment amount divided by $0.57 (e.g., one warrant share for each share of common stock which the investor is eligible to receive through conversion of his original convertible note). The exercise price of the warrant is $0.70 per share of common stock and expire on December 31, 2021.

The Company may “call” the warrants, requiring the investor to exercise their warrants within 30 days or forever lose the rights to do so, only if the following conditions have been met: (i) the underlying Shares are registered with the SEC and (ii) the Company’s common stock closes for 10 consecutive trading days at or above two times the exercise price. The shares underlying the warrants contain “piggy back” registration rights for any registrations subsequent to this Form S-1. The offering terminated on January 13, 2017. In the aggregate, we received $292,000 in investments from six accredited investors, and issued warrants to purchase 512,281 shares of our common stock. Of these amounts, $167,000 was received and warrants to purchase 292,983 shares were issued in the year ended December 31, 2016.

2015 Unit Offering

During the three months ended September 30, 2016, we received an aggregate $1,405,000 and issued convertible promissory notes with a maturity date in June 1, 2018, which accrue interest at a rate of 12% per annum. Of the aggregate amount of notes issued, $358,333 are convertible in shares at $0.35 per share, and $1,046,667 are convertible into shares at $0.55 per share. Each investor, for no additional consideration, received a Series A stock purchase warrant which expires June 1, 2020. We issued Series A warrants in conjunction with these investments to purchase an aggregate 1,023,810 shares at $0.45 per share, and an aggregate 2,782,247 shares at $0.70 per share.

During the three months ended June 30, 2016, we received an aggregate $280,000 and issued convertible promissory notes with a maturity date in June 1, 2018, which accrue interest at a rate of 12% per annum, and are convertible into our common stock at $0.35 per share. Each investor, for no additional consideration, received a stock purchase warrant exercisable at $0.45 per share, which right terminates June 1, 2020. We issued warrants to purchase an aggregate 800,000 shares.

During the three months ended March 31, 2016, we received $255,000 and issued convertible promissory notes with a maturity date in June 1, 2018, which accrue interest at a rate of 12% per annum, and are convertible into our common stock at $0.35 per share. Each investor, for no additional consideration, received a stock purchase warrant exercisable at $0.45 per share, which right terminates three years after the date of issuance. We issued warrants to purchase an aggregate 728,571 shares.

During the three-month period ended December 31, 2015, we received $1,036,713 from 14 investors into our 2015 Unit Offering and issued convertible promissory notes with a maturity date in June 2018, which accrue interest at a rate of 12% per annum. Of these investments, one was accepted at a unit price of $0.25 per share, and thirteen at a unit price of $0.35 per share. Each noteholder, for no additional consideration, received a stock purchase that terminates June 1, 2020. We issued warrants to purchase an aggregate 2,962,037 shares; of that amount, a warrant to purchase 100,000 shares was issued at an exercise price of $0.40 per share, and the remaining warrants were issued at an exercise price of $0.45 per share.

In accordance with the terms of our 2015 Unit Offering (see Note 4), during the six-month period ended June 30, 2015, we received $645,000 and issued unsecured convertible promissory notes with a maturity date of June 1, 2018, which accrue interest at a rate of 12% per annum. Each investor, for no additional consideration, received a stock purchase warrant exercisable at $0.40 per share, which expires June 1, 2020. We issued warrants to purchase an aggregate 2,732,800 shares to investors and for commissions.

In addition to the cash commissions set forth in the following table paid to a registered broker-dealer, Series A Warrants to purchase an aggregate amount of 161,200 shares were issued to the registered broker-dealer as additional commissions.

Period	Number of Investors	Total Amount Invested	Commissions Paid	Unit Price	Face Amount of Unit Offering Notes	Shares Purchasable by Series A Warrants
Three-Month period ended Sept 30, 2015	1	$100,000	-0-	$0.35	$100,000	285,714
Three-Month period ended Sept 30, 2015	12	$890,000	-0-	$0.25	$890,000	3,560,000
Nine-Month period ended Sept 30, 2015	1	$100,000	-0-	$0.35	$100,000	285,714
Nine-Month period ended Sept 30, 2015	28	$1,535,000	$22,150	$0.25	$1,535,000	6,140,000

During the three-month period ended March 31, 2015, we received $230,000 and issued convertible promissory notes with a maturity date in June 1, 2018, which accrue interest at a rate of 12% per annum. Each investor, for no additional consideration, received a stock purchase warrant exercisable at $0.40 per share, which right terminates three years after the date of issuance. We issued warrants to purchase an aggregate 1,452,000 shares.

Conversions of 2015 Unit Offering

On June 6, 2017, an investor in our 2015 Unit Offering exercised the right to convert a promissory note in the principal amount of $130,000, plus $3,291of interest, into 378,767 shares of our common stock.

During the three months ended March 31, 2017, investors elected to convert an aggregate $120,000 principal amount promissory notes issued in our 2015 Unit Offering and accrued interest into 406,789 shares of our common stock.

During the three-month period ended December 31, 2016, pursuant to the terms of the 2015 Unit Offering, two investors elected to convert $249,833 of principal amount of outstanding notes payable, plus outstanding interest, into an aggregate 897,654 shares of our common stock.

During December 2015, pursuant to the terms of the 2015 Unit Offering, two investors elected to convert $64,559 of outstanding note payable into 258,236 shares of our common stock.

Stock Issued for Conversion of Promissory Notes

On January 13, 2017, the holders of convertible notes due July 8, 2017 exercised their right to convert their notes in aggregate principal amount of $280,000 into 640,889 shares of our common stock.

On July 20, 2017, the holders of notes due December 30, 2017 exercised their right to convert their notes in aggregate principal amount of $280,000 into 686,667 shares of our common stock.

During the three-months ended September 30, 2016, we issued 1,341,301 shares of common stock per the request of noteholders to convert the principal balance and interest due on promissory notes totaling $352,566.

Stock for Payment of Interest

On September 21, 2015, we issued 113,566 shares of our common stock as payment of interest due on promissory notes.

On March 22, 2016, we issued 282,245 shares of common stock to holders of our 2015 Unit Offering notes, resulting in a weighted-average fair value of $99,492. These shares were issued as payment of accrued interest and is recorded as interest expense in our consolidated statement of operations.

On June 30, 2016, we issued 263,918 shares of common stock to holders of our 2015 Unit Offering notes, resulting in a weighted-average fair value of $114,363. These shares were issued as payment of accrued interest and is recorded as interest expense in our consolidated statement of operations.

On September 30, 2016, we issued 263,918 shares of common stock to holders of our 2015 Unit Offering notes, resulting in a weighted-average fair value of $114,363. These shares were issued as payment of accrued interest and is recorded as interest expense in our consolidated statement of operations.

On December 21, 2016, we issued 209,506 shares of our common stock to investors in our 2015 Unit Offering as payment for $146,870 of interest due on their promissory notes.

On March 21, 2017, we issued 310,404 shares of our common stock to investors in our 2015 Unit Offering as payment for $178,929 of interest due on their promissory notes.

On June 20, 2017, we issued 373,471 shares of common stock to holders of our convertible promissory notes. These shares were issued as payment of $158,267 in accrued interest at a price of $0.4235 per share, and is recorded as interest expense in our consolidated statement of operations.

On December 20, 2017, we issued 400,287 shares of our common stock to investors in our 2015 Unit Offering as payment for interest due on their promissory notes.

Stock Issued for Conversion of Notes

During 2015, we issued 258,236 shares of our common stock to Noteholders in lieu of $64,559 of our note payables pursuant to the terms of the note payable.

Stock for Services

On November 21, 2017, we issued 48,781 shares of our common stock to a charitable organization involved in the research of water issues and protection of our environment.

On November 22, 2017, we issued 65,964 shares of our common stock to an individual providing consulting services to our company.

On November 24, 2017, we issued 35,714 shares of our common stock to a company providing consulting services to our company.

On December 4, 2017, we issued 100,000 shares of our common stock to a company providing technology services and computer equipment to our company.

On December 18, 2017, we issued 250,000 shares of our common stock as a commitment fee to Vista Capital as consideration of a Purchase Agreement. These shares have since been registered with the SEC.

On December 21, 2017, we issued an aggregate 46,512 shares of our common stock to two charitable organizations associated with (the organization itself, or the founder of the organization) the medical wound care field.

On December 31, 2017, we issued an aggregate 148,705 shares of our common stock to two executive officers in exchange for a reduction of $57,994 of salary owed to the officers.

During the three-months ended June 30, 2017, we issued 98,496 shares of common stock to two consultants. The common stock was issued for services provided by consultants and is recorded in selling general and administrative expense in our consolidated statement of operations.

During the three months ended March 31, 2017, we issued 144,545 shares of our common stock to consultants for the provision of business development services.

On December 30, 2016, we issued 1,480,000 shares of our common stock as a result of the exercise of stock purchase warrants, which warrants were issued to one consultant for the provision of business development services.

On December 29, 2016, we issued 50,314 shares of our common stock to a company providing ongoing marketing and brand development services as payment for services totaling $36,000.

On October 14, 2016, we issued 22,594 shares of our common stock to a company providing ongoing investor relation services pursuant to certain contractual obligations.

During the three-months ended September 30, 2016, we issued 548,819 shares of common stock resulting in a weighted-average fair value of $201,574. The common stock was issued for business development services provided by consultants and is recorded in selling general and administrative expense in our consolidated statement of operations.

During the three-months ended June 30, 2016, we issued 548,819 shares of common stock resulting in a weighted-average fair value of $201,574. The common stock was issued for legal services, marketing and brand development services, office rent and business development services provided by consultants and is recorded in selling general and administrative expense in our consolidated statement of operations.

During the three-months ended March 31, 2016, we issued 198,124 shares of common stock resulting in a weighted-average fair value of $73,658. The common stock was issued for business development services provided by consultants and to employees and is recorded in selling general and administrative expense in our consolidated statement of operations.

On December 31, 2015, we issued 17,963 shares of our common stock to a company for the payment of office rent totaling $10,725. The agreement required we issue common stock at a rate of $0.60 per share. The stock price on the grant date was $0.50 per share.

On December 31, 2015, we issued 54,318 shares of our common stock to a company providing ongoing business development services as payment for services totaling $118,834. The agreement required we issue common stock at a rate of $0.53 per share. The stock price on the grant date was $0.50 per share.

On December 31, 2015, we issued 20,868 shares of our common stock to an officer in lieu of salary totaling $10,043 at a rate of $0.50 per share. The stock price on the grant date was $0.50 per share.

On September 30, 2015, we issued 30,718 shares of our common stock as payment for rent at a contract price based on rent due for the three prior months in the amount of $10,725, at a price of approximately $0.35 per share.

On September 22, 2015, we issued 150,000 shares of our common stock to the president of our BioLargo Water Canada subsidiary for services performed. The stock price on the grant date was $0.65 resulting in $97,500 of selling, general and administrative expense.

On June 30, 2015, we issued an aggregate 316,086 shares of our common stock, at $0.35 per share, to employees, officers and consultants in lieu of accrued and unpaid compensation and unreimbursed expenses.

On June 30, 2015, we issued 32,821 shares of our common stock as payment for rent at a contract price based on rent due for the three prior months in the amount of $11,250, at a price of $0.33 per share.

On April 20, 2015, we issued 100,000 shares to a consultant providing business development services, as well as an option to purchase 700,000 shares of common stock pursuant to our 2007 Equity Incentive Plan. The stock was issued at a price of $0.34 per share. The option exercise price was $0.40 per share, and the shares vest over 10 months.

During the three-month period ended March 31, 2015 we issued an aggregate 281,978 shares of our common stock, at $0.36 per share, to our Chief Executive Officer, Chief Technology Officer and our Secretary in lieu of accrued and unpaid compensation and unreimbursed expenses totaling $100,102.

During the three-month periods ended March 31, 2015 we issued an aggregate 30,761 shares of our common stock to third party vendors for supplies and business services, at $0.36 per share, in lieu of accrued and unpaid obligations totaling $10,725.

All of these offerings and sales were made in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as not involving a public offering of securities.

Issuance of Stock Options in exchange for payment of payables

On September 30, 2017, we issued options to purchase 276,671 shares of our common stock at an exercise price of $0.51 per share to certain members of our board of directors, in lieu of $67,500 in fees, and to vendors per an agreement and in lieu of accrued and unpaid fees totaling $45,402.

On June 30, 2017, we issued options to purchase 237,353 shares of our common stock at an exercise price of $0.43 per share to our board of directors, in lieu of $62,500 in fees, and to vendors in lieu or accrued and unpaid fees $26,374.

On September 30, 2016, we issued options to purchase 162,406 shares of our common stock at an exercise price of $0.45 per share to our board of directors and vendors in satisfaction of accrued and unpaid obligations totaling $109,002 recorded as selling, general and administrative expenses.

On June 30, 2016, we issued options to purchase 162,406 shares of our common stock at an exercise price of $0.45 per share to our board of directors and vendors in satisfaction of accrued and unpaid obligations totaling $109,002 recorded as selling, general and administrative expenses.

On June 20, 2016, we recorded the issuance of options to purchase an aggregate 40,000 shares of our common stock to the non-employee members of our Board of Directors, pursuant to the terms of the 2007 Equity Plan which calls for an annual automatic issuance. The exercise price of $0.45 equals the price of our common stock on the grant date.

On March 31, 2016, we issued options to purchase 263,523 shares of our common stock at an exercise price of $0.33 per share to our board of directors, in satisfaction of $67,500 in fees, and to a vendor in satisfaction of $12,975 in fees. The weighted-average fair value of these options totaled $86,963 and is recorded as selling, general and administrative expenses.

On June 29, 2015, we issued Options to purchase 411,000 shares of our common stock at an exercise price of $0.35 per share to members of our board of directors, certain vendors and consultants, in lieu of $95,900 in accrued and unpaid fees, pursuant to our an “accounts payable” conversion plan adopted by our Board of Directors.

On March 31, 2015, we issued Options to purchase 577,818 shares of our common stock at an exercise price of $0.355 per share to members of our board of directors, certain vendors and consultants, in lieu of $136,750 in accrued and unpaid fees, pursuant to our an “accounts payable” conversion plan adopted by our Board of Directors.

One-Year Convertible Notes

On July 8, 2016, we received $250,000 and issued convertible promissory notes (convertible at $0.45 per share) with a maturity date of December 1, 2017 to two accredited investors’ in the aggregate principal amount of $280,000. Interest is charged upon issuance at 3% per annum. We also issued to the investors’ stock purchase warrants to purchase an aggregate 400,000 shares exercisable at $0.65 per share, which expire five years from the date of grant. We are required to include the shares underlying the warrants in any subsequent registration statement (piggy back registration rights). Additionally, the exercise price of the stock purchase warrant may be adjusted downward in the event we sell our common stock or issue warrants at a lower price, other than through our 2015 Unit Offering. This issuance is separate and distinct from the “Winter 2016 Unit Offering” we describe herein.

Conversion of Line of Credit

On September 17, 2016, investors holding $250,000 of the line of credit converted their line of credit plus accrued interest of $33,571 into convertible promissory notes totaling $283,571 on the same terms and notes issued in the 2015 Unit Offering, convertible at $0.55 per share, with the exception that these newly issued notes mature June 17, 2019, rather than June 1, 2018. Additionally, the investors received a Series A stock purchase warrant to purchase 515,583 shares of our common stock at an exercise price of $0.70 per share. (See Note 6).

Stock Issued Pursuant to Warrant Exercise

During the three-months ended September 30, 2016, we issued 1,150,000 shares of our common stock and in exchange we received proceeds totaling $355,000 from the exercise of stock purchase warrants.

 Line of Credit

On June 6, 2016, we received $300,000 pursuant to a line of credit, accruing interest at a rate of 18% per annum, for which we have pledged our inventory and accounts receivable as collateral. The line of credit may be repaid following six-months from the date of issuance or at the maturity date December 1, 2017.

Each investor, for no additional consideration, received a warrant. (See Note 6.) The warrant allows for the purchase of the number of common shares equal to the investment amount. (e.g., one warrant share for dollar of letter of credit). We issued warrants to purchase an aggregate 300,000 shares of our common stock. These warrants are exercisable at $0.35 per share and expire June 2021. The intrinsic and relative fair value of warrants issued resulted in $237,405 discount on the letter of credit.

Clyra Medical Technologies Investment

On December 30, 2015, our subsidiary, Clyra Medical Technologies, Inc. (“Clyra”), sold 9,830 shares of its Series A Preferred Stock (“Preferred Shares”) to Sanatio Capital, LLC (“Sanatio”) for $750,000. Sanatio is beneficially owned by Jack B. Strommen. This sale was made in reliance on the exemption from registration contained in Section 4(2) of the Securities Exchange Act and Regulation D promulgated thereunder as not involving a public offering of securities. As a result of the sale, Sanatio owns 40% of Clyra’s issued and outstanding shares, BioLargo owns 54%, and the remainder is owned by management.

As set forth in Clyra's Amended and Restated Articles of Incorporation, Preferred Shares accrue an annual dividend of 8% for a period of five years. Although the dividends begin to accrue immediately, Clyra has no obligation to declare a dividend until a product of the company has received a premarket approval by the United States Federal Drug Administration (“FDA”), or for which a premarket notification pursuant to form 510(k) has been submitted and for which the FDA has given written clearance to market the product in the United States (either, “FDA Approval”). After FDA Approval, annually on December 20, and unless prohibited by California law governing distributions to shareholders, Clyra is required to declare and pay in cash any accruing dividends to holders of Preferred Shares then accrued but unpaid.

Holders of Preferred Shares are entitled to preferential payments in the event of a liquidation, dissolution or winding up of the company, in an amount equal to any accrued and unpaid dividends. After such preference, any remaining assets are distributed pro-rata between holders of Common Stock and Preferred Shares as if the Preferred Shares had converted to Common Stock. Holders of Preferred Shares may convert the shares to common stock initially on a one-to-one basis. The conversion formula is subject to change in the event Clyra sells stock at a lower price than the price paid by Sanatio.

Clyra Offering

On February 1, 2015, an investor in the Clyra 2014 offering exchanged 25 shares of Clyra stock for 100,000 shares of BioLargo common stock.

During the three-month period ended September 30, 2015, we issued 1,240,000 shares of common stock to six investors in the Clyra 2014 offering, in exchange for 310 shares of Clyra common stock previously purchased by the investors for $310,000.

On June 30, 2015, we issued 300,000 shares of common stock to two investors in the Clyra 2014 offering, in exchange for 75 shares of Clyra common stock previously purchased by the investors for $75,000.

Conversion of Notes

Prior to September 30, 2015, each of our December/January noteholders’ exchanged their note for a convertible note and Series A warrant on the terms offered in our 2015 Unit Offering (see Note 4), such that the original notes totaling $330,000 and accrued interest totaling $38,270 were cancelled and we issued new convertible promissory notes totaling $368,270 with an expiration date of June 1, 2018.

On September 30, 2015, the holder of our line of credit converted the outstanding balance on the line of credit for a convertible promissory note and Series A warrant on the terms offered in our 2015 Unit Offering (see Note 4), such that the original line of credit totaling $50,000 and accrued fees and interest totaling $8,530, were canceled and we issued a new convertible promissory note totaling $58,530 with an expiration date of June 1, 2018. In addition, we issued a Series A stock purchase warrant to the holder allowing the holder to purchase 234,120 shares of our common stock.

Summer 2014 Offering

During September 2015, three investors of our Summer 2014 Offering chose to exchange their investment for a convertible promissory note and Series A warrant on the terms offered in our 2015 Unit Offering (see Note 4). The total investment exchanged totaled $105,000 and we issued new convertible promissory notes totaling $105,000, each with an expiration date of June 1, 2018. In addition, we issued a Series A stock purchase warrant to the investors allowing the purchase of an aggregate 420,000 shares of our common stock

Pursuant to a private offering of our common stock at a price of $0.40 per share (“Summer 2014 Offering”) that commenced on June 25, 2014, we sold 455,500 shares of our common stock to six accredited investors, and received gross and net proceeds of $182,000 and $162,000, respectively. Fees related to this offering consisted of $20,000 cash payments and the issuance of 4,688 shares of our common stock at an exercise price of $0.40 per share. The share price on the grant date was $0.47 resulting in additional expense of $328.

Options issued outside of the 2007 Equity Plan during the nine-month period ended September 30, 2014 are:

Date		Term	Option Shares	Exercise price	Stock price on grant date	Fair Value	Expense
September 29, 2014	(1)	10	143,617	$0.47	$0.47	$67,500	$67,500
September 29, 2014	(2)	10	193,511	0.47	0.47	90,950	90,950
June 24, 2014	(3)	10	103,847	0.65	0.65	67,501	67,501
June 24, 2014	(4)	10	148,848	0.65	0.65	96,750	96,750
March 31, 2014	(5)	10	156,888	0.43	0.43	67,461	67,461
March 31, 2014	(6)	10	78,488	0.43	0.43	33,750	33,750
February 20, 2014	(7)	10	40,000	0.35	0.35	14,000	14,000
Total			865,199			$437,912	$437,912

(1)	We issued options to purchase shares of our common stock to our board of directors in lieu of $45,000 in accrued and unpaid fees.

(2)	We issued options to purchase shares of our common stock to vendors in lieu of $67,500 in accrued and unpaid fees.

(3)	We issued options to purchase shares of our common stock to our board of directors in lieu of $45,000 in accrued and unpaid fees.

(4)	We issued options to purchase shares of our common stock to vendors in lieu of $64,500 in accrued and unpaid fees.

(5)	We issued options to purchase shares of our common stock to our board of directors, in lieu of $45,000 in accrued and unpaid fees.

(6)	We issued options to purchase shares of our common stock to a vendor, in lieu of $22,500 in accrued and unpaid fees.

(7)

On February 20, 2014, we issued options to purchase 40,000 shares of our common stock at an exercise price of $0.35 per share, set to expire February 20, 2024, and to vest over the term of the agreement. The fair value of the Options totaled $14,000 of additional selling, general and administrative expenses.

Summer 2014 Private Securities Offering

Pursuant to a private offering of our common stock at a price of $0.40 per share (“Summer 2014 Offering”) that commenced on June 25, 2014 through December 31, 2014, we sold 717,500 shares of our common stock to ten accredited investors, and received gross and net proceeds of $287,000 and $267,000, respectively. Fees related to this offering consisted of $20,000 cash payments and the issuance of 10,764 shares of our common stock at an exercise price of $0.40 per share.

Each purchaser of stock will receive, for no additional consideration, a stock purchase warrant which entitles the holder to purchase a number of additional shares of our common stock equal to the number of shares originally purchased. The warrant is exercisable at $0.75 per share, will expire on July 31, 2019, and is subject to a call provision in the event (i) the closing price of the Common Stock for each of twenty (20) consecutive business days, exceeds $1.50 per share (subject to adjustment for forward and reverse stock splits, recapitalizations, stock dividends and the like after the date of issuance of this Warrant), (ii) the Restricted Stock is subject to resale pursuant to 17 C.F.R. 230.144 (“Rule 144”) or pursuant to any other exemption from registration under to the Securities Act of 1933, as amended and (iii) the Shares underlying the Warrant are registered with the SEC.

December 2014 Note Offering

In December 2014, we received $200,000 and issued convertible promissory notes with a maturity date in December 2015, which accrue interest at a rate of 12% per annum. Each noteholder, for no additional consideration, received a stock purchase warrant exercisable at $0.30 per share, which right terminates three years after the date of issuance. We issued warrants to purchase an aggregate 350,000 shares. Each noteholder may exchange the note for the securities offered in our current private securities offering.

In January 2015, we received $133,000 and issued convertible promissory notes each with a one-year maturity date, which accrue interest at a rate of 12% per annum. Each noteholder, for no additional consideration, received a stock purchase warrant exercisable at $0.30 per share, which terminates three years after the date of issuance. We issued warrants to purchase an aggregate 366,000 shares. The fair value of the warrants and the intrinsic value of the beneficial conversion feature resulted in a $130,000 discount on the convertible note payables. Each noteholder may exchange the note for the securities offered in our current private securities offering.

Item 16. Exhibits.

Incorporated by Reference Herein
Exhibit Number	Exhibit Description	Form	File Date
3.1	Bylaws of BioLargo, Inc., as amended and restated	Form 10-KSB	5/23/2003
3.2	Certificate of Designations of BioLargo, Inc. creating Series A Preferred Stock	Form 10-KSB	11/16/2004
3.3	Amended and Restated Certificate of Incorporation for BioLargo, Inc. filed March 16, 2007	Form 10-KSB	5/4/2007
3.4*	Certificate of Amendment to Certificate of Incorporation, filed May 25, 2018
4.1	BioLargo, Inc. 2007 Equity Incentive Plan	Form 10-QSB	11/19/2007
4.2	Amendment No. 1 to BioLargo 2007 Equity Incentive Plan	Def 14C (Exhibit A)	5/2/2011
4.3	Form of Convertible Promissory Note issued in 2015 Unit Offering	Form 10-K	3/31/2015
4.4	Form of Series A Stock Purchase Warrant issued in 2015 Unit Offering	Form 10-K	3/31/2015
4.5	Form of Stock Options issued in exchange for reduction in accounts payable.	Form 10-K	3/31/2015
4.6	Form of Warrant issued in Summer 2013 Offering	Form 10-K	3/31/2015
4.7	$50,000 Line of Credit dated November 19, 2013	Form 10-K	3/31/2015
4.8	Form of December/January Notes issued in December 2014/January 2015	Form 10-K	3/31/2015

4.9	Form of Warrant issued to December 2014/January 2015 noteholders	Form 10-K	3/31/2015
4.10	Stock Option dated September 29, 2015 issued to Chief Financial Officer Charles K. Dargan II.	Form 8-K	10/2/2015
4.11	Amended and Restated Articles of Incorporation of Clyra Medical Technologies, Inc.	Form 8-K	1/6/2016
4.12	BioLargo, Inc. Investors’ Rights Agreement dated December 30, 2015, as a shareholder of Clyra Medical Technologies, Inc.	Form 8-K	1/6/2016
4.13	Stock purchase warrant issued with Line of Credit in June 2016	Form 10-Q	8/15/2016
4.14	Form of Note issued to One Year Note holder in July 2016	Form 10-Q	8/15/2016
4.15	Form of Warrant issued to One Year Note holder in July 2016	Form 10-Q	8/15/2016
4.16	Securities Purchase Agreement (One Year Note Holder) dated July 8, 2016	Form 10-Q	11/14/2016
4.17	Form of Note Issued in Winter 2016 Unit Offering	Form S-1	1/25/2017
4.18	Form of Warrant Issued in Winter 2016 Unit Offering	Form S-1	1/25/2017
4.19	Form of Note issued to One Year Note holder dated December 30, 2016	Form S-1	1/25/2017
4.20	Form of Warrant issued to One Year Note holder dated December 30, 2016	Form S-1	1/25/2017
4.21	Stock Option dated February 10, 2017 issued to Chief Financial Officer Charles K. Dargan II.	Form 8-K	2/14/2017
4.22	$300,000 Line of Credit issued June 2016	Form 10-K	3/30/2017
4.23	Option to purchase common stock issued to Dennis P. Calvert dated May 2, 2017	Form 8-K	5/4/2017
4.24	Form of Note issued in Summer 2017 Offering	Form 10-Q	8/14/2017
4.25	Form of Warrant issued in Summer 2017 Offering	Form 10-Q	8/14/2017
4.26	Form of One-Year Note issued July 2017	Form 10-Q	8/14/2017
4.27	Form of Warrant issued to One-Year Noteholder July 2017	Form 10-Q	8/14/2017
4.28	$440,000 convertible note, matures July 20, 2019	Form 10-Q	8/14/2017
4.29	Securities Purchase Agreement, dated as of December 14, 2017 by and between BioLargo, Inc. and Vista Capital Investments, LLC.	Form 8-K	12/22/2017
4.30	Registration Rights Agreement, dated as of December 14, 2017, by and between BioLargo, Inc. and Vista Capital Investments, LLC.	Form 8-K	12/22/2017
4.31	Note, dated as of December 14, 2017, by and between BioLargo, Inc. and Vista Capital Investments, LLC.	Form 8-K	12/22/2017
4.32	Amendment, dated as of December 18, 2017, by and between BioLargo, Inc. and Vista Capital Investments, LLC.	Form 8-K	12/22/2017
4.33	Stock Option dated December 31, 2017, issued to Chief Financial Officer Charles K. Dargan II	Form 8-K	1/3/2018
4.34	Purchase Agreement, dated as of August 25, 2017 by and between BioLargo, Inc. and Lincoln Park Capital Fund, LLC	Form 8-K	8/31/2017
4.35	Registration Rights Agreement, dated as of August 25, 2017, by and between BioLargo, Inc. and Lincoln Park Capital Fund, LLC	Form 8-K	8/31/2017
4.36	Line of credit, matures September 1, 2019	Form 10-Q	5/14/2018
4.37	Warrant issued with Line of credit that matures September 1, 2019	Form 10-Q	5/14/2018
4.38	$50,000 convertible note, matures March 8, 2020	Form 10-Q	5/14/2018
4.39	Form of convertible notes that mature April 20, 2021 (Spring 2018 Offering)	Form 10-Q	5/14/2018
4.40	Form of warrant issued with convertible notes that mature April 20, 2021 (Spring 2018 Offering)	Form 10-Q	5/14/2018
4.41	Amendment to $440,000 convertible notes that matures July 20, 2019	Form 10-Q	5/14/2018
4.42	2018 Equity Incentive Plan	Form S-8	6/22/2018
4.43	Notice of Restricted Stock Unit Award under 2018 Equity Incentive Plan	Form S-8	6/22/2018
4.44	Restricted Stock Unit Agreement under 2018 Equity Incentive Plan	Form S-8	6/22/2018
4.45	Notice of Stock Option Grant under 2018 Equity Incentive Plan	Form S-8	6/22/2018

4.46	Stock Option Award Agreement under 2018 Equity Incentive Plan	Form S-8	6/22/2018
5.1	Opinion of counsel	Form S-1	9/15/2017
10.1†	Employment Agreement dated as of April 30, 2007 between the Company and Kenneth R. Code	Form 10-KSB	5/4/2007
10.2†	Employment Agreement dated as of January 1, 2008 between BioLargo, Inc. and Joseph L. Provenzano	Form 8-K	1/16/2008
10.3†	Engagement Agreement dated February 1, 2008 between BioLargo, Inc. and Charles K. Dargan, II	Form 8-K	2/4/2008
10.4	License Agreement with Insultech Manufacturing LLC dba Clarion Water	Form 10-Q	8/15/2014
10.5†	September 29, 2015 extension to Engagement Extension Agreement with Charles K. Dargan, II.	Form 8-K	10/2/2015
10.6	License Agreement between Clyra Medical Technologies, Inc., dated December 17, 2012	Form 8-K	1/6/2016
10.7	December 30, 2015 amendment to License Agreement with Clyra Medical Technologies, Inc.	Form 8-K	1/6/2016
10.8	Consulting Agreement dated December 30, 2015 with Beach House Consulting LLC	Form 8-K	1/6/2016
10.9	Commercial Office Lease Agreement for 14921 Chestnut St., Westminster, CA 92683	Form 8-K	8/24/2016
10.10†	February 10, 2017 extension to Engagement Extension Agreement with Charles K. Dargan, II.	Form 8-K	2/14/2017
10.11†	Employment Agreement with Dennis P. Calvert dated May 2, 2017.	Form 8-K	5/4/2017
10.12†	Lock-Up Agreement with Dennis P. Calvert dated April 30, 2017	Form 8-K	5/4/2017
10.13†	Lock-Up Agreement with Dennis P. Calvert dated May 2, 2017.	Form 8-K	5/4/2017
10.14	Commercial Office Lease Agreement for Oak Ridge Tennessee	Form 8-K	9/8/2017
10.15	Form of Employment Agreement for Engineering Subsidiary	Form 8-K	9/8/2017
10.16	Form of Option issued to founding employees of Engineering subsidiary	Form 8-K	9/8/2017
10.17†	Engagement Agreement extension dated December 31, 2017, between BioLargo, Inc. and Charles K. Dargan, II	Form 8-K	1/3/2018
23.1*	Consent of Haskell & White LLP.

* Filed herewith.

† Management contract or compensatory plan, contract or arrangement.

Item 17. Undertakings.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

	(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Westminster, State of California, on June 22, 2018.

BioLargo, Inc.

By: /s/ Dennis P. Calvert
Dennis P. Calvert
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dennis P. Calvert	Chief Executive Officer, President, Chairman, Director, Principal Executive Officer	June 22, 2018
Dennis P. Calvert

/s/ Charles K. Dargan II	Chief Financial Officer (principal financial officer and principal accounting officer)	June 22, 2018
Charles K. Dargan II

/s/ Kenneth R. Code *	Chief Science Officer, Director	June 22, 2018
Kenneth R. Code

/s/ Joseph L. Provenzano *	Executive Vice President, Corporate Secretary, Director	June 22, 2018
Joseph L. Provenzano

/s/ Jack B. Strommen *	Director	June 22, 2018
Jack B. Strommen

/s/ Dennis E. Marshall *	Director	June 22, 2018
Dennis E. Marshall

/s/ Kent C. Roberts III *	Director	June 22, 2018
Kent C. Roberts III

/s/ John S. Runyan *	Director	June 22, 2018
John S. Runyan

* By Dennis P. Calvert, Attorney-in-fact